AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20  , 2010

REGISTRATION STATEMENT NO. 333- 166720

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINOCOKING COAL AND COKE
CHEMICAL INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Florida	3312	59-3404233
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Kuanggong Road and Tiyu Road 10th Floor,

Chengshi Xin Yong She, Tiyu Road, Xinhua District,

Pingdingshan, Henan Province, China 467000

Telephone No. +86-3752882999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jianhua Lv, Chief Executive Officer
Kuanggong Road and Tiyu Road 10th Floor,

Chengshi Xin Yong She, Tiyu Road, Xinhua District,

Pingdingshan, Henan Province, China 467000

Telephone No. +86-3752882999

COPY TO:
Kevin K. Leung, Esq.
Edgar Park, Esq.
Dominador Tolentino, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
(310) 208-1182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Per Share Offering Price		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	7,344,935	$17.38	(2)	$127,654,970	$9,101.80
Common stock, $0.001 par value per share (issuable upon exercise of common stock purchase warrants)	3,789,631	$12.00	(3)	$45,475,572	$3,242.41
Common stock, $0.001 par value per share (issuable upon exercise of common stock purchase warrants)	250,000	$6.00	(4)	$1,500,000	$106.95
Total	11,384,566				$12,451.16	(5)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the common stock of the Registrant as reported on the NASDAQ Capital Market on May 7, 2010.

(3)	Warrants issued to accredited investors, calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $12.00 per share.
(4)	Warrants issued to placement agents, calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $6.00 per share.

(5)	The amount of $12,451.16 was previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change.  The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission covering the subject securities is declared effective.  This prospectus is not an offer to sell securities and no offer to buy securities is being solicited in any state where the offer or sale is not permitted.

____________________________________________________________

PROSPECTUS

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

11,384,566 shares of Common Stock

____________________________________________________________

This prospectus covers the resale by selling security holders named beginning on page  47 of this prospectus, of up to 11,384,566 shares of our common stock, $0.001 par value per share, which includes the following shares issued to investors in our private placement financings under Regulation D and Regulation S, completed on March 11, 2010:

●	2,343,268 shares of common stock issued to non-U.S. investors;

●	1,171,634 shares of common stock underlying warrants issued to non-U.S. investors;

●	5,001,667 shares of common stock issued to U.S. investors; and

●	2,867,997 shares of common stock underlying warrants issued to U.S. investors and placement agents.

These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.”  We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “SCOK”.  The last reported per share price for our common stock was $ 13.10 as quoted on the NASDAQ Capital Market on July 19 , 2010.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2010

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction in which the offer or sale is not permitted.  The reader should assume that the information contained in this prospectus is accurate as of the date on the cover page of this prospectus only.  Our business, financial condition, results of operations, and prospectus may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” “project,” “may,” “might,” “will” and words of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Such risks are in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

           Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities .  The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” the “registrant,” or “SinoCoking” refer to SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation, including its consolidated subsidiaries and VIE controlled entities.

Our Business

SinoCoking Coal and Coke Chemical Industries, Inc. is a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“PRC” or “China”).  We use coal from both our own mines and that of third-party mines to produce basic and value-added coal products such as thermal coal, washed metallurgical coal, and chemical and metallurgical coke for steel manufacturers, power generators, and various industrial users.  We also sell coal, including raw (unprocessed) and washed coal (which is coal that has been prepared for coking or thermal uses), medium coal and coal slurries (by-products of the coal-washing process), and coal tar (a by-product of the coke manufacturing process).

Corporate Structure

We operate our business through our wholly-owned subsidiary Top Favour Limited, a British Virgin Islands international business company (“Top Favour”), and various entities owned and controlled by it.  Top Favour is a holding company that, through its wholly-owned subsidiary Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), and the variable interest entity (VIE) that it controls and owns, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), operates our coal and coke producing business located in Henan Province in the central region of the People’s Republic of China (“PRC” or “China”).  Hongli produces coke, coal, coal byproducts and electricity through its branch operation, Baofeng Coking Factory (“Baofeng Coking”), and its wholly owned subsidiaries, Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”) and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd. (“Hongguang Power”), which we refer to collectively as the “Baofeng Subsidiaries”.  We refer to Hongli and the Baofeng Subsidiaries collectively as “Hongli Group”.  The Company controls Hongli Group through contractual arrangements with Hongli Group and its owners.  These contractual arrangements provide for management and control rights, and in addition entitle the Company to receive the earnings and control the assets of Hongli Group.  Other than the interests in these contractual arrangements, neither the Company  nor Hongyuan has any equity interests in Hongli Group.  We refer to the Company, Top Favour, Hongyuan and Hongli Group collectively as “SinoCoking”.

Recent $44 Million Private Placement Financing

On March 11, 2010 we completed two private placement financings, pursuant to exemptions under Regulation S and Regulation D respectively, in which we sold and issued units consisting of common stock and common stock warrants, for a purchase price of USD $6.00 per unit, resulting in aggregate proceeds of $44 million (collectively referred to as the “financing”).  Each unit consisted of one (1) share of common stock and a warrant for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per share.  The investor warrants are exercisable for a period of five years from the date of issuance.  The financing was conducted pursuant to Securities Purchase Agreements dated February 5 and March 10, 2010, in two closings.

In connection with the foregoing, we entered into a registration rights agreement with the U.S. investors pursuant to which we agreed to file a registration statement to register both the shares of common stock, and the common stock underlying the warrants, issued in the financing.   We also agreed to undertake commercially reasonable efforts to register the shares of common stock and the common stock underlying the warrants issued to the non-U.S. investors in the financing.

Madison Williams  and Company, LLC (“Madison Williams”) and Rodman & Renshaw, LLC (“Rodman & Renshaw”), a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. acted as placement agents in the financing.

The financing resulted in total gross proceeds to the Company of $44 million, and the issuance by us of a total of 7,344,935 shares of common stock, and five-year warrants for the purchase of an additional 3,789,631 shares of common stock with an exercise price of $12.00 per share and five-year warrants for the purchase of 250,000 shares of common stock with an exercise price of $6.00 per share.  For further details concerning the above financing, please refer to the disclosures on page 27 of this prospectus.

Securities Being Registered

We are registering 11,384,566 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders,” issued to them in our $44 million private placement financing.  In accordance with our registration rights agreement that we entered into with investors in the financing (more fully described below), we are registering for resale the following: (i) 2,343,268 shares of common stock issued to non-U.S. investors; (ii) 1,171,634 shares of common stock underlying warrants issued to non-U.S. investors; (iii) 5,001,667 shares of common stock issued to U.S. investors; and (iv) 2,867,997 shares of common stock underlying warrants issued to U.S. investors and placement agents.  Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.  Information regarding the times and manner in which the shares of common stock offered under this prospectus may be offered and sold is provided in the sections of this prospectus entitled “Plan of Distribution.”  We will not receive any of the proceeds from those sales.  The registration of the shares of common stock offered under this prospectus does not necessarily mean that any of these shares will ultimately be offered or sold by the selling security holders.

General Information

Our principal executive offices are located at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China 467000 and our telephone number is +86-3752882999.

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this prospectus.  The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Related To Business

Our business and results of operations are dependent on coal and coke markets, which may be cyclical.

The principal source of our revenue is from the sale of coal and coke within China (or the “PRC”), thus the business and operating results are highly dependent on domestic Chinese demand for coal and coke.  The Chinese coal and coke markets are cyclical and exhibit fluctuation in supply and demand from year to year.  They are subject to numerous factors beyond our control, including, but not limited to, general economic conditions in the PRC and fluctuations in industries with high demand for coal, such as the power and steel industries.  These factors are also linked to or influenced by global economic conditions.  Fluctuations in supply and demand for coal and coke affect their prices, which in turn affect our operating and financial performance.  We have seen substantial price fluctuations in these commodities in the past and believe that such fluctuations may continue.  The demand for coal and coke are primarily influenced by the pace of domestic economic growth and development, and the demand for coal and coke from the power, steel, and construction industries.  The supply of coal and coke, on the other hand, are primarily affected by the geographic location of coal mines, the volume of coal and coke produced by the domestic and international coal suppliers, tariffs duties and trade controls, value-added taxes (VAT) imposed on imports, international freight costs, and the quality and price of competing sources of coal and coke.  Alternative fuels, such as natural gas, oil and nuclear power, and alternative energy sources, such as hydroelectric power, wind, geothermal and solar, also have influences on the market demand for coal and coke.  Excess supply of coal or coke or significant reduction in the demand for our coal or coke by domestic power or steel producers may have an adverse effect on their prices, which would in turn cause a decline in our profitability.  In addition, any significant decline in PRC domestic coal or coke prices could materially and adversely affect our business and results of operations.

Our mining and coking operations are inherently subject to changing conditions that can affect our profitability.

SinoCoking’s mining and coking operations are inherently subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in profitability.  SinoCoking is exposed to commodity price risk related to the purchase of diesel fuel, wood, explosives and steel.  In addition, weather and natural disasters (such as earthquakes, landslides, flooding, and other similar occurrences), unexpected maintenance problems, key equipment failures, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials, variations in rock and other natural materials and variations in geological conditions can be expected in the future to have, a significant impact on our operating results.  Prolonged disruption of production at the mine would result in a decrease in our revenues and profitability, which could be material.  Other factors affecting the production and sale of our coal and coke that could result in decreases in our profitability include:

●	sustained high pricing environment for raw materials, including, among other things, diesel fuel, explosives and steel;

●	changes in the laws and/or regulations that we are subject to, including permitting, safety, labor and environmental requirements;

●	labor shortages; and

●	changes in the coal and coke market and general economic conditions.

Our coal and coke operations are extensively regulated by the PRC government and government regulations may limit its activities and adversely affect its business operations.

SinoCoking’s coal and coke operations, like those of other Chinese natural resources and energy companies, are subject to extensive regulations administered by the PRC government. Central governmental authorities, such as the National Development and Reform Commission, the State Environmental Protection Administration, the Ministry of Land and Resources, the State Administration of Coal Mine Safety, the State Bureau of Taxation, and provincial and local authorities and agencies exercise extensive control over various aspects of China’s coal mining and transportation (including rail and sea transport).  These controls affect the following material aspects of our operations:

●	exploration, exploitation and mining rights and licensing;

●	rehabilitation of mining sites after mining is completed;

●	recovery rate requirements;

●	industry-specific taxes and fees;

●	target of our capital investments;

●	pension funds appropriation; and

●	environmental and safety standards.

We believe that our operations are in compliance with applicable legal and regulatory requirements. However, there can be no assurance that the central, provincial or local governments in the PRC will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures by us to comply.  We may face significant constraints on its ability to implement its business strategies or to carry out or expand business operations.  We may also be materially and adversely affected by future changes in certain regulations and policies of the PRC government in respect of the coal or coke industry.  New legislation or regulations may be adopted that may materially and adversely affect our operations, our cost structure or demand for our products.  In addition, new legislation or regulations or different or more stringent interpretation of existing laws and regulations may also require us to substantially change our existing operations or incur significant costs.

The PRC government has become increasingly concerned with mine safety issues, particularly in light of several recent accidental explosions in coal mines (operated by other companies) due to inadequate internal safety measures, and as reflected by the implementation of the State Council’s Regulation on Phase-out of Small Coal Mines.  Moreover, additional new legislation or regulations may be adopted, or the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or customers’ ability to use coal and may require its customers to significantly change operations or to incur substantial costs.  In 2008, the Henan Province mining authorities and related government bureaus conducted industry-wide coal mine safety inspections as a part of the government’s policy and efforts to reduce mining accidents and improve safety.  The  Hongchang Mine was inspected in September, October and December of 2008, and during the course of these inspections, mining activity was temporarily halted or reduced.  This and future interruptions in coal extraction due to mining safety inspections, albeit temporary, may have a material effect on the Company’s financial results and operations.

The Henan Province Pingdingshan Municipal Bureau of Land and Resources will require coking factories with a furnace height of less than 4.3 meters to phase out their operations in the next two to three years.  SinoCoking’s existing coking furnace is 3 meters in height and as a result, we plan to phase out our existing coking factory in the next two to three years, and replace these facilities with a new coking facility that exceeds these regulatory standards.  These government regulations will not affect our mining or coal washing operations.

SinoCoking’s future success may depend substantially upon our ability to successfully build and operate the new coking factory and related facilities.

A central element of our business plan involves the construction and operation of a new coking factory and related facilities.  We commenced construction of this new factory and related facilities on March 3, 2010.  While we believe the successful completion of the construction of these facilities as planned will be profitable, prior to completion there can be no assurance that SinoCoking will be able to complete construction as planned or operate the coking factory, or that if completed we will be able to operate the new factory profitably.  The future profitability of our coking operations will also depend on our ability to secure washed coal on a cost-effective basis.

Our business operations may be adversely affected by present or future environmental regulations.

As a producer of coal and coke products, SinoCoking is subject to significant, extensive, and increasingly stringent environmental protection laws and regulations in China.  These laws and regulations:

●	impose fees for the discharge of waste substances;

●	require the establishment of reserves for reclamation and rehabilitation;

●	require the payment of fines for serious environmental offences; and

●
allow the Chinese Government, at its discretion, to close any facility that fails to comply with environmental regulations or government orders, requiring such facilities to comply or cease operations.

Our operations may produce waste water, gas and solid waste materials. Currently, the PRC government is moving toward more rigorous enforcement of applicable laws and regulations as well as the adoption and enforcement of more stringent environmental standards.  Our current amounts of capital expenditure for environmental regulatory compliance may not be sufficient if additional regulations are imposed and may need to allocate additional funds for such purpose.  If we fail to comply with current or future environmental laws and regulations, we may be required to pay penalties or fines or take corrective actions, any of which may have a material adverse effect on our business operations and financial condition.

In addition, China is a signatory to the 1992 United Nations Framework Convention on Climate Change and the 1997 Kyoto Protocol, which are intended to limit emissions of greenhouse gases.  Efforts to control greenhouse gas emission in China could result in reduced use of coal and coke if customers switch to sources of fuel with lower carbon dioxide emissions, which in turn could reduce the revenues of our businesses and have a material adverse effect on results of operations.

Demand for coal and coke and their respective prices are closely linked to consumption patterns of the power and steel industries in China.   Any changes in consumption patterns could affect our operations and profitability.

Demand for coal and coke and the prices that we will be able to obtain for the products are closely linked to consumption patterns of the power generation and steel industries in China.  These consumption patterns are influenced by factors beyond our control, including the demand for electricity; demand for steel; government regulation; technological developments and the location, availability, quality and price of competing sources of coal and coke; alternative fuels, such as natural gas, oil and nuclear power, and alternative energy sources, such as hydroelectric power, wind, geothermal and solar.  Any reduction in the demand for coal or coke by the domestic power and steel industries may cause a decline in demand and revenue from our products which would reduce our profitability.

If transportation for our coal or coke becomes unavailable or uneconomic for our customers, our ability to sell our products could suffer.

Transportation costs represent a significant portion of the total cost of coal and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision.  Increases in transportation costs could make our products a less competitive source of energy or could make some of our offerings less competitive than other sources of coal or coke.  We rely upon trucking, national, provincial and local highways and roadways, and the national railway system to transport our products.  Regulation of, and the overall cost of using these forms of transportation may be outside of our control, changes in the accessibility and cost of these forms of transportation could affect our ability to deliver our products to our customers, and thus the attractiveness of our products relative to competing alternatives.  In addition, these modes of transportation depend upon the support of the national, provincial and local governments for their maintenance and operation, and their reliability will depend on the actions and resources of these governments.

Risks inherent to mining could increase the cost of operating our business.

Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining for varying lengths of time.  These conditions include weather and natural disasters (such as earthquakes, landslides, flooding, and other similar occurrences), unexpected maintenance problems, key equipment failures, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials, variations in rock and other natural materials and variations in geological conditions.

As with all companies that have coal mining operations, our operations are affected by mining conditions such as a deterioration in the quality or thickness of faults and/or coal seams, pressure in mine openings, presence of gas and/or water inflow and propensity to spontaneous combustion, as well as operational risks associated with industrial or engineering activity, such as mechanical breakdowns.  Although the Company has conducted geological investigations to evaluate such mining conditions and adapt our mining plans to address them, there can be no assurance that the occurrence of any adverse mining conditions would not result in an increase in our costs of production, a reduction of coal output or the temporary suspension of operations.

We may suffer losses resulting from industry-related accidents and lack of insurance.

We operate coal mines and related facilities that may be affected by water, gas, fire or structural problems.  As a result, our operations, like other coal mining and coking companies, could experience accidents that cause property damage and personal injuries.  Although the Company has implemented safety measures at our operations, and provide on-the-job training for our employees, and, in accordance with relevant laws set aside approximately 9.6% of employees’ total remuneration for employees’ health insurance, there can be no assurance that industry-related accidents will not occur in the future.

The Company does not currently maintain fire, or other property insurance covering our properties, equipment or inventories. In addition, the Company does not maintain any business interruption insurance or any third party liability insurance to cover claims in respect of personal injury, property or environmental damage arising from accidents on our properties.  Any uninsured losses and liabilities incurred by the Company could have a material adverse effect on our financial condition and results of operations. For instance, if it occurred, a major mining accident could prompt government-mandated closure of some or all of our mining operations, which would then require us to spend significant resources on remediation which could consume our available capital resources, and until remediated, we would be required to obtain our raw coal inputs from other third party suppliers at a higher price, which would adversely affect our gross margins on coal and coke products.  Although the likelihood of a major mining accident would be extremely difficult to predict, we note that we have never suffered a casualty or major mining-related accident since inception, we have never been found to be out of compliance with government safety standards, and management believes our mining operations are safer than the industry average in China.

SinoCoking’s ability to operate effectively could be impaired if the Company loses key personnel or fails to attract qualified personnel.

The Company manages our business with a number of key personnel, the loss of any of which could have a material adverse effect on operations.  In addition, as business develops and expands, the Company believes that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.  The Company cannot assure that key personnel will continue to be employed by or that the Company will be able to attract and retain qualified personnel in the future.  We employ our key personnel on an at-will basis, which means that either the Company or the employee may generally terminate the employment relationship at any time for any reason.  Accordingly, if we are not able to effectively fill vacancies of departing key persons, our business may be impaired.  Further, we note that our management is heavily dependent on the skills, experience, contacts, and business relationships of our founder and Chief Executive Officer, Mr. Jianhua Lv.  Accordingly, the loss of our CEO could cause significant impairment to the business of our Company.

A downturn in global economic conditions may materially adversely affect our business and results of operations.

Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have experienced significant disruption in the past year, including among other things, heightened volatility in security prices, constrained liquidity and credit availability, rating downgrades of certain investments and declining values of others. The Company is unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses in a number of ways that could result in unfavorable consequences to the Company.  Adverse global economic conditions, including within the PRC, could negatively affect commodity prices, or may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in sales volumes or prices, materially and adversely affecting results of operations and cash flows. Volatility and disruption of global financial markets could limit customers' ability to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect results of operations and cash flow.  In addition, a decline in our customers' ability to pay as a result of an economic downturn may lead to increased difficulties in the collection of accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

Certain of our shareholders control a significant amount of our common stock.

Approximately 32% of our outstanding common stock is controlled by one holding entity, of which our founder and Chief Executive Officer, Mr. Jianhua Lv is a director and beneficiary.  Accordingly, Mr. Lv presently has significant relative voting power and influence over any action requiring shareholder approval, including the election of our directors.

If the Company makes any acquisitions, it may disrupt or have a negative impact on the business.

If the Company makes acquisitions, it could have difficulty integrating personnel, operations of the acquired companies with its own.  In addition, the key personnel of the acquired business may not be willing to work for the Company.  SinoCoking cannot predict the affect expansion which may have on our core business.  Regardless of whether the Company is successful in making one or more acquisitions, the negotiations could disrupt our ongoing business, distract the management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	delays and waiting periods associated with required safety inspections, as well as government licensing or permitting procedures;

●	the difficulty of integrating acquired resources, products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of the management and the management of acquired companies;

●	the difficulty of incorporating acquired resources, facilities, operations or products into the existing business;

●	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses and the associated operations, or the need to spend significant amounts to retool, reposition or modify the existing operations; or

●	the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to the acquisition.

For instance, as a required part of the process of consolidating mines in China, a consolidator is required to undergo safety inspections which apply to its existing and operating mines as well as acquired mines.  These government inspections, as well as the required permitting and permitting process, may require substantial time to complete, and this may cause interruptions our coal mining operations.  Further, if safety issues are identified by government mine inspection authorities, we may be required to undertake costly and time-consuming remedial measures in order to restore production.

Our business could be impaired to the extent that management is unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract the management and employees, increase our expenses and adversely affect our results of operations.

A large portion of our current revenue is derived from relatively few customers.

SinoCoking depended on four major customers for a substantial portion of its revenue in fiscal 2009.  Nonrenewal or termination of SinoCoking’s arrangements with these customers may have a materially adverse effect on SinoCoking’s revenue.  In the event that any one of its major customers does not renew or terminates its arrangement with SinoCoking, there can be no assurance that SinoCoking will be able to enter into another arrangement similar in scope.  Additionally, there can be no assurance that SinoCoking’s business will not remain largely dependent on a limited customer base accounting for a substantial portion of  revenue.

Risks Related To Doing Business in China

Our operations are primarily located in China and may be adversely affected by changes in the policies of the PRC government.

The political environment in the PRC and the policies of the PRC government may adversely affect our business operations.  The PRC has operated as a socialist state since 1949.  In recent years, however, the government has introduced economic reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  These effects could substantially impair our business, profits or prospects.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The PRC government exerts substantial influence over the manner in which companies in China must conduct their business activities.

The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and if this were to occur, we could be required to divest the interests we then hold in Chinese properties or joint ventures.  Any such developments could have a material adverse effect on our business, operations, financial condition and prospects.

Future inflation in China may inhibit economic activity and adversely affect our operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and within which some years with high rates of inflation and deflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect our business operations and prospects.

We may be restricted from freely converting the Renminbi to other currencies in a timely manner.

The Renminbi is not a freely convertible currency at present.  We receive all of our revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC.  Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”).  “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered “current account transactions.”  Other non-current account items, known as “capital account” items, remain subject to SAFE approval.  Under current regulations, we can obtain foreign currency in exchange for Renminbi from swap centers authorized by the government.  We do not anticipate problems in obtaining foreign currency to satisfy our requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting Renminbi in a timely manner.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China’s regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve our business objectives.  There can be no assurance that we will be able to enforce any legal rights it may have under our contracts or otherwise.

We depend upon the acquisition and maintenance of licenses to conduct our business in the PRC.

In order to conduct business in the PRC, we need licenses from the appropriate government authorities, including general business licenses and licenses and/or permits specific to our industry.  The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition.  Mining licenses in China are generally subject to periodic renewal, and license fees associated with renewal may be subject to negotiation between the Company and the relevant government authorities.  The government may in the future decide to increase these fees, or impose levies or surcharges on coal mine and mineral extraction rights.  No assurance can be given regarding the timing or magnitude of these types of government actions.

Price controls may affect both our revenues and net income.

The laws of the PRC provide the government broad power to fix and adjust prices.  Although coal and coke are not presently subject to direct price controls by the PRC government, we cannot give any assurance that these products will not be made subject to such controls in the future.  To the extent that these products are subject to price controls, our revenue, gross profit, gross margin and net income may be adversely affected since the revenue we derive may become limited and we may face no limitation on our costs.  In such a scenario, we may not be able to pass on any increases in costs to our customers.  Further, if price controls affect both the revenue and the costs, our ability to operate profitably and the extent of the profitability will be effectively subject to determination by the applicable PRC regulatory authorities.

Since our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Our directors and executive officers reside in the PRC and all of our assets are located in the PRC.  It may therefore be difficult or impossible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

Since we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

At present, business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Since our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  As a result, in the event of a bank failure, we may not have access to funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to cash could impair operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which SinoCoking might be held responsible.  If our employees or other agents are found to have engaged in such practices, SinoCoking could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the exchange rate could have an adverse effect upon our business and reported financial results.

We conduct our business in Renminbi, thus our functional currency is the Renminbi, while our reporting currency is the U.S. dollar.  The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 17% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and March 23, 2009.  However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.  To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Risks Related to the Offering and Securities Offered

Since we have broad discretion in how we can use the net proceeds from our recent USD $44 million private placement financing, we may use the net proceeds in ways in which the shareholders might disagree.

We intend to use the net proceeds from our recent financing principally for construction of a new coking plant.  However, management will have broad flexibility and discretion in applying the net proceeds of the financing.  Our shareholders will be relying on the judgment of management with regard to the use of these net proceeds, and will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used in a manner which in their opinion such proceeds should be used.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for SinoCoking.  The failure of management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The rights of the holders of common stock may be impaired by the potential issuance of dilutive securities, namely preferred stock, convertible debt, and additional common stock.

Our board of directors has the right, without shareholder approval, to issue other dilutive securities with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock.  These additional securities could be issued with the right to more than one vote per share, and/or could be utilized as a method of discouraging, delaying or preventing a change of control.  The possible impact on takeover attempts could adversely affect the price of the common stock.  Although we have no present intention to issue any additional dilutive securities for financing purposes, we may issue such shares in the future.

Under our charter and relevant corporate and securities law, the board of directors may approve the issuance of Company common stock in connection with certain types transactions such as of acquisitions of other companies or mining assets, without obtaining shareholder approval.  As a result, additional securities may be issued in the event of such transactions, resulting in dilution of the holdings of all pre-transaction shareholders, even though one or more of the Company’s shareholders may disagree with the Company’s decision to acquire a target or assets.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the business and operating results and shareholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.  Under current SEC regulations, we will be required to include an auditor’s report on internal controls over financial reporting in our annual 10-K reports with the SEC.  Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.  Although we are not aware of circumstances that would impair our ability to maintain effective internal controls, we have not yet obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit.  Further, at such time as the Company is required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements as well as potential government restrictions, we may be unable to pay dividends.

The payment of dividends to our shareholders would require payment of dividends by our PRC subsidiaries and controlled companies to SinoCoking Coal and Coke Chemical Industries, Inc. a Florida parent corporation.  This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the United States.  Although our subsidiary Hongyuan’s classification as a wholly-owned foreign enterprise under PRC law permits it to declare dividends and repatriate our funds to the Florida parent company in the United States, any change in this status or the regulations permitting such repatriation could prevent it from doing so.  Any inability to repatriate funds to the Florida parent company would in turn prevent payments of dividends to our shareholders.  We do not presently intend to pay dividends.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Our operating results may fall below the expectations of securities analysts and investors.  In this event, the market price of our common stock would likely be materially adversely affected.

The volatility of and limited trading market in our common stock may make it difficult for the investors to sell the common stock for a positive return on their investment.

The public market for our common stock has historically been very volatile.  Any future market price for our shares is likely to continue to be very volatile.  In addition, there has been little or no market for our stock until very recently, and our common stock has been and may in the future, be thinly traded with relatively high bid-ask spreads. These factors may make it more difficult for our shareholders to sell shares of our common stock, and at prices that our shareholders may expect.

We will incur increased costs as a public company which may affect our profitability.

Prior to our reverse takeover transaction with Top Favour Limited, SinoCoking operated as a private company in China.  As a public company, SinoCoking has incurred and will continue to  incur significant legal, accounting and other expenses that it did not  as a private company.  SinoCoking  is subject to the SEC’s rules and regulations relating to public disclosure.  SEC disclosures generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies.  We expect that if we undertake compliance with these new rules and regulations we will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly.  For example, we anticipate that we will be required to maintain independent board committees and adopt policies regarding internal controls and disclosure controls and procedures.  For example, management may need to increase compensation for senior executive officers, engage senior financial officers able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company.  Such additional personnel, public relations, reporting and compliance costs  will affect  our financial results.

Generally, we have not paid any cash dividends to our shareholders and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and it may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide or may be unable to pay any dividends.  We intend to retain all earnings for our operations.

If we were to become subject to the penny stock rules, it may have difficulty in selling our common stock.

Listed companies with a stock price trading at less than $5.00 per share will be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors.   In the event that we become subject to these rules, these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.  According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	Boiler room practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our common stock is newly listed, has a limited public float, a short trading history, and has been relatively thinly traded.  As a result, in the near future and beyond, liquidity in our shares may be limited, and you may be unable to sell at or near the purchased price or at all if you need to sell your shares or otherwise liquidate your holdings.

We cannot predict the extent to which an active public market for the common stock will develop or be sustained.  Our common stock became listed very recently on NASDAQ in February 2010, and our shares have only a limited amount of trading history.  This situation is attributable to a number of factors, including the fact that our common stock has a limited public float, and we are a newly listed public reporting company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume.  As a consequence, there have been and may be periods of several days or more when trading activity in the shares is or will be minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot provide any assurance that a broader or more active public trading market for our common stock will develop or be sustained in the future, or that any particular level of trading volume in our stock will be sustained.

The market price of our common stock is expected to be particularly volatile given our status as a relatively small company with a small float that could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is expected to be characterized by significant price volatility when compared to seasoned issuers, and we anticipate that our share price will continue to be more volatile than a seasoned issuer for some time.  Volatility in share prices is attributable to a number of factors.  In the near future, our common stock is expected to be sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on our share price.  The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of key personnel, as well as other items discussed under this Risk Factor section, as well as elsewhere in our reports, filings and public disclosures.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain any particular trading price, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the then prevailing market price.

Volatility in our common stock price may subject SinoCoking to securities litigation.

The future market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future.  As of the present date, we have a very limited number of freely tradable shares, which may exacerbate volatility and result in exaggerated price changes in the common stock.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of our securities.  We may, in the future, be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Past activities during the period prior to our reverse takeover transaction on February 5, 2010 relating to our prior business then known as “Ableauctions.com, Inc.” may lead to future liability.

     Prior to our acquisition of Top Favour Limited (the BVI holding company for SinoCoking’s business) on February 5, 2010, the Company, then named “Ableauctions.com, Inc.” engaged in businesses unrelated to our current operations.  Although certain previously controlling shareholders of Ableauctions.com and its related liquidating trust have provided certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations, warranties and covenants made regarding such acquisition, including a $1 million reserve fund set aside by a liquidating trust for purposes of paying any indemnification claims by us, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us (and indirectly our shareholders) may not be able to benefit from any funds in reserve.

Reverse takeover transactions of the type to conducted between the Company (then known as Ableauctions.com) and Top Favour are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

     Historically, the SEC and the U.S. national exchanges have not generally favored transactions in which a privately-held company merges into a public reporting company with listed securities.  On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies.  Although our Company was not a dormant inactive public company at the time of the reverse takeover transaction, we anticipate that the Company will be scrutinized carefully by the SEC and possibly by the Financial Industry Regulatory Authority.  Further, the SEC or other regulatory authority may unexpectedly assert a different interpretation of its rules, than the interpretation relied upon, used by, or considered reasonable the Company and its advisors, and by other companies conducting similar or analogous transactions, which could increase the cost of, or adversely affect our ability to, file and achieve effectiveness for our registration statements, or interfere with or negate the ability of the Company its shareholders to rely upon Rule 144 or similar rules.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock.  We may also register certain shares of our common stock that are subject to outstanding convertible securities, if any, or reserved for issuance under our stock option plans.  Once such shares are registered, they can be freely sold in the public market upon exercise of the options.  At any given time, if any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

The elimination of monetary liability against our directors, officers and employees under state law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate or limit the liability of directors for monetary damages to us and our shareholders, and we are prepared to give such indemnification to our directors and officers to the extent permissible under state law.  We may also maintain or enter into, from time to time, contractual agreements that obligate us to indemnify our officers under employment agreements, and similar contractual agreements with our directors.  The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, in the event of actions against our officers and directors, which we may be unable to recoup.  These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against the directors and officers even though such actions, if successful, might otherwise benefit the Company and its shareholders.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to such factors as:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in the commodities markets;

●	changes in the economic performance or market valuations of other companies in our industry;

●	announcements by us or our competitors of new or competitive products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of foreign exchange rates between RMB and the U.S. dollar;

●	commercial litigation; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations, availability of borrowings under the new loan, and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the near future.  We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit.  The sale of additional equity securities could result in additional dilution to our shareholders.  Incurring indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to it, if at all.

The registration and potential sale, either pursuant to this prospectus or pursuant to Rule 144, by certain selling security holders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares by certain of selling security holders pursuant to a registration statement and prospectus or under Rule 144, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock.  The presence of short sellers in our common stock may further depress the price of our common stock.  If the selling security holders sell a significant number of shares of common stock, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered securities pursuant to a prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

BUSINESS

General Overview

SinoCoking Coal and Coke Chemical Industries, Inc. is a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“PRC” or “China”).  We use coal from both our own mines and that of third-party mines to produce basic and value-added coal products such as thermal coal, washed metallurgical coal, and chemical and metallurgical coke for steel manufacturers, power generators, and various industrial users.  We also produce and sell coal, including raw (unprocessed) and washed coal (which is coal that has been prepared for coking or thermal uses), medium coal and coal slurries (by-products of the coal-washing process), and coal tar (a by-product of the coke manufacturing process).

We operate our business through our wholly owned subsidiary Top Favour, a British Virgin Islands holding company that, through its wholly owned subsidiary Hongyuan, a PRC wholly-owned foreign enterprise, and its variable interest entity (VIE) Hongli, own and operate a coal and coal-coke producing business in Henan Province, PRC.  Hongli produces coke, coal, coal byproducts and electricity through its branch operation, Baofeng Coking, and its wholly owned subsidiaries, Hongchang Coal and Hongguang Power, which we refer to collectively as the “Baofeng Subsidiaries”.  We refer to Hongli and the Baofeng Subsidiaries collectively as “Hongli Group”.  Top Favour controls Hongli Group through contractual arrangements with Hongli Group and its owners.  These contractual arrangements provide for management and control rights, and in addition entitle Top Favour to receive the earnings and control the assets of Hongli Group.   We refer to Top Favour, Hongyuan and Hongli Group collectively as “SinoCoking”.

Our Industry

World Coal Reserves

According to the Energy Information Administration (“EIA”), total recoverable reserves of coal around the world are estimated at 929 billion tonnes .  Historically, estimates of world recoverable coal reserves, although relatively stable, have declined gradually from 1,145 billion tonnes in 1991 to 1,083 billion tonnes in 2000 and 929 billion tonnes in 2006.  Although coal deposits are widely distributed, 80% of the world’s recoverable reserves are located in five countries: the United States (28.0%), Russia (19.0%), China (14.0%), India (10.0%) and Australia (9.0%). In 2006 those five countries, taken together, produced 4.9 billion tonnes (95.8 quadrillion BTU) of coal, representing 71.0% (75.0% on a BTU basis) of total world coal production.  By rank, anthracite and bituminous coal account for 51.0% of the world’s estimated recoverable coal reserves on a tonnage basis, and sub-bituminous and lignite coal account for 50.0%.  In 2006, coal accounted for 27% of world energy consumption, of which 62% was shipped to electricity producers, 34% to industrial consumers, and most of the remaining 4% to coal consumers in the residential and commercial sectors.  Coal’s share of total world energy consumption is expected to increase to 28% in 2030.

Quality and geological characteristics of coal deposits are important parameters for coal reserves.  Coal is a heterogeneous source of energy, with quality (for example, characteristics such as heat, sulfur, and ash content) varying significantly by region and even within individual coal seams.  At the top end of the quality spectrum are premium-grade bituminous coals, or coking coals, used to manufacture coke for the steelmaking process.  The heat content of bituminous coal ranges from 21.0 million to 30.0 million BTU/ton (approximately 5,300 to 7,550 kcal/kg) on a moist, mineral-matter-free basis.  Coking coals produced in the United States have an estimated heat content of 26.3 million BTU per ton (approximately 6,600 kcal/kg) and relatively low sulfur content of approximately 0.9 percent by weight.  At the other end of the spectrum are reserves of low-BTU lignite.  On a BTU basis, lignite reserves show considerable variation.  Estimates published by the International Energy Agency for 2005 indicate that the average heat content of lignite in major producing countries varies from a low of 4.4 million BTU per ton (approximately 1,100 kcal/kg) in Greece to a high of 12.4 million BTU per ton (approximately 3,100 kcal/kg) in Canada.

The growth rate for world coal consumption is expected to be 1.9% from 2006 to 2015 and 1.6% from 2015 to 2030, generally reflecting the growth trends for both world GDP and world primary energy consumption.

Coal Consumption and Demand in China

According to EIA, China and India together will account for 90 percent of the projected increase in world coal consumption from 2006 to 2030.  Strong economic growth is projected for both countries (averaging 6.4 percent per year in China and 5.6 percent per year in India from 2006 to 2030), and much of the increase in their demand for energy, particularly in the electric power and industrial sectors, is expected to be met by coal.

Coal use in China’s electricity sector is projected to increase from 24.9 quadrillion BTU in 2006 to 57.3 quadrillion BTU in 2030, at an average rate of 3.5% per year.  At the beginning of 2006, China had an estimated 350 gigawatts of coal-fired capacity in operation.  To meet the demand for electricity that is expected to accompany its rapid economic growth, an additional 600 gigawatts of coal-fired capacity (net of retirements) is projected to be brought on line in China by 2030, requiring large financial investments in new coal-fired power plants and associated transmission and distribution systems.

Approximately half of China’s coal use in 2006 was in the non-electricity sectors, principally in the industrial sector.  In 2006, China was the world’s leading producer of both steel and pig iron, and between 2006 and 2030, coal demand in China’s non-electricity sectors is expected to increase by 13.9 quadrillion BTU.  Despite such substantial growth, however, the non-electricity share of total coal demand is expected to decline to 41.0% in 2030.  Because China has only limited reserves of oil and natural gas, coal remains the primary source of energy in its industrial sector, even as electricity’s share of total industrial energy use rises from 18.0% percent in 2006 to an expected 28.0% in 2030.

Coal Production in China

EIA estimates that China’s coal production increased from 1,459 million short tonnes in 2001 to 2,804 million short tonnes in 2007.  China contributed approximately 40.0% to world coal production in 2007 whereas in 2001, it contributed 28.0%.

Bituminous coal comprised 75.0% of China’s coal production. China’s bituminous coal production increased from 1,138 million short tonnes in 2001 to 1,984 million short tonnes in 2006.

From 2006 to 2030, coal production in China is projected to increase by 52.8 quadrillion BTU or 2,617 million short tonnes .  Management believes that the production estimates suggest that most of the demand for coal in China will continue to be met by domestic production.

After reaching a peak in the first half of 2008, coal prices, as measured by the Qinhuangdao benchmark spot price (Shanxi blend, 5,500 kcal/kg), saw sharp declines in the latter half of 2008.  Coal prices are expected to stay in the 550 RMB/ton range for 2009 through 2011, as the global economy recovers and coal demand increases.  However, coal prices could see near-term declines as China's five power giants together with China Resources are expected to purchase imported coal at lower international prices, which may impose great pressure on domestic coal pricing.

Coking Industry in China

Coke is a hardened, solid carbonaceous residue derived from low-ash, low-sulfur bituminous coal from which the volatile constituents are driven off by baking in an oven without oxygen at high temperatures so that the fixed carbon and residual ash are fused together.  The two major types of coke are metallurgical coke and chemical coke, which are primarily used in the manufacture of pig iron, which is a major component in the production of steel.  Metallurgical coke is classified into three grades depending on the level of carbon and other mineral content – Grade I coke, which is suitable for larger furnaces and has a high heat yield compared to Grade II and Grade III.  The quality of coke has a significant impact on the production of iron.  Compared to the other grades of coke, Grade I coke produces the least ash and is the highest quality, therefore yielding more iron and achieving higher productivity.

World metallurgical coke production reached 612 million tonnes   in 2008, a slight increase in production from 2007.  China is currently the powerhouse in the global coke industry, producing 374 million metric tonnes   of coke in 2008, accounting for 60% of total global production.  Japan, the second largest coke producer in the world, produces 42 million tonnes annually and holds a 7% market share.  For the first five months of 2009, China produced 126 million tonnes of coke, down 7.4 percent from the previous year.  China is by far the most important market for metallurgical coke in every key aspect covering production, consumption and export.  Locality has been a major driving force behind metallurgical coke production capacity growth in north, northeast and east of China.  These areas have large pools of coal reserves and are strategically located near the coal ports - boosting the supply chain of metallurgical coke market.  The availability and close proximity to both imported and domestic coal coupled with existing transportation infrastructure have provided the catalyst for expansion of the metallurgical coke market.  Steel production and demand distribution is also closely mirrored by metallurgical coke production and demand.  Increased number of steel coke production facilities growing in these areas has sparked the building of new metallurgical coke plants looking to meet new increasing demand.

Coke Uses and By-Products

As mentioned above, metallurgical coke is primarily used for steel manufacturing. Chemical coke, however, commonly referred in China to as gas coke, is mainly used in China to produce synthesis gas, a gas mixture largely of hydrogen and carbon monoxide that is combustible and often used as a fuel source or as an intermediate for the production of other chemicals including methanol, formaldehyde and ammonia.  China has exacting national standards for coke, based upon a variety of metrics, including most importantly, ash content, volatilization, caking qualities, sulfur content, mechanical strength and abrasive resistance.  Typically, metallurgical coke must have more than 80% fixed carbon, less than 15% ash content, less than 0.8% sulfur content and less than 1.9% volatile matter.  Chemical coke, on the other hand, must have more than 80% fixed carbon, less than 18% ash content, less than 1% sulfur content and less than 3% volatile matter.

Coal tar is a by-product of the distillation of metallurgical coal in coke processing. Coal tar in turn is distilled into many fractions to yield a number of useful organic products, including benzene, toluene, naphthalene and anthracene.  The Company’s tar is sold mainly to producers of naphthalene, anthracene, carbon lack and water proofing materials.  Coal gas is obtained as a by-product in the preparation of coke.  Its composition varies but largely consists of hydrogen and methane with small amounts of other hydrocarbons, carbon monoxide, carbon dioxide and nitrogen.

China Coke Pricing

The Shanxi Coking Industry Association lowered its reference price for coke sales in September 2009 by RMB 80/ton.  In September, the free-on-rail price for coke with sulphur content less than 0.7% and ash content below 12.5% would be RMB 1,780/ton, inclusive of VAT, down RMB 80/ton from August. The move follows a price cut just two weeks before, when the SCIA lowered its August reference price by RMB 20/ton to RMB 1,860/ton.  Meanwhile, the association asked coke enterprises to limit production by 60%-70% to reduce coke stocks and stabilize market supply.  The Hebei Coke & Chemical Industry Association cut the Grade II or "2nd Grade" met coke reference price by RMB 150/ton to RMB 1,700/ton for September.  In 2009, the association suggested that PRC coke producers cut production by 30% to support coke prices.

Coke prices saw significant declines from their peaks in the first half of 2008, as there was reduced demand from the iron and steel industries.  Prices have subsequently been volatile for most of 2009, closing at 1,780 RMB/ton at the end of September.  Since September 2009, coke prices have increased approximately 10%, resulting from improved economic conditions and increased steel demand.  The price of coke closed at 1,970 RBM/ton in the beginning of May 2010.

Due to the Chinese central government’s regulations, all the unqualified coking facilities with furnace height of less than 4.3 meters will have to be shut down within a short period.  As a result, management believes coke will be in short supply future years.

Corporate History and Structure of SinoCoking

Acquisition of Top Favour Limited

On December 30, 2009, our shareholders approved a Plan and Agreement of Share Exchange, dated July 17, 2009 (the “Exchange Agreement”), with Top Favour Limited, a British Virgin Islands international business company (“Top Favour”), under  which, the Company (formerly named “Ableauctions.com, Inc.”) agreed to acquire all of the outstanding capital stock of Top Favour in exchange for the issuance of 13,117,952 shares of its common stock to the shareholders of Top Favour (the “Acquisition”).  The Acquisition was consummated at 5:00 p.m. Pacific time on February 5, 2010 (the “Closing Date”).

The Closing Date of the Acquisition is sometimes referred to in this prospectus as the “Change of Control Date”.  On the Change of Control Date of February 5, 2010:

●	The Company ceased operating its historical auctions and real estate-related businesses that existed and were held prior to the Acquisition Closing Date;

●
The Company changed its name from “Ableauctions.com, Inc.” to “SinoCoking Coal and Coke Chemical Industries, Inc.” to reflect the business of Top Favour, and it effected a 1-for-20 reverse stock split of its issued and outstanding shares of common stock, by filing an amendment to its articles of incorporation with Florida’s Department of State;

●	All of the Company’s directors and officers prior to the Acquisition resigned, and successor officers and directors designated by Top Favour Limited were appointed to the board and management;

●
All of the pre-Acquisition assets of the Company (e.g. relating to online auctions, liquidation, real estate services, finance and development) were transferred to a liquidating trust (the “Liquidating Trust”); these assets included the capital stock of the Company’s pre-Acquisition subsidiaries;

●	The Liquidating Trust assumed all of the Company’s pre-Acquisition liabilities;

●	Top Favour Limited and its controlled companies and subsidiaries became controlled companies and subsidiaries of the Company;

●	The business, operations and assets of Top Favour Limited (e.g., production of coal and coke) became the sole business, operations and assets of the Company.

Liquidation of Registrant’s Former Business

The operations of the registrant’s former pre-Acquisition subsidiaries, now held by the Liquidating Trust, are in the process of being wound down and will eventually be liquidated.  Any proceeds from the liquidation which remain after the payment of liabilities and expenses relating to the liquidation will be distributed by the Liquidating Trust to the shareholders of record prior to the consummation of the Acquisition.

Corporate Structure of SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc. is a Florida corporation, originally incorporated as “J. B. Financial Services, Inc.” on September 30, 1996.   From the date of its incorporation until August 24, 1999, the registrant had no material business and no material revenues, expenses, assets or liabilities.   The registrant changed its name to "Ableauctions.com, Inc." on July 19, 1999, and subsequently operated an online auction business.   On February 5, 2010, the registrant completed the Acquisition described above, divested its online auctions business and assets , and changed its corporate name to “SinoCoking Coal and Coke Chemical Industries, Inc.”

Top Favour is a holding company that was incorporated in the British Virgin Islands on July 2, 2008.  Since incorporation, Top Favour has not conducted (and presently does not conduct) any substantive operations of its own except to serve as a holding company that owns 100% of the equity interest of Hongyuan.

Hongyuan is a PRC limited liability company and the wholly owned subsidiary of Top Favour. Hongyuan was approved as a wholly-owned foreign enterprise (“WFOE”) by the Henan provincial government on February 26, 2009 and formally organized on March 18, 2009.  Other than activities relating to its contractual arrangements with Hongli, Hongyuan has no separate operations of its own.

Hongli is a limited liability company organized in the PRC on July 5, 1996.  Hongli holds the government licenses and approvals necessary to operate SinoCoking’s businesses in China.   Hongyuan does not own any equity interests in Hongli, but controls and receives the economic benefits of its business operations through contractual arrangements.  In turn, Top Favour is the 100% owner and parent company of Hongyuan.

Baofeng Coking Factory was established on May 31, 2002 as a branch of Hongli.  Baofeng Coking produces SinoCoking’s coke products.

Baofeng Hongchang Coal Co., Ltd. is a limited liability company that was organized in the PRC on July 19, 2007.  Hongchang Coal is a wholly-owned subsidiary of Hongli and operates SinoCoking’s coal mining operations.

Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”) is a limited liability company that was organized in the PRC on August 1, 2006.  Hongguang Power is also wholly owned by Hongli and operates SinoCoking’s electricity generating operations.

The Company’s current corporate structure is illustrated below.

Contractual Arrangements with Hongli Group and its Owners

SinoCoking’s relationship with Hongli Group and its owners is governed by a series of contractual arrangements (or VIE agreements), under which Top Favour’s WFOE holds and exercises ownership and management rights over the Hongli Group.  Neither Top Favour nor Hongyuan owns any direct equity interest in Hongli Group, however SinoCoking’s contractual arrangements with its controlled entities are designed to provide SinoCoking with rights equivalent in all material respects to those it would possess as the sole equity holder of the Hongli Group entities, including absolute control rights and the rights to the assets, property and income of the Hongli Group companies.  According to a legal opinion issued by PRC counsel to SinoCoking, the contractual arrangements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC.

On March 18, 2009, Hongyuan entered into the following contractual arrangements with Hongli Group and its owners:

Consulting Services Agreement.  Pursuant to the consulting services agreement, Hongyuan provides the Hongli Group companies with general consulting services relating to their business management and operations on an exclusive basis.  Additionally, Hongyuan owns any intellectual property rights that are developed during the course of providing these services.  Each Hongli Group company pays a quarterly consulting service fee in Renminbi (“RMB”) equal to its net income for such quarter to Hongyuan.  The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Hongyuan terminates its operations; (d) Hongli Group’s business license or any other approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the consulting services agreement.  Additionally, Hongyuan may terminate the consulting services agreement without cause.

Operating Agreement.  Pursuant to the operating agreement, Hongyuan provides guidance and instructions on each Hongli Group company’s daily operations, financial management and employment issues.  In addition, Hongyuan agrees to guarantee the performance of each Hongli Group company under any agreements or arrangements relating to its business arrangements with any third party.  In return, the owners of Hongli Group must designate Hongyuan’s candidates as their representatives on each Hongli Group company’s board of directors, and Hongyuan has the right to appoint senior executives of each Hongli Group company.  Additionally, each Hongli Group company agrees to pledge its accounts receivable and all of its assets to Hongyuan.  Moreover, each Hongli Group company agrees not to engage in any transactions that could materially affect its assets, liabilities, rights or operations without Hongyuan’s prior consent, including without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.  The term of this agreement is the maximum period of time permitted by law unless sooner terminated by any other agreements reached by all parties or upon a 30-day written notice from Hongyuan.  The term may be extended only upon Hongyuan’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties.  Under current PRC Contract Law, there is no limitation on the maximum term permitted by law for the operating agreement. As long as the operating agreement is not terminated or discharged according to contract or by operation of the law and the contractual parties still exist, there is no limitation on term of the operating agreement.  However, the PRC government may issue new laws and regulations in connection with these types of operating agreements which may limit the terms of such agreements in the future.

Equity Pledge Agreement.  Under the equity pledge agreement, the owners of Hongli Group pledged all of their equity interests in Hongli Group to Hongyuan to guarantee each Hongli Group company’s performance of its obligations under the consulting services agreement.  If a Hongli Group company or the owners breach their respective contractual obligations, Hongyuan, as pledgee, will be entitled to certain rights, including, but not limited to, the right to vote with, control and sell the pledged equity interests.  The owners of Hongli Group also agreed that upon occurrence of any event of default, Hongyuan shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the owners to carry out the security provisions of the equity pledge agreement, and take any action and execute any instrument as required by Hongyuan to accomplish the purposes of the agreement.  The owners of Hongli Group agreed not to dispose of the pledged equity interests or take any actions that would prejudice Hongyuan’s interest.  This agreement will expire two years from the fulfillment of Hongli Group’s obligations under the consulting services agreement.

Option Agreement.  Under the option agreement, the owners of Hongli Group irrevocably granted Hongyuan or its designee an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Hongli Group for the cost of the owners’ initial contributions to the registered capital of each Hongli Group company or the minimum amount of consideration permitted by applicable Chinese law.  Hongyuan or its designee has sole discretion to decide when to exercise the option, whether in part or in full.  The term of this agreement is ten years from January 1, 2006 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement.  Pursuant to the proxy agreement, the owners of Hongli Group irrevocably granted a Hongyuan designee the right to exercise all voting rights of the owners with respect to their ownership interests in accordance with applicable laws and each Hongli Group company’s governing charters.  This agreement may not be terminated without the unanimous consent of all parties, except that Hongyuan may terminate the proxy agreement with or without cause upon 30-day written notice to the owners.

Recent $44 Million Private Placement Financing

On March 11, 2010 we completed two private placement financings, pursuant to exemptions under Regulation S and Regulation D respectively, in which we sold and issued units consisting of common stock and common stock warrants, for a purchase price of USD $6.00 per unit, resulting in aggregate proceeds of $44 million (collectively referred to as the “financing”).  Each unit consisted of one (1) share of common stock and a warrant for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per share.  The investor warrants are exercisable for a period of five years from the date of issuance.  The financing was conducted pursuant to Securities Purchase Agreements dated February 5 and March 10, 2010, in two closings.  On the initial closing date of February 5, 2010 (“Initial Closing”), the Company issued a total of 1,180,892 shares of common stock, and warrants for the purchase of 590,446 shares of common stock, to investors.  On the second closing on March 11, 2010 (the “Final Closing”), we sold and issued 6,164,043 of our units (consisting of 6,164,043 shares of common stock, and warrants for the purchase of 3,081,188 shares of common stock with an exercise price of $12.00 per share), at a purchase price of USD $6.00 per unit, to both U.S. investors and non-U.S. persons.  Each unit consisted of one (1) share of common stock and a warrant for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per share.  The investor warrants issued in the Final Closing are exercisable for a period of five years from the date of issuance, however unlike the warrants issued in the Initial Closing they are also callable at our election six months after the date of issuance if our common stock trades at a price equal to at least 150% of the exercise price (or $18.00 per share) with an average trading volume of at least 150,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations and the like) per trading day for at least 10 consecutive trading days and provided that the underlying shares of common stock are registered under an effective registration statement.

In connection with the foregoing, we entered into a registration rights agreement with the U.S. investors pursuant to which the Company agreed to file a registration statement to register both the shares of common stock, and the common stock underlying the warrants, issued in the financing, within 60 days after the closing date of March 11, 2010.  We agreed to use our best efforts to have the registration statement declared effective by the SEC within 120 days (or 180 days in the event of a full review of the registration statement by the SEC) of the Final Closing, subject to certain exceptions.   We also agreed to undertake commercially reasonable efforts to register the shares of common stock and the shares of common stock underlying warrants issued to the non-U.S. investors in the financing.

Madison Williams  and Company, LLC (“Madison Williams”) and Rodman & Renshaw, LLC (“Rodman & Renshaw”), a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (collectively the “placement agents”), acted as joint placement agents in connection with the financing.  Under a placement agent agreement between us and these placement agents dated March 8, 2010 (and executed and delivered on March 11, 2010), we agreed to pay the placement agents a cash fee equal to seven percent (7%) of the aggregate gross proceeds from the sale of securities to the U.S. accredited investors, plus reimbursement of fees and expenses, and reasonable fees and expenses of placement agent legal counsel.  In addition, under the placement agreement, we agreed to issue warrants for the purchase of up to 250,000 shares of common stock, with an exercise price of $6.00 per share, containing terms and provisions otherwise similar to the terms provided under the investor warrants described above.  We issued the foregoing warrants to the placement agents on March 11, 2010.  In addition, we also separately agreed to issue warrants to Madison Williams for the purchase of up to 117,163 shares of common stock with an exercise price of $12.00 per share, containing terms and provisions otherwise similar to the investor warrants, as compensation for placement agent services in relation to the sale of our securities to the non-U.S. investors in the financing.

The financing resulted in total gross proceeds to the Company of $44 million, and the issuance by us of a total of 7,344,935 shares of common stock, and five-year warrants for the purchase of an additional 3,789,631 shares of common stock with an exercise price of $12.00 per share and five-year warrants for the purchase of 250,000 shares of common stock with an exercise price of $6.00 per share.  The proceeds from this financing will be used to finance our expansion plans (see “Expansion Plans” on page 33 of this prospectus).

Principal Products

SinoCoking’s principal product is coke, which it produces from coal that it mines as well as coal that it purchases.  We produce and sell two types of coke, metallurgical coke primarily used in steel manufacturing and chemical coke (also known as gas coke in the PRC) used mainly for synthesis gas production.  We also produce and sell coal, including raw coal, “washed coal” (which is processed coal that is ready for coking), and “medium coal” and coal slurries (both of which are byproducts of the coal-washing process).  We also use byproducts from our coke manufacturing process to produce and sell coal tar.   During the fiscal year ended June 30, 2009, we produced approximately 154,648 metric tonnes (“tonnes”) of coke, 245,773 tonnes of raw coal and 7,510 tonnes of coal tar.

Description of Operations

Overview

SinoCoking is based in Henan Province in the central part of China, known as a coal-rich region of the country.  SinoCoking’s operations are located in Baofeng County, a part of Pingdingshan Prefecture south of the provincial capital of Zhengzhou.  SinoCoking extracts coal from a mine in Zhaozhuang Village in Baofeng County, and trucks the coal to our plant site in the adjacent Hangzhuang Village, where the bulk of the coal is processed and used by SinoCoking to make coke.  Finished coke is loaded onsite onto railcars on SinoCoking’s private rail line and transported to customers through the connected state-owned rail system.  Castoffs of the coal-washing process are sold to industrial end users and traders primarily as fuel for electricity and heat. Coal tar is extracted from the gas emitted during the coking process and sold, and the gas is then piped into an onsite electric plant to produce electricity to power SinoCoking’s operations.  Excess electricity, if any is generated, is sold to the state-owned electricity grid.

Coal Mining Operations

Through our subsidiary Hongchang Coal, SinoCoking currently operates underground coal mines that are accessible by public and private roads.  Coal extracted from these mines consists of bituminous coal, and based on historical mining activity, approximately 8% of the coal extracted from these mines typically possesses properties that meet the requirements for coking (metallurgical) coal, however, this percentage varies depending on mine conditions and particular area of the seams mined.

The site of these mines originally encompassed four separate coal mines: Yongshun, Tanglishu, Liangshuiquan and Zhaoxi, which were separately operated by parties unrelated to SinoCoking pursuant to resource mining permits effective from January 2003 through May 2007.   In 2005, SinoCoking acquired the resource mining permits and the mining rights for  all of these  mines and assumed the ongoing mining operations.  In 2005 after acquisition of the above-described mines , the Company initiated a consolidation of the mines,  which was completed in 2006.  In July 2007, the Henan provincial government granted Hongchang Coal a new resource mining permit for the consolidated  mine commonly known as the Baofeng Mine, and referred to in the mining permit and throughout this prospectus as the " Hongchang Mine" .  For further information regarding our mining properties and rights, see the section below entitled “Property Plant and Equipment”.

Coal is extracted from the Hongchang Mine using the “room and pillar” method, in which a coal stratum is divided into horizontal planes and the coal is removed from each plane while leaving “pillars” of un-mined materials as supports, working from the uppermost plane down.  Each plane is further divided into grids to determine the optimal pillar placements.  Drilling and blasting techniques are used to extract the coal.

All raw coal is loaded and transported by a chain conveyor into crates which are carried out to the surface by an electrical winch.  Each crate carries approximately 2.5 tonnes , and approximately 400 crates are carried to the surface during each 8-hour mining shift.  Rock material is used for floor ballast with the excess sent to the surface for disposal.  Air compressors are provided for underground air tool use. Electrical power is supplied internally from our own power stations through state-owned power lines, and supplied to the underground work site through a double-circuit cable designed to mitigate and circumvent potential power supply disruptions.

Normal water inflow into the mine is controlled by a system of ditches, sumps, pumps and drainpipes installed throughout the mine tunnels.  The mine’s ventilation system includes an exhaustive fan on the surface of the main incline.  Auxiliary fans are used as needed.  The present mine fan is capable of satisfying ventilation demands of the mining operation.

The annual coal production volumes of the Hongchang Mine for the years ended June 30, 2006 to December 31, 2009 (and partial year 2010), are as follows:

Fiscal Year	Annual Production ( Tonnes )
2006	131,148
2007	103,832
2008	200,188	*
2009	245,773
2010**	188,593

*
While production volume during fiscal 2008 exceeded the amount specified on SinoCoking’s coal production permit, such practice is common in Henan Province, and was accepted by the government because the mining right for the extracted coal and taxes from sales of such coal were paid.

**  Includes the partial year from 6/30/2009 to 3/31/2010.

The extracted coal is trucked to our processing plant located approximately two kilometers from the mine site for washing and sorting at our coal washing facility.  Samples are taken prior to and after the coal washing process to analyze and determine coking readiness based primarily on moisture, ash, sulfur and volatile contents.  Out of the washed coal mined and produced by SinoCoking,  a portion may or may not be sold to customers as washed coal, and certain portions of washed coal, provided that it meets certain chemical and thermal requirements, is used by the Company to make coke.

Coal Trading

In addition to mining coal, SinoCoking also engages in coal trading for profit.  Depending on market conditions, SinoCoking may broker coal from small independent mine operators in our surrounding areas who may lack the means to transport coal from their mine sites or are otherwise unable to sell their coal due the size of their operations.  If purchased coal meets requirements for coking, SinoCoking will generally use it to produce coke; otherwise, it holds and sells the coal when market conditions are favorable.  For the year ended June 30, 2009, SinoCoking acquired approximately 110,868 tonnes of coal from these small mines to trade.

Total annual coal purchases from third parties by SinoCoking for the years ended June 30, 2006 to December 31, 2009 (and partial year 2010), were as follows:

Fiscal Year	Annual Purchases (Tonnes)
2006	40,152
2007	78,393
2008	189,741
2009	169,100
2010*	305,517

*  Includes the partial year from 6/30/2009 to 3/31/2010.

Washed Coal

SinoCoking operates a coal-washing facility at our plant site that is capable of processing up to 750,000 tonnes of coal per year.  Under current Chinese coking industry standards, raw coal with no more than 1% sulfur content is deemed suitable for coking, although other factors are also considered.  Thus, in addition to low sulfur content, the industry preference is for lower ash content and volatile matter.  While much of the coal from the  Hongchang Mine  is generally suitable for coking based on these parameters, the coal must nevertheless be washed  before it is ready for the coking ovens, in order to reduce ash and sulfur content, and to increase thermal value.  SinoCoking uses a water-based jig washing process, which is prevalent in China.  SinoCoking uses both underground and recycled water for our coal washing operations.  Sorting machines that can process up to 600 Tonnes per hour sort the washed coal according to size.  Washed coal is also typically blended with other coal in order to achieve the proper chemical composition  and thermal value for coking.

Approximately 1.33 - 1.38 tonnes of raw coal yield 1 ton of washed coal.  The bulk of the washed coal produced is intended for SinoCoking’s coking plant, although on occasion it sells small amounts if the pricing is favorable.  In addition to washed coal, the coal-washing process produces two byproducts:

(1)
“Medium” coal (sometimes referred to as “mid-coal”), a PRC coal industry classification, is coal that does not have sufficient thermal value for coking, and is mixed with raw coal and even coal slurries, and sold for electricity generation, and domestic and industrial heating applications; and

(2)
Coal slurries, sometimes called coal slime, are the castoffs and debris from the washing process.   Coal slurries can be used as a fuel with low thermal value, and are sold “as is” or mixed with “medium” coal to produce a blended mixture.

SinoCoking’s approximate annual production volumes of washed coal and the two byproducts of the coal-washing process for the years ended June 30, 2006 to 2009 (and partial year 2010) , were as follows:

	Annual Production ( Tonnes )
Fiscal Year	Washed Coal	Medium Coal**	Coal Slurries**
2006	98,574	12,400	15,200
2007	208,317	27,200	33,300
2008	297,120	40,700	49,700
2009	243,958	32,800	40,100
2010*	186,248	26,059	30,559

* Includes the partial year from 6/30/2009 to 3/31/2010 .
** Estimated by management based on quantites of raw coal used as input for coal washing operations.

Coke Manufacturing

Coke is a hardened, solid carbonaceous residue derived from low-ash, low-sulfur bituminous coal from which the volatile constituents are driven off by baking in an oven without oxygen at high temperatures so that the fixed carbon and residual ash are fused together. Volatile constituents of the coal include water, coal-gas, and coal-tar. SinoCoking produces two types of coke: metallurgical coke and chemical coke.

Metallurgical coke is primarily used for steel manufacturing. Chemical coke, commonly referred in China to as gas coke, is mainly used in China to produce synthesis gas, a gas mixture largely of hydrogen and carbon monoxide that is combustible and often used as a fuel source or as an intermediate for the production of other chemicals including methanol, formaldehyde and ammonia.  China has exacting national standards for coke, based upon a variety of metrics, including most importantly, ash content, volatilization, caking qualities, sulfur content, mechanical strength and abrasive resistance. Typically, metallurgical coke must have more than 80% fixed carbon, less than 15% ash content, less than 0.8% sulfur content and less than 1.9% volatile matter.  Chemical coke, on the other hand, must have more than 80% fixed carbon, less than 18% ash content, less than 1% sulfur content and less than 3% volatile matter.  According to national standards, metallurgical coke is classified into three grades – Grade I, Grade II and Grade III, with Grade I being the highest quality – and chemical coke is its separate grade. Generally, customers do not provide specifications for coke, except that SinoCoking may occasionally make requested adjustments, for instance to moisture content, as requested by customers from time to time.  The amount of each type of coke that SinoCoking produces is based on market demands, although historically its customers have only required Grade II and III metallurgical coke.  For the year ended June 30, 2008, approximately 39.0% of the coke produced by SinoCoking was Grade II, 23.4% was Grade III, and the balance, 37.6%, was chemical coke.  For the year ended June 30, 2009, approximately 76.96% of the coke produced by SinoCoking was Grade II, 15.57% was Grade III, and the balance, 7.47%, was chemical coke.

Metallurgical coke and chemical coke are produced using an identical manufacturing process. SinoCoking produces coke onsite from a series of three WG-86 Type coke ovens lined up in a row with an annual capacity of 250,000 tonnes .  SinoCoking’s metallurgical coke has typical characteristics of 85% fixed carbon, less than 12% ash, less than 1.9% volatile matter and less than 0.7% sulfur.  SinoCoking’s chemical coke, on the other hand, has typical characteristics of more than 80% fixed carbon, less than 18% ash, less than 3% volatile matter and less than 0.8% sulfur.

Coal that is either extracted from the Hongchang Mine  or purchased by SinoCoking and processed at its coal-washing facility is sent to a coal blending room where it is crushed and blended to achieve an optimal coking mixture.  Samples are taken from the coal blend and tested for moisture, chemical composition and other properties. The crushed and blended coal is transported by conveyor to a coal bin to be fed into the waiting oven below.  After processing through the three temperature-controlled ovens at temperature of 1200°C (2,192 °F), hot coke is pushed out of the oven chamber onto a waiting coke cart, transported to an adjacent quench tower where it is cooled with water spray, and hauled to a platform area adjacent to SinoCoking’s private rail line to be air-dried.  Coke samples are taken at several stages during the process and analyzed in our testing facility, and data is recorded daily and kept by technicians.  After drying, the coke is sorted according to size to meet customer requirements.

SinoCoking’s annual production volumes of metallurgical coke and chemical coke for the years ended June 30, 2006 to 2009 (and partial year 2010) , are as follows:

	Annual Production ( Tonnes )
Fiscal Year	Metallurgical Coke	Chemical Coke	Total
2006	48,321	23,699	72,020
2007	88,364	61,800	150,164
2008	147,773	78,145	225,922
2009	143,092	11,550	154,648
2010*	106,917	0	106,917

*  Includes the partial year from 6/30/2009 to 3/31/2010 .

Substantially all of the coal from the Hongchang Mine  that is suitable for coking is used to make coke.  The amount of metallurgical-quality coal supplied by the Hongchang Mine  , however, is often not sufficient for SinoCoking’s full production capacity, and it regularly sources from third parties.

Coke Emissions Recycling

During the coking process, the coal’s volatile contents, including water and coal tar, are driven off in gaseous forms when heated in the coke oven.  Rather than allowing this coal gas to be emitted into the environment, SinoCoking captures the coal gas for recycling.  In the recycling process, coal gas is captured and piped into a cooling tower, where coal tar is separated out of the gas by condensation, and sold to dealers as a fuel byproduct (see section below entitled “Coal Byproducts”).  The remaining purified coal gas is then used by SinoCoking to generate electricity, by burning it as a fuel to generate steam that drives steam-powered turbines.

Coal Byproducts

As described above, SinoCoking produces coal tar from the condensation of raw coal gas.  Coal tar is an ingredient of coal tar pitch used in the aluminum industry, and can be further refined to create chemicals and additives such as fine phenol, fine naphthalene and modified pitch that can be used as raw material in making concrete sealant, wood treatment compounds, agricultural pesticides and other chemical products.  The coal tar industry in China is currently fragmented and populated with many small producers.

SinoCoking’s annual production volumes of coal tar for the years ended June 30, 2006 to 2009 (and partial year 2010) , are as follows:

Fiscal Year	Annual Production ( Tonnes )
2006	3,307
2007	7,330
2008	10,870
2009	7,510
2010*	4,818

*  Includes the partial year from 6/30/2009 to 3/31/2010 .

Other coal byproducts of the coking process include benzene, sulfur-based chemicals and methanol, which SinoCoking presently does not produce but plans to do so in the future.

Electricity Generation

After coal tar is separated, the resulting purified coal gas is piped to two onsite 3,000-kilowatt power stations (the Daying power station and the Sunling power station) to generate electricity, each of which has an estimated maximum generating capacity of 26,280,000 kilowatt-hours per year.  The electricity that is generated is used primarily to power SinoCoking’s operations at the plant and mine site.  SinoCoking estimates that the replacement cost of this electricity, if it had to be purchased from the state-owned utility, would be in excess of USD $1 million per year.  For the year ended June 30, 2008, SinoCoking generated approximately 7,172,000 kilowatt-hours of useable electrical power.  From time to time, depending on usage and supply and demand conditions, SinoCoking may sell electricity to the Baofeng Power Bureau, which is the local state-owned electric utility company, at rates fixed by applicable regulatory authorities.  SinoCoking may also purchase electricity from time to time, as needs arise, from the Baofeng Power Bureau.

Expansion Plans

New Coking Facility.  On March 3, 2010, SinoCoking commenced construction on a new state-of-the-art coking facility near the Company’s current operations in Pindingshan city, in Henan Province, China.  This new facility is expected to have an estimated coke-producing capacity of up to 900,000 tonnes per year, including coal gas-generated power producing capabilities, and the ability to produce an expanded range of other chemical refinery products.  SinoCoking presently relies on its three parallel WG-86 type coke ovens, which have certain technical limitations.  SinoCoking’s current facilities have a production capacity of up to

250,000 metric tonnes per year.  The new coking facility will be capable of utilizing a broader range of coal inputs compared to the company’s existing plant, with even lower thermal properties (a G-index as low as 50).  Since the average cost of inputs will decrease, this is expected to enable SinoCoking to produce coke at a better profit margin.  The new facility is also expected to generate an additional 66.5 million Kilowatt hours of electricity each year from the conversion of heat emitted from the coal-gas powered system, which is used to power steam generators.  The new facility will also produce purified coal gas as a fuel source for use by city residents.  The Company’s plans to provide coal gas to local residents have received approval from the city of Daying, which will involve providing coal gas to consumers at a price per thermal equivalent unit that is an estimated 20% less than the current price of liquid natural gas (LNG), a competing alternative.  In addition, SinoCoking anticipates that the new coking facility will expand its product portfolio, enabling it to offer its customers other products such as crude benzol, sulfur, and ammonium sulfate.

Mine Acquisition Program.  On February 19, 2010, SinoCoking announced its acquisition program under which it plans to consolidate local area coal mines as a part of the government-directed consolidation of the coal mining industry in the Pindingshan region of Henan Province, China.  According to government sources, Henan province in central China is in the process of consolidating coal mines with a production capacity below 300,000 tonnes per year, and will only approve new mines with an output capacity of at least 450,000 tonnes per year.  The Henan plan is a part of a general policy in China to consolidate its coal industry in order to improve production efficiency and reduce coal mine accidents.  On February 19, 2010 the Company identified ten mine-owning target companies.  The aggregate licensed production capacity of the mines operated by these target companies is 1.5 million metric tonnes per year.  In addition, the aggregate coal reserves of these companies is estimated to be 25 million metric tonnes , based on Chinese geological standards.  The Company is conducting its own due diligence investigation of each prospective target.  SinoCoking anticipates acquiring a majority interest in each of these target companies, subject to its due diligence review and at its discretion, before the end of 2010.

Land Use Rights.  On December 9, 2008, SinoCoking entered into an agreement with the Henan Province Pingdingshan Municipal Bureau of Land and Resources to permit Hongli to acquire land use rights for up to 1,270,000 square meters of industrial-zoned vacant land in Baofeng County.  Per the agreement the total cost to acquire these land use rights is $21,954,490 (or RMB 149,860,000.  Under the agreement, the Company may, but is not obligated to, pay the foregoing amount to acquire the land use rights.  Hongli may acquire rights to all or any lesser portion of the land as it may elect, and the total cost would be pro-rated accordingly.  The Pingdingshan Municipal Bureau of Land and Resources granted Hongli an extension of the option exercise period November 2009, and accordingly Hongli may exercise its option to acquire the aforesaid land use rights by making payment by the end of June 30, 2010.  Hongli will not incur any penalty if it does not exercise its option to acquire land use rights prior to June 30, 2010.  As of December 31, 2009, Hongli had not made any payments to acquire the land use rights.

Sales and Marketing

With respect to the sale of coke products, SinoCoking typically enters into non-binding annual letters of intent that set forth current year supply quantities, suggested pricing, and monthly delivery schedules with its customers at the beginning of each year.  The terms of the letters of intent are usually negotiated during the Annual National Coal Trading Convention organized by the China Coal Transport and Distribution Association.  A significant portion of SinoCoking’s coke sales in fiscal 2008 were made through attendance at this convention.  Changes in delivery quantity and pricing, which is based on open market pricing at the time of delivery, must be documented in a final written contract on a 30-day advance notice submitted by the party making the change and accepted by the other party.  Almost all of SinoCoking’s current customers enter into these non-binding annual letters of intent, and are generally required to make payment upon delivery of each shipment of product.  Other customers are asked to prepay for their orders.  In pricing its products, SinoCoking considers factors such as the prices offered by competitors, the quality and grade of the product sold, the volume in national and regional coal inventory build-up and forecasted future trends for coal and coke prices.  The remaining portion of SinoCoking’s coke sales is derived from purchase orders placed by customers throughout the year when they require additional coke.

SinoCoking has a flexible credit policy and adjusts credit terms for different types of customers.  Depending on the customer, SinoCoking may allow open accounts, or require acceptance bills or cash on delivery. SinoCoking considers the creditworthiness and the requested credit amount of each customer when determining the appropriate payment arrangements and credit terms, which generally do not exceed a period over 90 days. SinoCoking evaluates the creditworthiness of potential new customers before entering into sales contracts and reassesses customer creditworthiness on an annual basis.  For customers without an established history, SinoCoking requires immediate settlement of accounts upon delivery.

Coke Sales.  SinoCoking’s annual sales volumes of coke for the years ended June 30, 2006, 2007, 2008 and 2009  (and partial year 2010) and the weighted average selling price per ton for each fiscal year, were as follows:

Coke Sales
Fiscal Year	Annual Sales * ( Tonnes )	Weighted Average Price Per Ton (USD)
2006	71,159	$121
2007	152,049	$159
2008	225,779	$249
2009	154,631	$197
2010**	112,204	$206

                                           *  Includes sales of metallurgical coke and chemical coke.
 **  Includes the partial year from 6/30/2009 to 3/31/2010 .

As discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this prospectus, management scaled back coke production in 2009 in response to market conditions.

Raw Coal Sales.  SinoCoking’s annual sales volumes of raw coal for the years ended June 30, 2006, 2007, 2008, 2009 (and partial year 2010) , and the weighted average selling price per ton for each fiscal year, were as follows:

Raw Coal Sales
Fiscal Year	Annual Sales * ( Tonnes )	Weighted Average Price Per Ton (USD)
2006	52,578	$26
2007	44,626	$42
2008	20,737	$18
2009	229,408	$58
2010**	287,084	$62

   * Includes raw coal sold to customers consisting of coal extracted from the  Hongchang Mine as well as coal purchased by SinoCoking as part of its coal trading activities, and includes raw coal and raw coal/medium coal/coal slurry mixtures.  These figures exclude any raw coal used internally in SinoCoking’s operations as raw material to produce washed coal and coke.
**  Includes the partial year from 6/30/2009 to 3/31/2010 .

As discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this prospectus, SinoCoking sharply increased its sales of raw coal in 2009.  The weighted average price per ton shown in the above table reflects the weighted average price per ton of coal product sold by SinoCoking in the period shown.  Sales prices per ton are influenced largely by the quality and composition of the coal product sold.  For instance, in 2008 the Company sold relatively little raw coal, and the composition of raw coal products sold in 2008 consisted largely of lower-value product such as coal slurry.  Generally, the thermal value of the coal, together with its chemical composition and other properties such as moisture, ash, sulfur, and other chemical content, affect the price at which the Company can sell coal.  Sale prices for raw coal are also affected by general market conditions, supply and demand.

Washed Coal Sales.  SinoCoking’s annual sales volumes of washed coal for the years ended June 30, 2006, 2007, 2008, 2009, (and partial year 2010) , and the weighted average selling price per ton for each fiscal year, were as follows:

Washed Coal Sales
Fiscal Year	Annual Sales ( tonnes )	Weighted Average Price Per Ton (USD)
2006	6,645	$64
2007	45,734	$64
2008	1,860	$86
2009	55,360	$118
2010*	55,922	$126

*  Includes the partial year from 6/30/2009 to 3/31/2010 .

As discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this prospectus, SinoCoking sharply increased its sales of washed coal in 2009, from the prior year.  The weighted average price per ton shown in the above table reflects the weighted average price per ton of coal product sold by SinoCoking in the period shown.  The Company's sales prices per ton of washed coal are heavily influenced by the quality and composition of the coal product sold.  Washed coal prices are also influenced by general market conditions in the washed coal market, i.e aggregate supply and demand.  Management notes that washed coal prices have been rebounding in 2009, reaching as high as $200 per ton toward the end of calendar 2009.

Coal Tar Sales.  SinoCoking’s annual sales volumes of coal tar for the years ended June 30, 2006, 2007, 2008, 2009, (and partial year 2010) , and the weighted average selling price per ton for each fiscal year, were as follows:

Coal Tar Sales
Fiscal Year	Annual Sales ( tonnes )	Weighted Average Price Per Ton (USD)
2006	3,307	$195
2007	7,330	$200
2008	10,756	$278
2009	7,646	$153
2010*	4,582	$207

*  Includes the partial year from 6/30/2009 to 3/31/2010 .

SinoCoking produces coal tar as a byproduct of the coking process, however, it currently does not have a separate process for refining and preparing coal tar to create a homogenous coal tar product.  Accordingly, the quality and characteristics of coal tar produced varies from time to time (depending on inputs), based on such factors as thermal value, and moisture, ash, sulfur, and other chemical contents, and this affects the price at which the Company can sell its coal tar.  The price of coal tar sold by the Company is also affected by overall market demand and supply, which is influenced by a variety of factors which may include higher prices for oil and oil derivatives, stronger demand for construction materials, fertilizers, and related industrial chemicals.

Customers

SinoCoking sells all of its products within China.  Its four biggest customers collectively accounted for approximately 65.25 % of SinoCoking’s total sales revenue in fiscal 2009 as follows:

●	Wuhan Tieying Trading Co., Ltd. accounted for approximately $14.90 million in revenue, representing approximately 29 % of total sales;

●	Hunan Loudi Zhongyuan Trading Co., Ltd. accounted for approximately $6.8 million in revenue, representing approximately 13.24 % of total sales;

●	Wuhan Zhengtong Industry & Trading Co., Ltd. accounted for approximately $6.28 million in revenue, representing approximately 12.22% of total sales; and

●	Hengyang Guanxiang Material Co., Ltd. accounted for approximately $5.55 million in revenue, representing approximately 10.79% of total sales.

By product types, SinoCoking’s largest coke customer was Wuhan Zhengtong Industry Co., Ltd., which accounted for 20.17% of the coke sold in fiscal 2009; Wuhan Tieying Trading Co., Ltd. was the biggest coal customer, accounting for 68.44% of the coal sales in fiscal 2009; and Mr. Fashun Wang, who accounted for 31.06% of the coal tar sold in fiscal 2009, was the single largest coal tar customer.

In the six month period ending December 31, 2009, the largest coke customer is Hunan Loudi Zhongyuan Trade Company Ltd., which accounted for 72% of our total coke sales.  Wuhan Tieying was the largest coal customer, which accounted for approximately 27% of our coal sales in this period.  Mr. Fashun Wang was the top customer of our coal tar, and sales to this customer accounted for 30% of our total coal tar sales in this period.

Company sales personnel conduct routine visits to customers.  SinoCoking has long-standing relationships with these customers, and management believes that these relationships are stable.  See "Risk Factors" beginning on page 4.

Transportation and Distribution

SinoCoking owns and operates a private rail track 4.5 kilometers in length that connects SinoCoking’s plant to the Chinese national railway system at both the East Pingdingshan Railway Station and the Baofeng Railway Station.  Industrial loaders load coal and coke from SinoCoking’s platform onto railcars to be transported to customers primarily in central and southeastern China in the provinces of Henan, Hubei, Hunan and Fujian.  SinoCoking’s private railway permits it to exercise control over the transportation cost and execution of its products.   Customers can also arrange for trucks to take delivery of products from the plant site.

Competitors

SinoCoking competes primarily with coal and coke producers in the central, eastern and southern regions of China, such as Shanxi Coking Co., Ltd., a major coke producer, and Shenhua Group, a major coal producer.  SinoCoking also competes against Pingdingshan Coal Group, the largest regional coal producer, which also sells coke and coal tar.  Local coke competitors include Hongyue Coke Factory, Dongxin Coke Factory and Hongjiang Coke Factory.  In addition, SinoCoking competes against coal washing operations such as Fange Zhuang Washing Factory.  Competitive factors include geographic location, quality (i.e. thermal value, ash and sulfur content, washing and processing, and other characteristics), and reliability of delivery.

Suppliers

Since SinoCoking requires substantially more coking coal than what the Hongchang Mine produces , SinoCoking also sources coal from local coal mines.  SinoCoking mainly purchases from Pingdingshan Coal Group.   In fiscal 2008, Pingdingshan's mine #10 and mine #9 supplied 15.15% and 12.68%, respectively, of SinoCoking’s coal purchases.  In fiscal 2009, Pingdingshan's mine #9 supplied 15.22% of SinoCoking's coal purchases, and Daying Liugou Mining Co. Ltd. supplied an additional 15.00%.  In the six month period ending December 31, 2009, our principal coal suppliers were the Zhaoling Eight Mine and Tianyuan Mine, which supplied 53.29% and 12.77% of the Company’s coal supply in that period, respectively.  These suppliers are able to supply SinoCoking with coal of such qualities and quantities consistent with SinoCoking’s coking requirements, and their proximities to SinoCoking’s plant also afford convenience.

As with its coke and coal sales, SinoCoking meets its coking coal needs by entering into non-binding annual letters of intent with these suppliers that set forth supply quantities, suggested pricing and monthly delivery schedules at the beginning of the year.  Subject to changes in delivery quantity and pricing, which is based on the open market price of metallurgical coal at the time of delivery and agreed to by the parties, SinoCoking generally makes payment upon each delivery throughout the year.

SinoCoking believes that it has established stable cooperative relationships with these suppliers.  At the same time, SinoCoking can readily find other sources of metallurgical coal that is close to its plant, as Henan Province is one of China’s coal producing centers.

SinoCoking’s other principal raw materials include water, which is provided without charge in the form of treated underground water by the operator of the Hangzhuang Coal Mines, and electricity, most of which SinoCoking generates onsite from its own power stations and which is supplemented from the local state-owned utility as needed.  SinoCoking also requires wood and steel for its operations, and sources these materials from close-by suppliers on a per purchase order basis.  These materials are readily available and there is no shortage of suppliers to choose from.

Employees

SinoCoking currently has 545 employees, of which 385 are mine workers, 122 are coking plant workers, and 38 are employed in an administrative or executive capacity.  Since December 31, 2009, our management made certain changes to personnel job descriptions resulting in a reduction in the number of employees categorized as “administrative or executive”.   Both the mining operations and the coking plant operate year round in three shifts of eight hours per day.  In compliance with the Employment Contract Law of PRC, SinoCoking has written contracts with all of their employees.  SinoCoking considers its relationship with its employees to be good.

Research and Development

As of the year ended June 30, 2009, and through and up to December 31, 2009, SinoCoking did not conduct any research and development activities.  SinoCoking does plan to initiate a program focusing on the extraction of chemicals from coal, and the anticipated costs and benefits of the production and sale of such byproducts is being considered.

Intellectual Property

SinoCoking currently has no patents, trademarks, in-bound or outbound licenses, franchises, or royalty arrangements.

Regulation

SinoCoking operates in an industry that is highly regulated by local, city and provincial government authorities in the PRC.  Applicable regulations  include those relating to safety, production, environmental, energy use and labor.  While it is not practicable to summarize all applicable laws, the following is a list of names of significant laws and regulations that apply to our business:

Laws and regulations concerning safety of coal mines:

●	Law of Mine Safety

●	Production Safety Law, which applies to production activities in general.

●	Law of the Coal Industry

●	Regulations on Coal Mine Safety Supervision and Inspection

●	Regulations on Coal Mine Explosives Control

●	Special Provisions for the Prevention of Coal Mine Incidents

●	Requirements for Basic Production Conditions for Coal Mines

●	Penalties for Coal Mine Safety Violations

●	Penalties for Production Safety Violations

Laws and regulations concerning environmental protection and energy conservation:

●	Law of the Prevention and Control of Solid Waste Environmental Pollution, which applies to entities whose production activities may generate pollutive solid waste.

●	Law of the Prevention and Control of Atmospheric Pollution, which set restrictions in coal burning and emissions that cause air pollution.

●	Mineral Resources Law, which regulates the extraction of mineral resources including coal.
●	Law Regarding the Prevention and Control of Water Pollution, which regulates pollution of underground water caused by mining activities.
●	Land Administration Law, which restricts mining activities on agricultural land.
●	Law of Prevention and Control of Radioactive Pollution, which regulates and prohibits the release of radioactive pollution caused by certain mining activities.
●	Laws of Water and Soil Conservation, which regulates mining activities with the aim of preventing soil erosion.
●	Environmental Protection Law, which contains certain general provisions that apply to the operation of coal mines.

Laws and regulations concerning labor:

●	Labor Law, which protects workers, and contains provisions that apply to a broad range of industry including the mining industry.

Environmental Protection Measures

SinoCoking incorporates measures to reduce the environmental impacts of its operations. SinoCoking’s large-sized furnace reduces the frequency of coal loading and trundling, thereby reducing the amount of dust and soot that is generated.  SinoCoking captures coal gas emitted during the coking process to generate electricity which it uses in its operations.  SinoCoking also recycles water - water that is used for coal washing is treated to remove phenol and other contaminants, and then re-used in the coal washing operation.  SinoCoking also uses recycled water, in the form of treated underground water, to quench coke and for its power stations, which is provided without cost by the nearby Hanzhuang Coal Mines, which mining rights are owned and operated by unrelated third parties.  Additionally, SinoCoking uses sound insulation to reduce noise pollution, and plants vegetation throughout its plant to help mitigate environmental impacts.

Safety

SinoCoking's management, believes that the Company is in material compliance with all laws and regulations that are applicable to it, including safety laws and regulations.  SinoCoking’s mining operations employ an automatic hazard detection system as required by the PRC government, which includes air monitoring, automatic power shut-down, and underground worker tracking systems.  Companies with mining operations are required to report violations or mining incidents and casualties to the government authorities.  Since inception, except for ordinary and minor injuries, SinoCoking has suffered no major accidents and no casualties in connection with its mining operations, and SinoCoking has not suffered any reportable incident.  Under PRC law, companies with mining operations are subject to random and periodic safety inspections by government mine regulators.  Since inception, SinoCoking has not been found to be in material violation of any mining regulations.  As we have no record of violations or mining incidents, management considers our safety record to be excellent.

Property, Plant and Equipment

Real Property and Leasehold Property

As of December 31, 2009, the net book value of our property, plant and equipment was $24,380,038.  The Hongchang Mine and  its related facilities are located in Henan Province. As of December 31, 2009, our mines, land and facilities collectively occupied an area of approximately 748,413 square meters, in a single location in Pingdingshan City in Henan Province.  Of this land, the Hongchang Mine cover s 653,400 square meters, and our current coking and coal facilities occupy approximately 96,013 square meters.  Under PRC law, we have freely transferable land use rights for a term of  36 years commencing from the respective dates when we acquired such land use rights.  Based on our business development requirements, we may seek opportunities to acquire additional land and to obtain the relevant governmental approvals.

As described above, SinoCoking (through its controlled subsidiary Hongli) holds an option under an agreement with the Henan Province Pingdingshan Municipal Bureau of Land and Resources which provides Hongli the right to acquire land use rights for up to 1,270,000 square meters of additional industrial-zoned vacant land in Baofeng County.  Per the agreement the total cost to acquire these land use rights is $21,954,490 (or RMB 149,860,000).

The map below shows the location of Pingdingshan City in Henan Province, in central China:

RUSSIA
KAZAKHSTAN
HEILONGJIANG
KIRGIZSTAN
MONGOLIA
JILIN
XINJIANG
LIAONING
INNER MONGOLIA
GANSU
Beijing
NORTH KOREA
PAKISTAN
Tianjin
Yellow Sea
QINGHAI
SHANXI
HEBEI
SOUTH KOREA
NINGXIA
SHANDONG
Yellow River
CHINA
Pingdingshan
HENAN
JIANGSU
TIBET
SHAANXI
SHANGHAI
ANHUI
SICHUAN
CHONGQING
HUBEI
NEPAL
East China Sea
Yangtze River
ZHEJIANG
BHUTAN
JIANGXI
HUNAN
INDIA
GUIZHOU
FUJIAN
BANGLADESH
YUNNAN
TAIWAN
GUANGXI
GUANGDONG
Hong Kong
Macau
BURMA
VIETNAM
South China Sea
LAOS
0
400 km
HAINAN

Coal Mines and Production Facilities

T he Hongchang Mine ,  is located in the central part of Hunan Province.  A series of roadways provide access to the Hongchang Mine .  Extracted coal is transported by truck to our washing and coking facilities.  Coal and coke products are mainly transported to our customers by rail using the national railway system.

The Hongchang Mine  originally consisted of four underground mines: the Yongshun mine, the Liangshuiquan mine, the Zhaoxi secondary mine and the Zhaozhuang Tanglishu mine.   These mines were positioned adjacent to one another, and although once owned and operated by different parties, these mines made use of common passageways and mine shafts. In June 2005 we acquired the Yongshun mine (built in 1996) and the Zhaoxi secondary mine (built in 1988) from Quinmin Chen.  Also in June 2005, we acquired the Liangshuiquan mine (built in 1984) from Minjie Li.   In April 2005 we acquired the Zhaozhuang Tanglishu mine (built in 1984) from Liuqing He and Jiti Li.  The Company assumed the ongoing mining operations of these mines.  In 2005 after acquisition of the  Hongchang Mine , the Company consolidated the mines, which consolidation process was completed in 2006.  SinoCoking now operates the Hongchang Mine as one unified mining operation.

All portions of the Hongchang Mine are currently in operation, and none of the mines we operate are presently undergoing major repair work.  No major renovations are being undertaken for these mines at this time.  The Company plans to conduct exploration and development activities once the amount of coal extracted from the Hongchang Mine approaches the maximum estimated amount of proven and probable reserves.

The map below indicates the location of the Hongchang Mine and SinoCoking’s facilities in Pingdingshan:

We are currently extracting raw coal at the rate of 300,000 tonnes per year from the Hongchang Mine , and this rate of extraction has increased in 2010, from our historical extraction rates of roughly 150,000 tonnes per year.  Since acquisition in 2005, the Company has extracted a total of 869,534 tonnes from the Hongchang Mine , and prior to this time, the predecessor owners of these mines extracted a total of 345,000 tonnes .

The mining equipment and facilities used in the Hongchang Mine was originally installed in 2005, and generally has an estimated useful life of 5 years, however, it is difficult to predict which mining equipment will require replacement in the future.   The total cost of replacement of the plant and equipment used in the Hongchang Mine is approximately RMB 15 million (approximately USD $2.2 million).   The total annual average cost of operating the Hongchang Mine , as currently estimated based on an average output per year of 300,000 tonnes per year, is $16 per ton, or an aggregate of approximately $4.78 million per year.  The principal pieces of equipment used in our mining operations, including safety system, underground transportation system and loading system were manufactured in the PRC.

All of our coal mines are underground mines.  The following table sets out detailed information for the Hongchang Mine :

Hongchang Mine
Background data:
Commencement of construction	1984
Commencement of commercial production	1987
Coalfield area (square kilometers)	0.31
Reserve data:(1)
Total in-place proven and probable reserves(2)(3)	2,479,000
Mining recovery rate (%) (4)	60%
Coal washing recovery rate (%) (5)	75%
Depth of mines (meters underground)	80 – 200 meters
First seam: 1.14 meters
Average thickness of main coal seams (meters) (6)	Second seam: 5.50 meters

Type of coal	Thermal/Metallurgical
Leased/owned	Owned
Assigned/unassigned(7)	Assigned
Sulfur content (%)
First seam	2.64
Second seam	0.55
Water content (%)
First seam	0.83
Second seam	1.5
Ash content (%)
First seam	15.3
Second seam	14.0
Volatility content (%)
First seam	32.5
Second seam	29.0
Thermal Value (megajoules per kilogram)
First seam	32.3
Second seam	31.5
Production data: (in tonnes)
Designed raw coal production capacity (per year)	300,000
Raw coal production:
2005 and prior	334,000
2006	131,148
2007	103,832
2008	200,188
2009	245,773
Cumulative raw coal production
as of March 31, 2010	869,824

(1)
The reserve data including (i) total in-place proven and probable reserves, (ii) mining and coal preparation plant recovery rates; (iii) depth of mine; and (iv) average thickness of main coal seam are based on the relevant information from a report dated November 2005 issued by of our provincial mining authorities, the Regional Geological Survey Team of the Henan Bureau of Geology and Mineral Exploration and Development (the “2005 Mining Report”) , and records of the Company.   Non-accessible reserves are defined as the portion of identified resources estimated to be not accessible by application of one or more accessibility factors within an area.  We note that the degree of assurance between what would meet the definition of “proven reserves” on the one hand, and “probable reserves” on the other hand, cannot be readily defined.  Accordingly, pursuant to the SEC’s Industry Guide 7 – Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations, in the table above we report proven and probable reserves on a combined basis.

(2)
In-place reserves refer to coal in-situ prior to the deduction of pillars of support, barriers or constraints.  According to the 2005 M ining R eport, the  Hongchang Mine was initially found to have total estimated reserves and resources of 2.81 million tonnes .  334,000 tonnes were removed during exploration, leaving approximately 2.47 million tonnes of estimated reserves and resources.  Of this amount of in-place proven and probable reserves, the Hongchang Mine has a total estimated recoverable coal of approximately 1.22 million tonnes according to the 2005 Mining Report.

(3)	All of the Hongchang Mine utilize the room-and-pillar method of underground extraction.

(4)
The mining recovery rate represents estimated coal recovered or extracted as a percentage of coal reserves.  The Company does not calculate actual recovery rate.  For purposes of this table, the Company utilizes an estimate based on applicable geological standards, which may or may not equal the actual recovery rate for extracted coal.

(5)	Coal washing recovery rate refers to the rate of recovery of coal in the production of our washed coal products.

(6)	The Hongchang Mine contains two major seams, referred to in this table as the “First Seam” and the “Second Seam”.

(7)
“Assigned” reserves refer to coal which has been committed to a particular mining complex (mine shafts, mining equipment, and plant facilities), and all coal which has been leased by the company to others. “Unassigned” reserves refer to coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin on the property.

Mining Rights

We have mining rights for the Hongchang Mine under a consolidated mining permit dated July 6, 2007 issued by the Office of Land Resources of Henan Province.  SinoCoking initially acquired the resource mining permits and the mining rights to the Hongchang Mine and assumed mining operations in July 2005 when it acquired the Hongchang Mine .

Similar to other coal producers in the PRC, the Hongchang Mine , including the mine site and the underlying coal and other minerals, are owned by the PRC government.  Accordingly, the amount of coal that SinoCoking can extract from the mine is based on a mining right issued by the Henan Province Department of Land and Resources.  The mining right is issued pursuant to a reserves appraisal report submitted by government authorized mining engineers, upon approval of such appraisal report by the Henan Province Department of Land and Resources.  The amount of coal that can be extracted under the mining right represents what we can economically and legally extract under applicable PRC law and regulations and as determined by the Department of Land and Resources.

Under our current mining rights, we are theoretically permitted to extract up to 2,479,000 tonnes of coal from the Hongchang Mine , which represents its estimated in-place proven and probable reserves.  Out of the proven and probable reserves, the Pingdingshan Coal Mine Design and Research Institute estimated that 1,215,100 tonnes are recoverable.  In August 2007, SinoCoking made payment of 4.46 million RMB (approximately USD $0.6 million), toward partial payment for its mining rights for the 2,479,000 tonnes of total reserves.  An additional payment is anticipated to become due, when charged by the government, in the estimated amount of USD $0.4 million as a final payment in connection with these mining rights.   The exact amount of the additional payment will depend on market prices as determined by the Henan Province Department of Land and Resources, and negotiations between us and the Department of Land and Resources.  Our current mining rights permit SinoCoking to extract coal from the Hongchang Mine until September 2013, until and unless these rights are extended.

The amount that must be paid for mining rights is generally determined on a per ton basis on proven and probable reserves (and not based on actual recoverable coal), as well as prevailing market prices as determined by the Henan Province Department of Land and Resources.  In the event that further exploration results in an extension of estimated proven and probable reserves (if SinoCoking desires to extract these additional reserves), or if SinoCoking will continue mining the Hongchang Mine beyond September 2013, it must then obtain an additional permit from the Henan Province Department of Land and Resources and may be subject to additional fees to acquire or modify its mining rights.  The Company expects that the cost of further exploration in and around the Hongchang Mine would be borne by the Company.  As of  March 31, 2010 , a total of 869,534 tonnes out of the estimated 1,215,100 tonnes of recoverable reserves have been extracted from the Hongchang Mine .   Based on the estimated 1.22 million tonnes of proven and probable reserves that are recoverable per the 2005 Mining Report, the Hongchang Mine has an additional 345,566 tonnes of recoverable coal remaining, and at current extraction rates the Hongchang Mine is expected to exhaust its reserves by the end of 2010.    The Company anticipates that additional geological studies will be conducted for the Hongchang Mine to determine the extent of  additional recoverable in-place reserves  present at the site.  SinoCoking notes that the estimated 1,215,100 tonnes of recoverable reserves is a government estimate created and used by local mining authorities to determine permissible extraction rates, the duration of our mining license, and to approve mine designs and that it is subject to revision .  SinoCoking also utilizes this estimate for accounting purposes, to amortize its mining rights.  Currently estimated recoverable coal may not necessarily be consistent with the results of future mining, engineering and feasibility studies or reports.

Railway Assets

Currently, the Company has rail assets consisting of approximately 4.5 kilometers of special purpose coal transportation railway tracks that serve to facilitate the transportation of coal from the Company’s yard to the national railway system, and ultimately to its customers.  SinoCoking does not own its own railcars and locomotives, but instead pays access fees to the PRC government for the use of government-owned and operated railcars and locomotives.  These railcars are loaded with coal and coke products at the Company’s yard for delivery through the national railway system.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders.  However, we may receive up to approximately $47 million upon exercise of the warrants issued to the investors and placement agents in the financing transactions described above, the underlying shares of which are included in the registration statement of which this prospectus is a part.  These warrants may be exercised by their holders using cash, or under certain circumstances they may be exercised by their holders pursuant to a cashless exercise provision.  In instances where warrants are exercised without cash, we will not receive any proceeds from the warrants.  The exercise of these warrants by their holders will result in the issuance by us of additional shares of common stock.  We anticipate that the proceeds received, if any, from the exercise of the warrants, will be used for general corporate purposes, including the funding of our working capital requirements.

All proceeds from the sale of common stock offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.”  With the exception of any brokerage fees and commissions which are the respective obligations of each of the selling security holders, we are responsible for the fees, costs and expenses of this prospectus and related registration of our shares, which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

We are registering the following securities:

●	2,343,268 shares of common stock issued to non-U.S. investors;

●	1,171,634 shares of common stock underlying warrants issued to non-U.S. investors;

●	5,001,667 shares of common stock issued to U.S. investors; and

●	2,867,997 shares of common stock underlying warrants issued to U.S. investors and placement agents.

We are registering these securities in order to permit the selling security holders to dispose of the shares of our common stock held by them, from time to time.  The selling security holders may sell all, some, or none of their shares that are being registered.  See “Plan of Distribution.”

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of May 7, 2010 (assuming full exercise of the warrants held by such selling security holder, if any).  Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders.  Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold.  Column E lists the percentage of class beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold, based on 20,871,192 shares of common stock issued and outstanding on March 31, 2010.

We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future.  For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our affiliates during the last three years.  Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.  Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Michael Miller TTEE FBO Aarnel Funding Corp. Pension Plan (5)	37,500	(6)	37,500	(6)	0	0%
Alder Capital Partners I LP (7)	150,000	(8)	150,000	(8)	0	0%
Allan Rothstein (9)	22,500	(10)	22,500	(10)	0	0%
Alpha Capital Anstalt (11)	52,500	(12)	52,500	(12)	0	0%
Anson Investments Master Fund, LP (13)	37,500	(14)	37,500	(14)	0	0%
Anthony G. Polak (3) (15)	15,000	(16)	15,000	(16)	0	0%
Anthony Polak "S" (3) (17)	15,000	(18)	15,000	(18)	0	0%
Ardsley Offshore Fund, Ltd (19) (317)	30,960	(20)	30,960	(20)	0	0%
Ardsley Partners Fund II, LP (21) (317)	159,315	(22)	159,315	(22)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Ardsley Partners Institutional Fund, LP (23) (317)	127,065	(24)	127,065	(24)	0	0%
Atlas Allocation Fund, LP (25)	52,500	(26)	52,500	(26)	0	0%
Bai Ye Feng (27)	123,750	(28)	123,750	(28)	0	0%
Barry Honig (29)	62,501	(30)	62,501	(30)	0	0%
Ben T. Morris (3) (31)	13,500	(32)	13,500	(32)	0	0%
Bridgeway Asset Management Ltd. (33)	26,250	(34)	26,250	(34)	0	0%
Brio Capital LP (35)	28,001	(36)	28,001	(36)	0	0%
Burt Stangarone (3) (37)	18,750	(38)	18,750	(38)	0	0%
Cape One Financial Master Fund Ltd. (39)	49,500	(40)	49,500	(40)	0	0%
Capital Ventures International (3) (41)	300,000	(42)	300,000	(42)	0	0%
Carpe Diem Partners LLC (43)	30,000	(44)	30,000	(44)	0	0%
Celenian Appreciation Fund, LP (45)	30,000	(46)	30,000	(46)	0	0%
Clough Asia Fund, Ltd. (47) (318)	12,000	(48)	12,000	(48)	0	0%
Clough Investment Partners I, LP (49) (318)	44,175	(50)	44,175	(50)	0	0%
Clough Investment Partners II, LP (51) (318)	5,325	(52)	5,325	(52)	0	0%
Clough Offshore Fund, Ltd (53) (318)	25,500	(54)	25,500	(54)	0	0%
Daybreak Special Situations Master Fund, Ltd. (55)	97,500	(56)	97,500	(56)	0	0%
Del Rey Management LP (57)	37,500	(58)	37,500	(58)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Domaco Venture Capital Fund (59) (319)	15,000	(60)	15,000	(60)	0	0%
Don Weir & Julie E. Weir JTTIC (3) (61)	12,000	(62)	12,000	(62)	0	0%
Don A. Sanders (3) (63)	25,500	(64)	25,500	(64)	0	0%
Emily Polak (65)	7,500	(66)	7,500	(66)	0	0%
Empery Asset Master, Ltd (67) (320)	63,000	(68)	63,000	(68)	0	0%
EOS Holdings, LLC (69)	120,000	(70)	120,000	(70)	0	0%
Equity Interest, Inc. (71) (319)	7,500	(72)	7,500	(72)	0	0%
Eugene Rintels Trust (73)	10,500	(74)	10,500	(74)	0	0%
Excalibur Special Opportunities LP (75)	249,999	(76)	249,999	(76)	0	0%
Far Ventures, LLC (77)	4,500	(78)	4,500	(78)	0	0%
Futurtec, LP (79)	37,500	(80)	37,500	(80)	0	0%
Gemini Master Fund, Ltd (81)	15,000	(82)	15,000	(82)	0	0%
Greenberg Capital LLC (83)	6,000	(84)	6,000	(84)	0	0%
Greenview Capital (85)	100,001	(86)	100,001	(86)	0	0%
Greg Freihofner (87)	12,750	(88)	12,750	(88)	0	0%
GRQ Consultants, Inc. 401K (89)	147,500	(90)	147,500	(90)	0	0%
Guerrilla Partners, LP (91) (321)	90,000	(92)	90,000	(92)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Hammerman Capital Partners, LP (93) (322)	47,501	(94)	47,501	(94)	0	0%
HCP Opportunity Fund LP (95) (322)	87,500	(96)	87,500	(96)	0	0%
Hartz Capital Investments, LLC (97) (320)	63,000	(98)	63,000	(98)	0	0%
Heller Capital Investments (99)	30,000	(100)	30,000	(100)	0	0%
High Capital Funding, LLC (101)	12,000	(102)	12,000	(102)	0	0%
Hua-Mei 21st Century Partners, LP (103) (321)	150,000	(104)	150,000	(104)	0	0%
Hudson Bay Fund LP (105) (323)	307,500	(106)	307,500	(106)	0	0%
Hudson Bay Overseas Fund Ltd (107) (323)	442,500	(108)	442,500	(108)	0	0%
Iroquois Master Fund Ltd (109)	52,500	(110)	52,500	(110)	0	0%
Jamie Polak (3) (111)	7,500	(112)	7,500	(112)	0	0%
Jayhawk Private Equity Fund II, LP (113)	450,000	(114)	450,000	(114)	0	0%
Jeffrey Grodko (115)	12,000	(116)	12,000	(116)	0	0%
Jeffrey A. Grossman (117)	37,500	(118)	37,500	(118)	0	0%
JW Partners, LP (119)	6,000	(120)	6,000	(120)	0	0%
Katherine U. Sanders (3) (121)	12,000	(122)	12,000	(122)	0	0%
Kensington Partners, LP (123)	187,500	(124)	187,500	(124)	0	0%
Lawrence Kaplan (125)	37,500	(126)	37,500	(126)	0	0%
Lennox Capital Partners, LP (127)	52,500	(128)	52,500	(128)	0	0%
Linda Hechter (129)	18,750	(130)	18,750	(130)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Marc Freeman (131)	18,501	(132)	18,501	(132)	0	0%
Marion Lynton (133) (317)	5,160	(134)	5,160	(134)	0	0%
Markets Edge, Ltd (135)	11,250	(136)	11,250	(136)	0	0%
Michael and Betsy Brauser (137)	75,000	(138)	75,000	(138)	0	0%
Michael Florence (139)	4,500	(140)	4,500	(140)	0	0%
Micro Pipe Fund I, LLC (141)	63,000	(142)	63,000	(142)	0	0%
Mondo Limited (143)	60,000	(144)	60,000	(144)	0	0%
Mountain Special Sitations Fund LLC (145)	45,000	(146)	45,000	(146)	0	0%
Next View Capital, LP (147)	225,000	(148)	225,000	(148)	0	0%
Octagon Capital Partners (149)	60,000	(150)	60,000	(150)	0	0%
Old Mill Capital Partners, LP (151)	15,000	(152)	15,000	(152)	0	0%
Option Opportunities Co. (153) (324)	23,750	(154)	23,750	(154)	0	0%
Osmium Special Situations Fund Ltd (155)	1,475,000	(156)	1,475,000	(156)	0	0%
Overbrook Capital, LLC (157)	11,250	(158)	11,250	(158)	0	0%
Paragon Capital LP (159)	123,750	(160)	123,750	(160)	0	0%
Paul Hickey (3) (161)	26,250	(162)	26,250	(162)	0	0%
Richard Molinsky (163)	15,000	(164)	15,000	(164)	0	0%
RL Capital Partners (3) (165)	75,000	(166)	75,000	(166)	0	0%
Ronald Lazar (3) (167)	7,500	(168)	7,500	(168)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Sanders 2003 Children’s Trust (3) (169) (325)	12,000	(170)	12,000	(170)	0	0%
Sanders Opportunity Fund (Inst), LP (3) (171) (325)	57,225	(172)	57,225	(172)	0	0%
Sanders Opportunity Fund LP (3) (173) (325)	17,775	(174)	17,775	(174)	0	0%
SDS Capital Group SPC, Ltd (175)	26,250	(176)	26,250	(176)	0	0%
Shira Capital LLC (3) (177)	45,000	(178)	45,000	(178)	0	0%
Steve Mazur (179)	22,500	(180)	22,500	(180)	0	0%
Suresh Madan & Sarita Madan (181)	18,750	(182)	18,750	(182)	0	0%
T Squared China Fund LLC (183) (326)	12,500	(184)	12,500	(184)	0	0%
T Squared Investments LLC (185) (326)	62,501	(186)	62,501	(186)	0	0%
Taylor International Fund, Ltd (187)	60,000	(188)	60,000	(188)	0	0%
The USX China Fund (189)	37,500	(190)	37,500	(190)	0	0%
Trillion Growth China LP (191)	37,500	(192)	37,500	(192)	0	0%
Triumph Small Cap Fund, Inc. (193)	6,000	(194)	6,000	(194)	0	0%
Walter J. Lipinski (195)	6,000	(196)	6,000	(196)	0	0%
Warberg Opportunistic Trading Fund LP (197) (324)	41,501	(198)	41,501	(198)	0	0%
Westpark Capital, L.P. (199)	37,500	(200)	37,500	(200)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Wilmark of Nevada, Inc. (201)	120,000	(202)	120,000	(202)	0	0%
Aijun Du (203)	477,000	(204)	477,000	(204)	0	0%
Aili Fan (205)	3,000	(206)	3,000	(206)	0	0%
Bin Zheng (207)	180,000	(208)	180,000	(208)	0	0%
Changxi Wang (209)	1,500	(210)	1,500	(210)	0	0%
Chijie Yang (211)	4,500	(212)	4,500	(212)	0	0%
Cuihong Ding (213)	3,000	(214)	3,000	(214)	0	0%
Dongliang Li (215)	156,285	(216)	156,285	(216)	0	0%
En Li (217)	45,000	(218)	45,000	(218)	0	0%
Fei Sun (219)	62,973	(220)	62,973	(220)	0	0%
Fengying Fan (221)	245,973	(222)	245,973	(222)	0	0%
Guanghao Cheng (223)	46,119	(224)	46,119	(224)	0	0%
Guo Yang (225)	3,000	(226)	3,000	(226)	0	0%
Haiyan Wei (227)	3,000	(228)	3,000	(228)	0	0%
Hanqing Chen (229)	367,647	(230)	367,647	(230)	0	0%
Huiying Xu (231)	1,500	(232)	1,500	(232)	0	0%
Jia Yao (233)	3,000	(234)	3,000	(234)	0	0%
Jianwei Zheng (235)	1,500	(236)	1,500	(236)	0	0%
Jing Xie (237)	3,000	(238)	3,000	(238)	0	0%
Jingliang Zheng (239)	3,000	(240)	3,000	(240)	0	0%
Kunfeng Zhang (241)	570,000	(242)	570,000	(242)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Kunyang Li (243)	90,000	(244)	90,000	(244)	0	0%
Lili Wang (245)	435,000	(246)	435,000	(246)	0	0%
Liming Wang (247)	30,000	(248)	30,000	(248)	0	0%
Meiping Wang (249)	750	(250)	750	(250)	0	0%
Nengyi Jiang (251)	6,000	(252)	6,000	(252)	0	0%
Ning Sha (253)	3,000	(254)	3,000	(254)	0	0%
Peican Li (255)	15,000	(256)	15,000	(256)	0	0%
Peijing Li (257)	15,000	(258)	15,000	(258)	0	0%
Pingsheng Li (259)	9,000	(260)	9,000	(260)	0	0%
Sanping Lv (261)	1,500	(262)	1,500	(262)	0	0%
Tong Liu (263)	3,000	(264)	3,000	(264)	0	0%
Weiwei Zan (265)	1,800	(266)	1,800	(266)	0	0%
Wenyi Liao (267)	1,500	(268)	1,500	(268)	0	0%
Xingwu Zhou (269)	180,000	(270)	180,000	(270)	0	0%
Xushuai Wang (271)	365,223	(272)	365,223	(272)	0	0%
Yancai Wang (273)	3,000	(274)	3,000	(274)	0	0%
Yang Wang (275)	98,829	(276)	98,829	(276)	0	0%
Yansong Sun (277)	4,500	(278)	4,500	(278)	0	0%
Yaopeng Wu (279)	15,000	(280)	15,000	(280)	0	0%
Yingying Zhang (281)	4,500	(282)	4,500	(282)	0	0%
Yufen Jiao (283)	3,000	(284)	3,000	(284)	0	0%

Name (A)	Securities Beneficially Owned Prior to Offering(1) (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (4) (E)
Zhanjun Lou (285)	1,800	(286)	1,800	(286)	0	0%
Zhengkai Zhu (287)	36,603	(288)	36,603	(288)	0	0%
Zhonghua Liu (289)	3,000	(290)	3,000	(290)	0	0%
Zhuli Li (291)	5,400	(292)	5,400	(292)	0	0%
Madison Williams and Company LLC (293) (327)	98,865	(294)	98,865	(294)	0	0%
Rodman & Renshaw LLC (4) (295) (328)	54,000	(296)	54,000	(296)	0	0%
MW Equity Pool LLC (4) (297) (327)	148,298	(298)	148,298	(298)	0	0%
Ramnarain Jaigobind (4) (299) (328)	20,870	(300)	20,870	(300)	0	0%
Eric Lord (4) (301) (328)	5,227	(302)	5,227	(302)	0	0%
Kevin Mangan (4) (303) (328)	2,402	(304)	2,402	(304)	0	0%
KaiKai Dong (4) (305) (328)	2,000	(306)	2,000	(306)	0	0%
Chirag Choudhary (4) (307) (328)	9,741	(308)	9,741	(308)	0	0%
Harry Ioannou (4) (309) (328)	12,828	(310)	12,828	(310)	0	0%
George Anagnostou (4) (311) (328)	5,273	(312)	5,273	(312)	0	0%
Jonah Raskas (4) (313) (328)	3,303	(314)	3,303	(314)	0	0%
Philip Riggio (4) (315) (328)	4,356	(316)	4,356	(316)	0	0%

(1)
Unless otherwise indicated, the selling security holders listed in the table above acquired the securities being offered in the February and March closings of the Company’s $44 million private placement financing described above.  The securities in both closings consisted of units purchased at $6.00 each, with each unit consisting of one share of common stock, and a five year warrant for the purchase of 0.5 shares of common stock with and exercise price of $12.00 per whole share. Percentages stated in the above table are based on a total of 20,871,192 shares of common stock outstanding as of May 10, 2010.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)	This securityholder is a broker-dealer, and is therefore deemed an “underwriter” under the Securities Act of 1933 as amended .

(4)
This security holder is an affiliate of a broker-dealer.  Each affiliate of a broker-dealer represents that such affiliate (a) purchased or acquired the securities to be resold in the ordinary course of business, and (b) had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase or acquisition.  Further, each affiliate of a broker-dealer represents that the affiliated broker-dealer received these securities as compensation for underwriting activities, prior to their assignment to the affiliate.

(5)
The address of this security holder is 31 Pierce Lane, Norwich VT 05055. Michael Miller, as trustee of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(6)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(7)
The address of this security holder is 1223 Camino Del Mar, Del Mar, California 92014. Michael Licosati, as managing partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(8)
Includes 100,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(9)	The address of this security holder is 98 Cuttermill Road, Suite 370, South, Great Neck, NY 11021.

(10)
Includes 15,000 shares of Common Stock and 7,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(11)
The address of this security holder is Dradafent 79490 Furstentuns cms Vaduz, Lichtenstein. Konrad Ackerman, as director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(12)
Includes 35,000 shares of Common Stock and 17,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(13)
The address of this security holder is 5950 Berkshire Lane, Suite 510, Dallas, TX 75225. Bruce Winson, as portfolio manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(14)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(15)	The address of this security holder is 8 Elskip Lane, Greenwich, CT 06831.

(16)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(17)	The address of this security holder is 8 Elskip Lane, Greenwich, CT 06831.

(18)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(19)
The address of this security holder is c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT  06902. Philip J. Hempleman, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(20)
Includes 20,640 shares of Common Stock and 10,320 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(21)
The address of this security holder is c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT  06902. Philip J. Hempleman, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(22)
Includes 106,210 shares of Common Stock and 53,105 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(23)
The address of this security holder is c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT  06902. Philip J. Hempleman, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(24)
Includes 84,710 shares of Common Stock and 42,355 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(25)
The address of this security holder is 8214 Westchester Drive, Suite 650, Dallas, TX 75225. Robert H. Alpert, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(26)
Includes 35,000 shares of Common Stock and 17,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(27)	The address of this security holder is Flat F, 9/F, Tower 1, Harbour Green No.8 Sham Mong Road, Tai Kok Tsui Kowloon, Hong Kong.

(28)
Includes 82,500 shares of Common Stock and 41,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(29)	The address of this security holder is 595 S Federal Highway, Suite 600, Boca Raton, FL 33432.

(30)
Includes 41,667 shares of Common Stock and 20,834 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(31)	The address of this security holder is 5800 JP Morgan Chase Tower, Austin, TX 77002.

(32)
Includes 9,000 shares of Common Stock and 4,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(33)
The address of this security holder is Suite 2021, Two Pacific Place, 88 Queensway, Hong Kong. Li Wen Ying, as sole director and shareholder of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(34)
Includes 17,500 shares of Common Stock and 8,750 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(35)
The address of this security holder is 401 E. 34th Street, Suite South 33C, New York, NY 10016. Shaye Hirsch, as managing partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(36)
Includes 18,667 shares of Common Stock and 9,334 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(37)	The address of this security holder is 76 Childs Rd., Basking Ridge, NJ 07920.

(38)
Includes 12,500 shares of Common Stock and 6,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(39)
The address of this security holder is 410 Park Ave, Suite 1500, New York, NY 10022. Reid Drescher, as managing member of the investment manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(40)
Includes 33,000 shares of Common Stock and 16,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(41)
The address of this security holder is 101 California St, Suite 3250, San Francisco, CA, 94111. Heights Capital Management, Inc., the authorized agent of this security holder, has discretionary authority to vote and dispose of these securities held by this security holder and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc. may also be deemed to have the investment discretion and voting power over these securities. Mr. Kobinger disclaims any such beneficial ownership of these securities.

(42)
Includes 200,000 shares of Common Stock and 100,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(43)
The address of this security holder is 3400 N. Lake Shore Drive, 2nd Floor, Chicago, IL 60657.  John Ziegelman, as president and chief executive officer of Carpe Diem Capital Management, LLC, which is investment manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(44)
Includes 20,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(45)
The address of this security holder is 338 Spear Street, Suite 8D, San Francisco, CA 94105. Ikro Yoon, as managing member of Celenian Capital LLC, which is general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(46)
Includes 20,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(47)
The address of this security holder is One Post Office Square, 40th Floor, Boston MA 02109. Eric A. Brock, as partner of general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(48)
Includes 8,000 shares of Common Stock and 4,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(49)
The address of this security holder is One Post Office Square, 40th Floor, Boston MA 02109. Eric A. Brock, as partner of general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(50)
Includes 29,450 shares of Common Stock and 14,725 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(51)
The address of this security holder is One Post Office Square, 40th Floor, Boston MA 02109. Eric A. Brock, as partner of general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(52)
Includes 3,550 shares of Common Stock and 1,775 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(53)
The address of this security holder is One Post Office Square, 40th Floor, Boston MA 02109. Eric A. Brock, as partner of investment advisor of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(54)
Includes 17,000 shares of Common Stock and 8,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(55)
The address of this security holder is 100 East Cook Avenue, Suite 100 Libertyville IL 60048. Larry Butz and John Prinz, as managing partners of general partner of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(56)
Includes 65,000 shares of Common Stock and 32,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(57)
The address of this security holder is 877 West Main Street #600, Boise, ID  83702. Gregory A. Bied, as managing partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(58)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(59)
The address of this security holder is 195 Beech St. Eastchester, NY 10709. Jack Polak, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(60)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(61)	The address of this security holder is 303 Green Belt, Houston, TX 77079.

(62)
Includes 8,000 shares of Common Stock and 4,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(63)	The address of this security holder is 600 Travis St #5800, Houston, TX 77002.

(64)
Includes 17,000 shares of Common Stock and 8,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(65)	The address of this security holder is 229 Chrystie St., Apt 1107, New York, NY 10002.

(66)
Includes 5,000 shares of Common Stock and 2,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(67)
The address of this security holder is c/o Empery Asset Management LP, 120 Broadway, Suite 1019, New York, NY 10271. Empery Asset Management, LP, the authorized agent of this security holder, has discretionary authority to vote and dispose of these securities held by this security holder and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these securities.

(68)
Includes 42,000 shares of Common Stock and 21,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(69)
The address of this security holder is 2560 Highvale Rd., Las Vegas, NV 89134. Jon Richard Carnes, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(70)
Includes 80,000 shares of Common Stock and 40,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(71)
The address of this security holder is 195 Beech St. Eastchester, NY 10709. Jack Polak, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(72)
Includes 5,000 shares of Common Stock and 2,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(73)	The address of this security holder is 560 Ridge Rd, Winnetka, IL 60093.

(74)
Includes 7,000 shares of Common Stock and 3,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(75)
The address of this security holder is 150 Bloor Street Suite 14, Toronto, ON M5S 2X9, Canada. William Hechter, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(76)
Includes 166,666 shares of Common Stock and 83,333 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(77)
The address of this security holder is 9 Daniel Drive, Glen Cove, NY 11542. Steven M. Farber and S. Edmond Farber, as managing members of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(78)
Includes 3,000 shares of Common Stock and 1,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(79)
The address of this security holder is 111 Great Neck Rd., Suite 301, Great Neck, NY 11021. Ido Klear, as president of Futurtec Capital Corporation, the general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(80)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(81)
The address of this security holder is c/o Gemini Strategies, LLC, 135 Liverpool Drive, Suite C, Cardiff, CA 92007. Steven Winters, as president of the investment manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(82)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(83)
The address of this security holder is 1000 Woodbury Road, Suite 207, Woodbury, NY 11797. David Greenberg, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(84)
Includes 4,000 shares of Common Stock and 2,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(85)
The address of this security holder is 100 East Cook Avenue, Suite 101 Libertyville IL 60048. Gene Maher, as principal of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(86)
Includes 66,667 shares of Common Stock and 33,334 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(87)	The address of this security holder is 2 Sharon Lane, Scarsdale, NY 10583.
(88)
Includes 8,500 shares of Common Stock and 4,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(89)
The address of this security holder is 595 S Federal Highway, Suite 600, Boca Raton, FL 33432. Barry Honig, as trustee of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(90)
Includes 98,333 shares of Common Stock and 49,167 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(91)
The address of this security holder is 237 Park Avenue, 9th Floor, New York, NY 10017. Peter Siris and Leigh Curry, as managing directors of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(92)
Includes 60,000 shares of Common Stock and 30,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(93)
The address of this security holder is 1232 Rose Lane, Lafayette, CA 94549. Jason A. Hammerman, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(94)
Includes 31,667 shares of Common Stock and 15,834 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(95)
The address of this security holder is 1232 Rose Lane, Lafayette, CA 94549. Jason A. Hammerman, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(96)
Includes 58,333 shares of Common Stock and 29,167 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(97)
The address of this security holder is c/o Empery Asset Management LP, 121 Broadway, Suite 1019, New York, NY 10271. Empery Asset Management LP, the authorized agent of this security holder, has discretionary authority to vote and dispose of these securities held by this security holder and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over these securities. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these securities.

(98)
Includes 42,000 shares of Common Stock and 21,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(99)
The address of this security holder is 700 E. Palisade Avenue, Englewood Cliffs, NJ 07632. Ronald I. Heller, as Chief Information Officer of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(100)
Includes 20,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(101)
The address of this security holder is 333 Sandy Springs Circle, Suite 230, Atlanta , GA 30328.  Frank E. Hart, as manager, Frea A. Brasch, as chief financial officer, and David A. Rapaport, as executive vice president and  of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(102)
Includes 8,000 shares of Common Stock and 4,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(103)
The address of this security holder is 237 Park Avenue, 9th Floor, New York, NY 10017. Peter Siris and Leigh Curry, as managing directors of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(104)
Includes 100,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(105)
The address of this security holder is 120 Broadway, 4th Floor, New York, NY 10271. Hudson Bay Capital Management, L.P., the investment manager of this security holder, has voting and investment power over these securities held by this security holder and may be deemed to be the beneficial owner of these securities. Sander Gerber, in his capacity as managing member of Hudson Bay Capital GP LLC, which is general partner of Hudson Bay Capital Management, L.P., may also be deemed to have investment discretion and voting power over these securities. Mr. Gerber disclaims any beneficial ownership of these securities.

(106)
Includes 205,000 shares of Common Stock and 102,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(107)
The address of this security holder is 120 Broadway, 4th Floor, New York, NY 10271. Hudson Bay Capital Management, L.P., the investment manager of this security holder, has voting and investment power over these securities held by this security holder and may be deemed to be the beneficial owner of these securities. Sander Gerber, in his capacity as managing member of Hudson Bay Capital GP LLC, which is general partner of Hudson Bay Capital Management, L.P., may also be deemed to have investment discretion and voting power over these securities. Mr. Gerber disclaims any beneficial ownership of these securities.

(108)
Includes 295,000 shares of Common Stock and 147,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(109)
The address of this security holder is 641 Lexington Ave. 26th Fl, New York, NY 10022. Joshua Silverman, as authorized signatory of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(110)
Includes 35,000 shares of Common Stock and 17,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(111)	The address of this security holder is 220 Riverside Blvd, Apt 7-T, New York, NY 10069.
(112)
Includes 5,000 shares of Common Stock and 2,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(113)
The address of this security holder is 930 Tahoe Blvd., 802-281, Incline Village, NV, 89451. Kent C. McCarthy, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(114)
Includes 300,000 shares of Common Stock and 150,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(115)	The address of this security holder is 1865 E. 28th St., Brooklyn, NY 11229.
(116)
Includes 8,000 shares of Common Stock and 4,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(117)	The address of this security holder is 35 Rochelle Dr., New City, NY 10956.
(118)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(119)
The address of this security holder is 900 Third Avenue, Suite 1401, New York, NY 10022.  Jason Wild, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(120)
Includes 4,000 shares of Common Stock and 2,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(121)	The address of this security holder is 4014 Inverness Drive, Houston, TX 77019.
(122)
Includes 8,000 shares of Common Stock and 4.000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(123)
The address of this security holder is 767 Third Avenue, 16th Fl., NY, NY 10017. Richard J. Keim, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(124)
Includes 125,000 shares of Common Stock and 62,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(125)	The address of this security holder is 2000 S Ocean Blvd., Boca Raton, FL 33432.
(126)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(127)
The address of this security holder is 2101 Cedar Springs Road, Suite 1230, Dallas, TX 75201.  Richard D. Squires, as president of the general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(128)
Includes 35,000 shares of Common Stock and 17,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(129)	The address of this security holder is 205 Vesta Drive, Toronto, ON M5P 3A1, Canada.
(130)
Includes 12,500 shares of Common Stock and 6,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(131)	The address of this security holder is 315 Rosemary Road, Toronto, Ontario M5P 3E4.
(132)
Includes 12,334 shares of Common Stock and 6,167 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(133)
The address of this security holder is c/o Ardsley Partners, 262 Harbor Drive, 4th Floor, Stamford, CT  06902. Philip J. Hempleman, as general manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(134)
Includes 3,440 shares of Common Stock and 1,720 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(135)
The address of this security holder is 1116 Pheasant Lane, Collegeville, PA 19426. Maj Soueidan, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(136)
Includes 7,500 shares of Common Stock and 3,750 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(137)	The address of this security holder is 3164 NE 31st Ave., Lighthouse Point, FL 33064.
(138)
Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(139)	The address of this security holder is 150 Signet Drive, Toronto ON M9L 1T9.
(140)
Includes 3,000 shares of Common Stock and 1,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(141)
The address of this security holder is 301 Mission Ave Ste 209, Oceanside, CA 92054.  David Mickelson, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(142)
Includes 42,000 shares of Common Stock and 21,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(143)
The address of this security holder is 57-63 Line Wall Road, PO Box 199, Gibraltar, Israel.  Albert Flores, Desmond Reoch, Brenda Avellano and Lesley Nuttall, as directors of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(144)
Includes 40,000 shares of Common Stock and 20,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(145)
The address of this security holder is c/o EagleRock Capital Management- 24 West 40th Street, 10th Floor, New York, NY 10018.  Nader Tavakoli, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(146)
Includes 30,000 shares of Common Stock and 15,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(147)
The address of this security holder is 180 Crestview Drive, Deerfield, IL 60015.  Stewart Flink, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(148)
Includes 150,000 shares of Common Stock and 75,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(149)
The address of this security holder is 155 West 68th St, # 27E, New York, NY 10023.  Steven Hart, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(150)
Includes 40,000 shares of Common Stock and 20,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(151)
The address of this security holder is 15750 1H-10 West, San Antonio, TX 78249. Jeffrey Dabbs, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(152)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(153)
The address of this security holder is 339 Sheridan Road, Winnetka, IL 60093. Daniel Warsh, as authorized representative of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(154)
Includes 15,833 shares of Common Stock and 7,917 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(155)
The address of this security holder is Canons Court, 22 Victoria St., Hamilton, HM 11, Bermuda. Christopher Kuchanny, as chairman of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(156)
Includes 983,333 shares of Common Stock and 491,667 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(157)
The address of this security holder is 288 Lancaster Ave, Bldg 1, Ste 3, Frazer, PA 19355. Michael Markowski, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(158)
Includes 7,500 shares of Common Stock and 3,750 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(159)
The address of this security holder is 110 East 59th Street, 29th Floor, New York, NY 10022.  Alan P. Donenfeld, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(160)
Includes 82,500 shares of Common Stock and 41,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(161)	The address of this security holder is 9243 N. Emerald Lake Cove, Cedar Hills, Utah 84062.
(162)
Includes 17,500 shares of Common Stock and 8,750 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(163)	The address of this security holder is 51 Loro’s Hwy East, Weston, CT 06883.
(164)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(165)
The address of this security holder is c/o Maxim Group, 405 Lexington Avenue, 2nd Floor, New York, NY 10174. Ronald Lazar and Anthony Polak, as managing members of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(166)
Includes 50,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(167)	The address of this security holder is 200 Winston Drive # 3109 Cliffside Park, NJ 07010-3234.
(168)
Includes 5,000 shares of Common Stock and 2,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(169)
The address of this security holder is 600 Travis St #5800, Houston, TX 77002. Don Weir, as trustee of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(170)
Includes 8,000 shares of Common Stock and 4,000  shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(171)
The address of this security holder is 600 Travis St #5800, Houston, TX 77002. Don Weir, as vice president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(172)
Includes 38,150 shares of Common Stock and 19,075  shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(173)
The address of this security holder is 600 Travis St #5800, Houston, TX 77002. Don Weir, as vice president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(174)
Includes 11,850 shares of Common Stock and 5,925  shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(175)
The address of this security holder is c/o SDS Management LLC, 53 Forest Avenue, 2nd Floor, Old Greenwich, CT  06870. Steve Derby, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(176)
Includes 17,500 shares of Common Stock and 8,750  shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(177)
The address of this security holder is 71 S. Wacker Drive, Suite 1900, Chicago, IL  60606. Montgomery Cornell, as assistant secretary of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(178)
Includes 30,000 shares of Common Stock and 15,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(179)	The address of this security holder is 66 Glenbrook Road, Suite 2121, Stamford, CT 06902.
(180)
Includes 15,000 shares of Common Stock and 7,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(181)	The address of this security holder is 157 Old Yonge Street, Toronto, ONT M2P 1R1.
(182)
Includes 12,500 shares of Common Stock and 6,250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(183)
The address of this security holder is 1325 6th Avenue, Floor 27, New York, NY  10019. Thomas Sauve and Mark Jensen have, as managing members of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(184)
Includes 8,333 shares of Common Stock and 4,167 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(185)
The address of this security holder is 1325 6th Avenue, Floor 27, New York, NY 10019. Thomas Sauve and Mark Jensen have, as managing members of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(186)
Includes 41,667 shares of Common Stock and 20,834 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(187)
The address of this security holder is 714 South Dearborn Street, 2nd Floor, Chicago, IL 60605.  Steve Taylor, as chairman of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(188)
Includes 40,000 shares of Common Stock and 20,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(189)
The address of this security holder is 5100 Poplar Ave, Ste 3119 Memphis, TN 38137.  Stephen L. Parr, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(190)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(191)
The address of this security holder is 1000, 888-3rd, St S.W., Calgary, AB, T2P 5C5, Canada. Corey Mitchell, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(192)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(193)
The address of this security holder is 1000 Woodbury Road, Suite 207, Woodbury, NY 11797.  Kenneth Orr, as chief executive officer of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(194)
Includes 4,000 shares of Common Stock and 2,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(195)	The address of this security holder is 6089 S. Oswego St., Greenwood Village, CO 80111.
(196)
Includes 4,000 shares of Common Stock and 2,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(197)
The address of this security holder is 95 Revere Drive, Suite A, Northbrook, IL  60062. Daniel Warsh, as member of Warberg Asset Management LLC, which is general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(198)
Includes 27,667 shares of Common Stock and 13,834 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(199)
The address of this security holder is 4965 Preston Park Blvd #220, Plano, Texas 75093.  Patrick J. Brosnahan, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(200)
Includes 25,000 shares of Common Stock and 12,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(201)
The address of this security holder is 1393 N. Bennett Circle, Farmington, Utah 84025. Bryant D. Cragun, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(202)
Includes 80,000 shares of Common Stock and 40,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(203)	The address of this security holder is 94 Jianshe Rd., Building 19, Unit 5, Rm 202, Huiyuan District, Luohe, Henan Province, People’s Republic of China
(204)
Includes 318,000 shares of Common Stock and 159,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(205)	The address of this security holder is 22 Gongren Village, Rm 22, Gaozhuang Town, Shilong District, Pingdingshan, Henan Province, People’s Republic of China.
(206)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(207)	The address of this security holder is 80 N. Guangming Rd., Building 2, Rm 4, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(208)
Includes 120,000 shares of Common Stock and 60,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(209)	The address of this security holder is 13 W. Tiyu Rd., Building 2, Rm 8, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(210)
Includes 1,000 shares of Common Stock and 500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(211)	The address of this security holder is Xingfu St., Rm 202, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.

(212)
Includes 3,000 shares of Common Stock and 1,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(213)	The address of this security holder is Linping Village, Group 4, Rm 26, Shuanghe Town, Zhongxiang, Hebei Province, People’s Republic of China.
(214)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(215)	The address of this security holder is Beijing St., Rm#1-1, Xigang District, Dalian, Liaoning Province, People’s Republic of China.
(216)
Includes 104,190 shares of Common Stock and 52,095 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(217)	The address of this security holder is Baozhuang Village, Liangwa Town, Lushan County, Henan Province, People’s Republic of China.
(218)
Includes 30,000 shares of Common Stock and 15,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(219)	The address of this security holder is 25 N. Xisanhuan Rd., Economics Department 2005, Haidian District, Beijing, People’s Republic of China.
(220)
Includes 41,982 shares of Common Stock and 20,991 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(221)	The address of this security holder is 100 Central Jianshe Rd., Building 4, Rm 61, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(222)
Includes 163,982 shares of Common Stock and 81,991 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(223)	The address of this security holder is 166 Fuxing Rd., Chengguan Town, Jia County, Henan Province, People’s Republic of China.
(224)
Includes 30,746 shares of Common Stock and 15,373 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(225)	The address of this security holder is East Guangcheng Rd., Rm 22, Ruzhou, Henan Province, People’s Republic of China.
(226)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(227)	The address of this security holder is Jizhuang Village, Rm 6, Xuezhuang Town, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.

(228)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(229)	The address of this security holder is 8 Shanshuidong Rd., No. 40, Hongqiao Garden, Binghu District, Wuxi, Jiangsu Province, People’s Republic of China.
(230)
Includes 245,098 shares of Common Stock and 122,549 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(231)	The address of this security holder is 26 E. Nanhuan Rd., Rm 9, Zhanhe District, Pingdingshan, Henan Province, People’s Republic of China.
(232)
Includes 1,000 shares of Common Stock and 500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(233)	The address of this security holder is 14 Fuxing Rd., Building 4, Rm 322, Haidian District, Beijing, People’s Republic of China.
(234)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(235)	The address of this security holder is 270 W. Jianshe Rd., Building 1, Rm 14, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(236)
Includes 1,000 shares of Common Stock and 500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(237)	The address of this security holder is Yuanding Rd., Academy of Education, Pingdingshan, Henan Province, People’s Republic of China.
(238)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(239)	The address of this security holder is 2 E. Yongan St., Rm3, Erqi District, Zhengzhou, Henan Province, People’s Republic of China.
(240)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(241)	The address of this security holder is 1 S. East Jianshe Rd., Building 5, Unit 3, Rm 8, Weidong District, Pingdingshan, Henan Province, People’s Republic of China.
(242)
Includes 380,000 shares of Common Stock and 190,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(243)	The address of this security holder is 2 Street, Rm 9, Shuangpaifang Village, Suiyang District, Shangqiu, Henan Province, People’s Republic of China.
(244)
Includes 60,000 shares of Common Stock and 30,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(245)	The address of this security holder is No. F11, Dushuyizhi, Daxing District, Beijing, People’s Republic of China.
(246)
Includes 290,000 shares of Common Stock and 145,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(247)	The address of this security holder is Fanrong St, Building 22-55, Weidong District, Pingdingshan, Henan Province, People’s Republic of China.
(248)
Includes 20,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(249)	The address of this security holder is 3 E. Kaiyuan Rd., Building 9, Rm 28, Weidong District, Pingdingshan, Henan Province, People’s Republic of China.
(250)
Includes 500 shares of Common Stock and 250 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(251)	The address of this security holder is Qingshanyi Village, Building 41, Rm 602, Meilie District, Sanming, Fujian Province, People’s Republic of China.
(252)
Includes 4,000 shares of Common Stock and 2,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(253)	The address of this security holder is 118 Diba St., Rm 1, Economic and Technical Development District, Zhengzhou, Henan Province, People’s Republic of China.
(254)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(255)	The address of this security holder is 100 N. Central Jianshe Rd., Building 4, Rm 61, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(256)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(257)	The address of this security holder is 100 N. Central Jianshe Rd., Building 4, Rm 61, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(258)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(259)	The address of this security holder is Qingshanyi Village, Building 37, Rm 206, Meilie District, Sanming, Fujian Province, People’s Republic of China.
(260)
Includes 6,000 shares of Common Stock and 3,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(261)	The address of this security holder is 28 Tiyu Rd., Building 11, Rm 41, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China.
(262)
Includes 1,000 shares of Common Stock and 500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(263)	The address of this security holder is Beilijia, Liulitun, Building 9, Rm 404, Chaoyang District, Beijing, People’s Republic of China.
(264)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(265)	The address of this security holder is Gebei St., Rm 56, Xunhua District, Zhangjiakou, Hebei Province, People’s Republic of China.
(266)
Includes 1,200 shares of Common Stock and 600 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(267)	The address of this security holder is 48 Dongsheng St., Rm 13, Mianjiang District, Chengdu, Sichuan Province, People’s Republic of China.
(268)
Includes 1,000 shares of Common Stock and 500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(269)	The address of this security holder is Dajiangbiantun, Wujiang Village, Rm 53, Pingnan Town, Pingnan County, Guangxi Province, People’s Republic of China.
(270)
Includes 120,000 shares of Common Stock and 60,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(271)	The address of this security holder is 25 N. Xisanhuan Rd., Economics Department 2005, Haidian District, Beijing, People’s Republic of China.
(272)
Includes 243,482 shares of Common Stock and 121,741 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(273)	The address of this security holder is Shangdong Village, Rm 62, Shangdian Town, Wugang, Henan Province, People’s Republic of China.

(274)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(275)	The address of this security holder is 60 S. Xueyuan Rd., Building 2, Rm 9, Haidian District, Beijing, People’s Republic of China.
(276)
Includes 65,886 shares of Common Stock and 32,943 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(277)	The address of this security holder is Zhongxin St, Building 3, Unit 1, Rm 201, Tiedong District, Zaozhuang, Shandong Province, People’s Republic of China.
(278)
Includes 3,000 shares of Common Stock and 1,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(279)	The address of this security holder is 21 S. Kaiyuan Rd., Unit 2, Rm 22, Zhanhe District, Pingdingshan, Henan Province, People’s Republic of China.
(280)
Includes 10,000 shares of Common Stock and 5,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(281)	The address of this security holder is South Aiqun Lane, Building 6, Rm 4, Yangzhuang Town, Baofeng County, Henan Province, People’s Republic of China.
(282)
Includes 3,000 shares of Common Stock and 1,500 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(283)	The address of this security holder is 1 W. Hanghai Rd., Building 11, Unit 2, Rm 31, Zhongyuan District, Zhengzhou, Henan Province, People’s Republic of China.
(284)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(285)	The address of this security holder is 1 Renming Rd., Building 1, Unit 3, Rm 301, Chengguan Town, Baofeng County, Henan Province, People’s Republic of China.
(286)
Includes 1,200 shares of Common Stock and 600 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(287)	The address of this security holder is 5 W. Chang’an St., Xicheng District, Beijing, People’s Republic of China.
(288)
Includes 24,402 shares of Common Stock and 12,201 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(289)	The address of this security holder is 10 E. Yanhe Rd., Building 2, Rm 15, Weidong District, Pingdingshan, Henan Province, People’s Republic of China.

(290)
Includes 2,000 shares of Common Stock and 1,000 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(291)	The address of this security holder is 2 Shanghai Rd., Building 1, Unit 2, Rm 301, Economic and Technical Development District, Urmuqi, People’s Republic of China.
(292)
Includes 3,600 shares of Common Stock and 1,800 shares of Common Stock underlying the Warrants issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(293)
The address of this security holder is 527 Madison Avenue, 14th & 15th Floors, New York, NY 10022.   William Sprague, as chairman of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(294)
Includes 46,865 shares of Common Stock underlying the Warrants at an exercise price of $12.00 per share and 52,000 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the first and second round of Financing respectively, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(295)
The address of this security holder is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020. David Horin, as chief financial officer of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(296)
Includes 54,000 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(297)
The address of this security holder is 527 Madison Avenue, 14th & 15th Floors, New York, NY 10022.   William Sprague, as chairman of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(298)
Includes 70,298 shares of Common Stock underlying the Warrants at an exercise price of $12.00 per share and 78,000 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the first and second round of Financing respectively, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(299)	The address of this security holder is c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(300)
Includes 20,870 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(301)	The address of this security holder is c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(302)
Includes 5,227 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(303)	The address of this security holder is c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(304)
Includes 2,402 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(305)	The address of this security holder is c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(306)
Includes 2,000 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(307)	The address of this security holder is 211 W. 56th St., New York, NY 10019.
(308)
Includes 9,741 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(309)	The address of this security holder is 162-17 13th Ave., Whitestone, NY 11357.
(310)
Includes 12,828 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(311)	The address of this security holder is c/o Rodman & Renshaw LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(312)
Includes 5,273 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(313)	The address of this security holder is 301 Overlook Road, New Rochelle, NY 10804.
(314)
Includes 3,303 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(315)	The address of this security holder is 1 Lillian Terrace, Darien, Connecticut 06820.
(316)
Includes 4,356 shares of Common Stock underlying the Warrants at an exercise price of $6.00 per share for a period of 60 months issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Securities Purchase Agreement.

(317)	Under common control and are deemed affiliates of one another.
(318)	Under common control and are deemed affiliates of one another.
(319)	Under common control and are deemed affiliates of one another.
(320)	Under common control and are deemed affiliates of one another.
(321)	Under common control and are deemed affiliates of one another.
(322)	Under common control and are deemed affiliates of one another.
(323)	Under common control and are deemed affiliates of one another.
(324)	Under common control and are deemed affiliates of one another.
(325)	Under common control and are deemed affiliates of one another.
(326)	Under common control and are deemed affiliates of one another.
(327)
We are registering the ordinary shares underlying the placement agent warrants issuable to Madison Williams and Company LLC, as lead placement agent in the Financing of which a portion has been assigned to MW Equity Pool, LLC, to purchase up to an aggregate of 117,163 shares at $12.00 per share and 130,000 shares at $6.00 per share.  These placement agent warrants were issued in conjunction with our private placements completed on February 5, 2010 and March 11, 2010.  Madison Williams and Company LLC is a registered broker-dealer.  Madison Williams and Company LLC earned these securities as compensation for investment banking services.

(328)
We are registering the ordinary shares underlying the placement agent warrants issuable to Rodman & Renshaw, LLC, the co-placement agent in the Financing, to purchase up to an aggregate of 120,000 shares at $6.00 per share.  These placement agent warrants were issued in conjunction with our private placement completed on March 11, 2010.  Rodman & Renshaw, LLC is a registered broker-dealer.  Rodman & Renshaw, LLC earned these securities as compensation for investment banking services.  A portion of these placement agent warrants have been assigned to principals and employees of Rodman & Renshaw, LLC.

PLAN OF DISTRIBUTION

Each selling security holder (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Since Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or single coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus and the registration statement which this prospectus forms a part effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares issued by us in our financing on March 11, 2010, to be resold under this prospectus, have been passed upon by Richardson Patel LLP in Los Angeles, California.

EXPERTS

The consolidated financial statements of SinoCoking and its subsidiaries as of June 30, 2009 and 2008 and for the years June 30, 2009, 2008 and 2007 ended appearing in this prospectus and registration statement have been audited by Frazer Frost, LLP (successor entity of Moore Stephens Wurth Frazer & Torbet LLP), an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

DESCRIPTION OF PROPERTY

SinoCoking’s Properties

SinoCoking’s principal executive office is in downtown Pingdingshan, approximately 60 kilometers from its plant, which headquarters its executive and administrative staff and oversees its operations.  SinoCoking entered into a lease for the premises with the Pingdingshan Credit Cooperative in June 2008, for an annual rent of USD $8,760 (RMB 66,900).  The lease is generally renewable upon expiration and requires an upfront payment of the annual rent in the amount of $6,328 upon execution of the lease.

SinoCoking’s plant is in nearby Baofeng County, situated on a parcel of land of approximately 160,000 square meters.  The Baofeng municipal government issued the land use right for the plant site to SinoCoking on October 20, 1989.  SinoCoking’s operational office and rail track, as well as its coal washing, coking and power generating facilities, are all located onsite.

The land on which the Hongchang Mine is located is owned by the PRC.  However, SinoCoking owns the buildings that house the mining offices and miners’ living quarters, as well as the onsite mining facilities and equipment.  The disclosures regarding  the Hongchang Mine  as required under SEC Industry Guide 7 for extractive enterprises are set forth above under the section titled “Business.”

Our VIE, Hongli, has an agreement with the Henan Province Pingdingshan Municipal Bureau of Land and Resources on December 9, 2008 to permit Hongli to acquire land use rights for up to 1,270,000 square meters of industrial-zoned vacant land in Baofeng County.  Per the agreement the total cost to acquire these land use rights is $21,954,490 (or RMB 149,860,000).  Under the agreement, the Company may, but is not obligated to, pay the foregoing amount to acquire the land use rights.  Hongli may acquire rights to all or any lesser portion of the land as it may elect, and the total cost would be pro-rated accordingly.  The Pingdingshan Municipal Bureau of Land and Resources granted Hongli an extension of the option exercise period November 2009, and accordingly Hongli may exercise its option to acquire the aforesaid land use rights by making payment by the end of June 30, 2010.  Hongli will not incur any penalty if it does not exercise its option to acquire land use rights prior to June 30, 2010.  As of  June 30, 2010 , Hongli had not made any payments to acquire the land use rights.

In the quarter ending June 30, 2010, we paid (through Hongli) a total of approximately 50 million RMB (USD $7.2 million) to property owners under agreements which will allow SinoCoking to expand its campus onto 250,125 square meters of adjacent land formerly used for residential purposes.  We anticipate spending an additional 50 million RMB (approximately USD $7.4 million) to reconfigure this land for industrial use, which will serve as the site for our new coking facility and related structures.  Management believes that the close proximity of this land to the Company’s existing facilities, and that unlike new land, utility connections and service lines have already been established, will permit cost-effective expansion and the ability to fully utilize power generated by the Company’s coking operations.

Properties Held Prior to the Acquisition

During the fourth quarter of 2009 fiscal year and through February 5, 2010, the Company, then known as “Ableauctions.com, Inc.” owned or rented properties located in British Columbia.  In addition, up until November 2009, the Company leased approximately 1,000 square feet of office space located at Suite 217, 323 East Matilija Street, Ojai, California, for $1,713 per month.  At the closing date of the Acquisition, these leases as in effect, and any properties held by the Company as of such date, were either terminated and/or transferred to a liquidating trust.  For further details concerning these properties please refer to our Annual Report on Form 10-K for the twelve month period ending December 31, 2009.

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.  We derived the financial data as of June 30, 2008, June 30, 2009, and March 31, 2010 ; for the years ended June 30, 2009, 2008 and 2007; and for the three and nine months ended March 31, 2010 and 2009 , from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars and, except per share data, are in thousands.

	Three Months Ended		Nine Months Ended		Year Ended
	March 31,		March 31,		June 30,
	2010	2009	2010	2009	2009	2008	2007
Income Statement Data:
Revenue	$15,247	$15,556	$48,141	$35,878	$51,396	$58,623	$30,079
Cost of Revenue	9,606	8,318	27,412	19,632	27,523	27,751	22,179
Gross Profit	5,642	7,238	20,729	16,246	23,873	30,872	7,899
Total Operating Expenses	1,466	269	2,224	1,304	2,639	3,901	4,331
Operating Income	4,176	6,968	18,505	14,942	21,234	26,971	3,569
Total Other Income (Expense)	(39,768)	(115)	(39,885)	(599)	(774)	(1,260)	(800)
Income Before Income Taxes	(35,592)	6,853	(21,380)	14,343	20,460	25,711	2,769
Income Tax Provision	1,284	3,117	4,213	3,674	3,492	8,046	2,166
Net (Loss) Income	$(36,876)	$3,737	$(25,593)	$10,668	$16,968	$17,665	$603

Earnings per share:
Basic	$(2.39)	$0.28	$(1.82)	$0.81	$1.29	$1.35	$0.05
Diluted	$(2.39)	$0.28	$(1.82)	$0.81	$1.29	$1.35	$0.05
Weighted average shares outstanding (in thousands):
Basic	15,441	13,118	14,087	13,118	13,118	13,118	13,118
Diluted	15,441	13,118	14,087	13,118	13,118	13,118	13,118

Net (Loss) Income	$(36,876)	$3,737	$(25,593)	$10,668	$16,968	$17,665	$603
Change in Fair Value of Warrant Liabilities	39,870	-	39,870	-	-	-	-
Adjusted Net Income	$2,993	$3,737	$14,277	$10,668	$16,968	$17,665	$603
(Loss) Earnings Per Share- basic and diluted	(2.39)	0.28	(1.82)	0.81	1.29	1.35	0.05
Change in Fair Value of Warrant Liabilities	2.58	-	2.83	-	-	-	-
Adjusted (Loss) Earnings Per Share - basic and diluted	$0.19	$0.28	$1.01	$0.81	$1.29	$1.35	$0.05
Weighted Average Number of Common Shares - basic and diluted	15,441	13,118	14,087	13,118	13,118	13,118	13,118

	As of	As of June 30,
	March 31, 2010	2009	2008
Balance Sheet Data:
Cash and Cash Equivalents	$30,426	$278	$4,705
Working Capital	44,593	3,508	(8,662)
Total Assets	97,889	47,488	37,434
Total Liabilities	100,839	12,281	19,770
Total Shareholders’ Equity	(2,950)	35,207	17,665

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of our operations and financial condition for the three and  nine months ended March 31, 2010 and 2009, and for the fiscal years ended June 30, 2009, 2008 and 2007  should be read in conjunction with the Summary Financial Data, our financial statements, and the notes to those financial statements that are included elsewhere in this prospectus. All monetary figures are presented in U.S. dollars, unless otherwise indicated.

Forward-Looking Statements

The statements in this discussion that are not historical facts are “forward-looking statements”. The words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue”, the negative forms thereof, or similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words or expressions. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control.  Actual results, performance or achievements may differ materially from those expressed or implied by forward-looking statements depending on a variety of important factors, including, but not limited to, weather, local, regional, national and global coke and coal price fluctuations, levels of coal and coke production in the region, the demand for raw materials such as iron and steel which require coke to produce, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties.  We are not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

Overview

We are engaged in the coal energy business through our wholly owned subsidiary Top Favour Limited (“Top Favour”), which is a holding company that, through its wholly owned subsidiary Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), controls Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), a coal and coal-coke producer in Henan Province in the central region of the People’s Republic of China (“PRC” or “China”).  Hongli produces coke, coal, coal byproducts and electricity through its branch operation, Baofeng Coking Factory, and its wholly owned subsidiaries, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., which we refer to collectively as the “Baofeng Subsidiaries”.  We refer to Hongli and Baofeng Subsidiaries collectively as “Hongli Group”.  Top Favour controls Hongli Group through contractual arrangements with Hongli Group and its owners.  These contractual arrangements provide for management and control rights, and in addition entitle Top Favour to receive the earnings and control the assets of Hongli Group.  Other than the interests in these contractual arrangements, neither Top Favor nor Hongyuan has any equity interests in Hongli Group.  We refer to Top Favour, Hongyuan and Hongli Group collectively as “SinoCoking”.

On July 17, 2009, the Company entered into a Share Exchange Agreement with Top Favour, subsequently amended in November 2009, under which it agreed to acquire 100% of the issued and outstanding shares of capital stock of Top Favour, and in exchange, the Company agreed to issue up to approximately 13.2 million shares of common stock to the former shareholders of Top Favour.  The reverse takeover under the Share Exchange Agreement was accounted for as reverse acquisition.  The legal acquiror was the Company and the accounting acquiror was Top Favour.   The remaining assets and liabilities outstanding of the Company prior to the reverse takeover were disposed of prior to the closing.  The financial statements of the combined company are in substance, the financial statements of Top Favour.

Note Regarding Change in Fiscal Year

On April 14, 2010, the Company changed its fiscal year end from December 31 to a new fiscal year end of June 30.  Prior to the Acquisition, Top Favour maintained a fiscal year ending June 30, and the Company maintained a fiscal year end of December 31.  In order to report its financial condition and results of operations in a manner consistent with the past accounting practice of Top Favour, the Company changed its fiscal year end to June 30.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods.  On an ongoing basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in Note 2 to our financial statements under the section above titled “Financial Statements,” we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; valuation allowances for deferred income taxes; reserves for contingencies and litigation and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

Estimate of recoverable coal reserves.  SinoCoking capitalizes its mineral rights at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated recoverable coal.  The Hongchang Mine was acquired in 2005 for a book value of $13,102,000 with estimated total recoverable coal of 1,215,000 tonnes ($10.78 per tonne).  If the estimated recoverable coal reserves were to increase or decrease, future depletion expense would decrease or increase accordingly.

Estimate of asset impairment.  The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the Financial Accounting Standard Board’s (FASB’s) accounting guidance regarding “Disposal of Long-Lived Assets”.  Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, and market trends.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Based on its review, the Company believes that, as of March 31, 2010 and June 30, 2009, there was no impairment of long lived assets.

Estimate of valuation allowances for deferred income taxes. Effective January 1, 2007, the Company adopted FASB’s accounting standard which indicates a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  SinoCoking is incorporated in the United States and has incurred a net operating loss for the nine months ended March 31, 2010, which may be available to reduce future years’ taxable income.  Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s limited operating history and continuing losses for U.S income tax purposes.  Accordingly, the Company has provided a 100% valuation allowance at March 31, 2010.  The Company’s management reviews this valuation allowance periodically and makes adjustments as necessary.

Estimate of reserves for contingencies and litigation.  From time to time, the Company is involved in legal matters arising in the ordinary course of business.  Management currently is not aware of any legal matters or pending litigation that would have a significant effect on the Company’s consolidated financial statements as of March 31, 2010 and December 31, 2009.

Estimate of the fair value and accounting treatment of certain financial instruments.  The Company uses the FASB’s accounting standard regarding fair value of financial instruments and related fair value measurements.  Those accounting standards established a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosures requirements for fair value measures.  The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.  The three levels of valuation hierarchy are defined as follows:

Level 1 Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s warrants are not traded in an active securities market; therefore the Company estimates the fair value of those warrants using the Cox-Ross-Rubinstein binomial model on the issuance dates and March 31, 2010 using the level 3 valuation hierarchy.

Due to the short trading history of the Company’s stock, expected volatility is based primarily on other similar public companies’ historical volatilities, which are traded on United States stock markets.  Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants.  The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants.  The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility.  The expected life is based on the remaining term of the warrants.  The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

Revenue Recognition

The Company recognizes revenue from the sale of coal and coke, its principal products, at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  This generally occurs when coal is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.  Accordingly, management is required to apply its own judgment regarding collectability based on its experience and knowledge of its current customers, and thus exercise a certain degree of discretion.

SinoCoking’s VIE, Hongguan Power, generates electricity which is mostly used internally by Baofeng Coking.  The accounting effect of this activity is that the Company includes the cost of production of electricity in its overall operating costs.  Any surplus electricity generated by Hongguang Power is required by local regulation to be supplied and sold to the national power grid.   The value of the surplus electricity would be calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract.

Accounts Receivables

During the normal course of business, the Company extends short-term unsecured credit to its customers, however, collection normally occurs within 90 days.  Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when management believes collection of amounts due are at risk.  Accounts considered uncollectible are written off.  The Company regularly reviews the creditworthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers.

In the past two fiscal years, based on management’s judgment regarding collectability, and based on its judgment no reserve for uncollectable accounts has been made.  If the composition and nature of SinoCoking’s customer base were to significantly change, if the Company began to extend longer term credit to its customers, if conditions became apparent that prompt management to question the collectability of accounts receivable, or any combination of these or other similar factors arise, then this could oblige management to establish a reserve for uncollectible accounts, which would have an adverse effect of the value of reported accounts receivable.

Intangible - Mineral Rights

SinoCoking capitalizes its mineral rights at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated recoverable coal.

Mining and mine assets are a significant portion of SinoCoking’s business, and SinoCoking’s use of the “units-of-production” method of amortization has important effects on how its mining activities and assets are reported.  Under this method, the tonnage of actual coal extracted, as a percentage of estimated recoverable coal, is used to calculate depletion expense for a given period.  The remainder of estimated recoverable coal in the ground is reported as an intangible asset on the Company’s balance sheet, also based on the percentage of estimated recoverable coal that remains in the ground.  See also our discussion of estimates of recoverable coal above in “Use of Estimates”.

The  Hongchang Mine was acquired for, and have a book value of $13,102,000, and an estimated total recoverable coal of 1,215,000 tonnes .  In the fiscal year 2009, the Company extracted a total of 245,773 tonnes of coal from the  Hongchang Mine , which is 20.22 % of the total estimated recoverable coal.  The Company recorded a depletion expense of $2,813,566 in this period.

Recently issued accounting pronouncements

In April 2009, the FASB issued an accounting standard that makes the other-than-temporary impairments guidance more operational and improves the presentation of other-than-temporary impairments in the financial statements. This standard replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This standard provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this standard does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. On July 1, 2009, the Company adopted this accounting standard, but it did not have a material impact on its consolidated financial statements.

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. On July 1, 2009, the Company adopted this accounting standard, but it did not have a material impact on the disclosures related to its consolidated financial statements.

In May 2009, the FASB issued an accounting standard to provide guidance on management’s assessment of subsequent events.  The new standard clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued or are available to be issued.  Management must perform its assessment for both interim and annual financial reporting periods.  This new guidance does not significantly change the Company’s practice for evaluating such event and it is effective prospectively for interim and annual periods ending after June 15, 2009 and requires disclosure of the date subsequent events are evaluated through.  The Company has adopted this accounting standard.In June 2009, the FASB issued an accounting standard amending the accounting and disclosure requirements for transfers of financial assets. This accounting standard requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, it eliminates the concept of a qualifying special-purpose entity (“QSPE”). This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009.  This standard did not have a material effect on its consolidated financial statements.

In June 2009, the FASB also issued an accounting standard amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this accounting standard. Further, this accounting standard requires a company to perform a qualitative analysis when determining whether or not it must consolidate a VIE. It also requires a company to continuously reassess whether it must consolidate a VIE. Additionally, it requires enhanced disclosures about a company’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the company’s financial statements. Finally, a company will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009.  The adoption of this standard did not a material effect on its consolidated financial statements.

In June 2009, the Financial Accounting Standards Board issued an accounting standard which establishes the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP.  The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place.  The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded.  The Codification is effective for the Company, and accordingly, all current and subsequent public filings will reference the Codification as the sole source of authoritative literature.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available. Under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU, and the adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years.  The Company believes that the adoption of this ASU does not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, and entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

Results of Operations

Three and  Nine Months Ending  March 31, 2009 Compared to Three and  Nine Months Ending March 31, 2010

General.  In the three and nine month periods ending March 31, 2010, the Company continued its strategy of increasing its coal trading activities, while the market for coke products, in management’s view, began to recover challenging conditions in late 2008 and the first half of 2009.  In the nine month period ending March 31, 2010, the percentage of revenue was 48% from coke products and 52% from coal products, reflecting the Company’s shift toward coal product sales.  Indicating a reversal of this trend, in the three months ending March 31, 2010, the percentage of revenue SinoCoking earned  originated approximately 57% from coke products and 43% from coal products.

The Company also realized improved gross margins on coke and coal tar, although gross margins for raw coal decreased significantly as a result of coal trading activities which relied more heavily on coal sourced from third parties instead of from the Company’s own mines.

In 2008, the Henan Province mining authorities and related government bureaus conducted industry-wide coal mine safety inspections as a part of the government’s policy and efforts to reduce mining accidents and improve safety.  The Hongchang Mine was inspected in September, October and December of 2008, and during the course of these inspections, mining activity was temporarily halted or reduced.  The temporary reduction in coal extraction from the Hongchang Mine had various effects on the Company’s gross margins in 2008.  Generally, raw coal extracted from the Company’s own mines is acquired at a lower cost per ton compared to raw coal purchased on the open market from third party suppliers.  In the nine month period ending March 31, 2009, while the Company had sufficient thermal coal in stock, it had limited quantities of washed coal for coking purposes on hand.  Accordingly, during the nine months ending March 31, 2009, the Company relied more on third party sources for washed coal which it used as an input to produce coke.  Management does not immediately anticipate any additional safety inspections or pending stoppages of mining activities by the government, however, it has no means of predicting the timing, frequency or duration of safety inspections, or whether additional inspections will be conducted in the near or long term future, except that mine safety and design inspections are generally required as a routine part of the mine consolidation process, when additional mining properties are acquired.

On a macro level, management has observed the following trends, which may have a direct impact on the Company’s operations in the near future: (1) since December 31, 2008 coke prices began to recover, and have been steadily trending upwards since March 2009, (2) government-initiated policies to consolidate the coking industry are expected to accelerate, hastening the closure of small-sized and less-efficient coking facilities in China, and (3) the central government has continued to pursue policies to provide economic stimulus as necessary in order to maintain momentum and growth in domestic consumption.  Management believes these factors have been working to restore demand levels that existed prior to the sharp pullback in global economic conditions experienced in the 2009 calendar year, and that these levels will be exceeded in the long term.

Revenues.  SinoCoking’s revenues decreased by $308,066 or 1.98%, for the third quarter ending March 31, 2010, as compared to the corresponding period ending March 31, 2009.  For the nine month period ending March 31, 2010, SinoCoking’s revenues increased by $12,262,953, or 34.18%, as compared to the corresponding nine month period ending March 31, 2009.  The decrease in the quarter ending March 31, 2010 was caused by a decrease in coal product revenue in this quarter, offset by a slight increase in coke product revenue.  The increase for the nine month period ending March 31, 2010 was caused primarily by a strong increase in coal product sales revenue, offset by a moderate decrease in revenue from coke sales.  In the last calendar quarter of 2008, adverse global economic conditions began affecting coal and coke demand, and these effects continued into 2009, abating in the last half of 2009.  However, coal product demand remained steady during these periods, and in response, in order to maintain profitability, in the first half of 2009 management decided to decrease coke production and increase coal sales and trading.  In the nine months ending March 31, 2010, SinoCoking increased its coal product revenue by 153.55% as compared to the same period ending March 31, 2009.  In the second half of the calendar year 2009, as market demand for coke products rebounded, market prices for coke also began to recover, peaking at $230 per ton in December 2009.  Shortly after the end of 2009, local market prices for coke products began to moderate, fluctuating between $200 to $230 per tonne.  In response to these trends, the Company resumed coke production and sales, selling more coke and less coal in the quarter ending March 31, 2010.

SinoCoking’s revenues for the three month periods ending March 31, 2010 and 2009, respectively, categorized by product type (coke products and coal products), were as follows:

	Revenues

	Coke Products	Coal Products	Total
Revenues
Three Months Ending March 31, 2009	$8,039,164	$7,516,396	$15,555,560
Three Months Ending March 31, 2010	8,674,329	6,573,165	15,247,494
Increase (decrease) in US$	$635,165	$(943,231)	$(308,066)
% Increase (decrease) in US$	7.90%	(12.55)%	(1.98)%
Quantity Sold (metric tonnes)
Three Months Ending March 31, 2009	40,187	208,129	248,316
Three Months Ending March 31, 2010	39,585	97,934	137,519
Increase (decrease)	(602)	(110,195)	(110,797)
% Increase (decrease)	(1.50)%	(52.93)%	(44.60)%

In the nine month period ending March 31, 2010, even through SinoCoking stepped up coke production toward the end of 2009 and in early 2010, coke product revenue in this period did not surpass the levels achieved in the same nine month period in the prior year.   However, the Company nearly doubled its coal product revenue for the nine month period ending March 31, 2010 as compared to the same period in the prior year.  As further discussed below, the Company increased its sales of coal products in response to market prices for coal that were considered favorable by management during this period.

SinoCoking’s revenues for the nine month periods ended March 31, 2010 and 2009, categorized by product type (coke products and coal products), were as follows:

	Revenues

	Coke Products	Coal Products	Total
Revenues
Nine Months Ended March 31, 2009	$26,048,820	$9,829,140	$35,877,960
Nine Months Ended March 31, 2010	23,219,040	24,921,873	48,140,913
Increase (decrease) in US$	$(2,829,780)	$15,092,733	$12,262,953
% Increase (decrease) in US$	(10.86%)	153.55%	34.18%
Quantity Sold (metric tonnes)
Nine Months Ended March 31, 2009	127,498	243,112	370,610
Nine Months Ended March 31, 2010	112,204	343,006	455,210
Increase (decrease)	(15,294)	99,894	84,600
% Increase (decrease)	(12.00%)	41.09%	22.83%

Coke products include finished coke, a key raw material for producing steel, and coal tar, a byproduct of the coke manufacturing process which can be used for various industrial applications.  Coal products include washed and raw coal, which is used by customers primarily for electricity generation and heating applications.  As used in this discussion and analysis, the “raw coal” category includes both thermal coal that is unwashed and relatively unprocessed, in addition to coal washing byproducts such as coal slurry.

Average sale prices for the Company’s four principal product categories were as follows, during the three month periods ending March 31, 2010 and March 31, 2009:

Average Sale Prices	Coke	Coal Tar	Raw Coal	Washed Coal
Three Months Ended March 31, 2009	$204	$107	$32	$135
Three Months Ended March 31, 2010	219	220	67	n/a
Increase (decrease) in US$	15	113	35	n/a
% Increase (decrease) in US$	7.22%	105.21%	109.37%	n/a

The Company did not sell any washed coal during the three month period ending March 31, 2010, thus no average sales data is reported for that period.

Average sale prices for SinoCoking’s four principal product categories, during the nine month periods ended March 31, 2010 and March 31, 2009, were as follows:

Average Sale Prices	Coke	Coal Tar	Raw Coal	Washed Coal
Nine Months Ending March 31, 2009	$207	$149	$37	$135
Nine Months Ending March 31, 2010	207	207	62	129
Increase (decrease) in US$	0	59	24	(6)
% Increase (decrease) in US$	(0.0)%	39.60%	64.87%	(4.44)%

Average sale prices are driven by a number of factors, including the particular composition and quality of the coal or coke sold by the Company, prevailing market prices for these products in the Chinese local and national market, prevailing market prices in the global marketplace, timing of sales, delivery terms, purchase order negotiations between the Company and its customers, and relationships with those customers.   Management believes that the changes in the average selling prices of the Company’s products in the three and nine month periods ending March 31, 2010 were primarily driven by changes in coal product composition in products sold, external market forces and the timing of sales by the Company.

Management believes that coke demand began to decrease in the latter part of 2008 due to softening demand from steel producers, and reduced demand became more pronounced in the months following.  However, since reaching lows in the third calendar quarter of 2009, coke demand has stabilized and has been steadily recovering.  The Company’s average sale prices for coke increased by approximately $15 per ton, or 7.22%, from $204 per ton to $219 per ton, during the three month period ending March 31, 2010, as compared to the same period ending March 31, 2009.  From a nine month perspective, sale prices for coke on average remained the same, at $207 per ton, from period to period.

Management generally sells coal inventory and coal products when prices are stable at seasonally high levels, or at levels that are considered above historical norms.  The average price of the raw coal was calculated based the weight of the unprocessed coal, coal by products from coal washing process, and mixed thermal coal. Since general market prices for raw coal market price were relatively stable during these periods, changes in the Company’s average prices for its raw coal reflect changes in coal product composition.  Average selling prices for the Company’s coal products are heavily influenced by changes in the mixtures of coals (with different compositions and heat content) sold to customers.

Average sale prices for the Company’s raw coal, for instance, increased significantly for the three and nine month periods ending March 31, 2010.  In this period, the percentage of raw coal sold in the form of mixtures (thermal coal, mid coal, slurry and mixtures of the foregoing) was 44% and 49%, respectively.  By contrast, in the same periods in the prior year, the percentage of total raw coal sold in the form of mixtures was 80% and 83%, respectively.  Since mixtures are generally sold at a lower price per ton (and have lower thermal value), the average price per ton of raw coal sold by the Company increased in the periods ending March 31, 2010.

Coke product revenues for the three month periods ending December 31, 2009 and 2010 were as follows:
	Coke Products
	Coke	Coal Tar	Total
Revenues
Three Months Ending March 31, 2009	$7,848,510	$190,654	$8,039,164
Three Months Ending March 31, 2010	8,315,510	358,820	8,674,330
Increase (decrease) in US$	467,000	168,166	635,165
% Increase (decrease) in US$	5.95%	88.20%	7.90%
Quantity Sold (metric tonnes)
Three Months Ending March 31, 2009	38,408	1,780	40,188
Three Months Ending March 31, 2010	37,952	1,633	39,585
Increase (decrease)	(456)	(147)	(603)
% Increase (decrease)	(1.18)%	(8.26)%	(1.50)%

Coke product revenues for the nine month periods ended March 31, 2009 and 2010 were as follows:
	Coke Products
	Coke	Coal Tar	Total
Revenues
Nine Months Ended March 31, 2009	$25,180,329	$868,491	$26,048,820
Nine Months Ended March 31, 2010	22,268,692	950,348	23,219,040
Increase (decrease) in US$	(2,911,637)	81,857	(2,829,780)
% Increase (decrease) in US$	(11.56)%	9.43%	(10.86)%
Quantity Sold (metric tonnes)
Nine Months Ended March 31, 2009	121,663	5,835	127,498
Nine Months Ended March 31, 2010	107,622	4,582	112,204
Increase (decrease)	(14,041)	(1,253)	(15,294)
% Increase (decrease)	(11.54)%	(21.47)%	(12.00)%

In the quarter ending March 31, 2010, the Company’s revenue from the sale of coke products increased by 5.59%, as compared to the quarter ending March 31, 2009.  In the nine months ending March 31, 2010, the Company’s revenue from coke products showed a decrease of 11.56% as compared to the nine month period ending March 31, 2008.  The increase for the three month period was mainly due to an increase in sales price, although sales volume for three month period ending March 31 2010 decreased by 1.18%, compared to the same period in the prior year.  The Company’s average sales price for its coke products increased by $15, or 7.22% in three month period ending March 31, 2010, as compared to the same period in 2009. In the nine months ending March 31, 2010 compared with the same period ending 2009, the decrease was mainly caused by lower sales volume for coke products, which mainly affected the quarter ending September 30, 2009 and December 31, 2009.  Management believes that market demand for coke products had reached a low point in 2009, and has been steadily recovering in the last half of calendar 2009, as well as the first several months of 2010.

Since coal tar is produced as a by-product of the coking process, the reduction in the amount of coke that the Company produced resulted in a corresponding reduction in the quantity of coal tar produced and sold during the periods ended March 31, 2010.  The quantity of coal tar produced and sold decreased from 1,780 tonnes to 1,633 tonnes, or 8.26%, for the three months ending March 31, 2010, as compared to the same three month period ending March 31, 2009.  However, the Company’s average sale price for its coal tar increased in this period to $220 per ton in the three months ending March 31, 2010, as compared to $107 per ton in the same three month period in the previous year.    For the nine month period ending March 31, 2010, the quantity of coal tar sold decreased from 5,835 tonnes to 4,582 tonnes, or 21.49%, as compared to the same nine month period ending March 31, 2009.  However, our average sale price for coal tar increased to $207 per ton in the nine months ended March 31, 2009, from $149 per ton in the same nine month period in the previous year.   It is also noted that the Company’s average sale price for coal tar for the latest period of $207 per ton has risen from the fiscal year 2009 average of $153 per ton.  The increase in average sales price was mainly due to an increase in the quality of coal tar sold, and secondarily as a result of increased overall market demand for coal tar, as prices for fossil-fuel-related products rebounded from their lows in late 2008.

Coal product revenues for the three month periods ending March 31, 2010 and 2009 were as follows:
	Coal Products
	Raw Coal	Washed Coal	Total
Revenues
Three Months Ending March 31, 2009	$6,493,275	1,023,121	$7,516,396
Three Months Ending March 31, 2010	6,573,165	n/a	6,573,165
Increase (decrease) in US$	79,890	(1,023,121)	(943,231)
% Increase (decrease) in US$	1.23%	n/a	(12.55)%
Quantity Sold (metric tonnes)
Three Months Ending March 31, 2009	200,561	7,568	208,129
Three Months Ending March 31, 2010	97,974	n/a	97,974
Increase (decrease)	(102,587)	(7,568)	(110,155)
% Increase (decrease)	(51.15)%	n/a	(52.93)%

Coal product revenues for the nine month periods ending March 31, 2010 and 2009 were as follows:
	Coal Products
	Raw Coal	Washed Coal	Total
Revenues
Nine Months Ended March 31, 2009	$8,806,019	$1,023,121	$9,829,140
Nine Months Ended March 31, 2010	17,729,428	7,192,445	24,921,873
Increase (decrease) in US$	8,923,409	6,169,324	15,092,733
% Increase (decrease) in US$	101.33%	602.99%	153.55%
Quantity Sold (metric tonnes)
Nine Months Ended March 31, 2009	235,544	7,568	243,112
Nine Months Ended March 31, 2010	287,084	55,922	343,006
Increase (decrease)	51,540	48,354	99,894
% Increase (decrease)	21.88%	638.93%	41.09%

SinoCoking sharply increased its sales, both in terms of revenue and volume, of coal products in the nine month period ending March 31, 2010, as compared to the same period in the prior year, particularly in the last half of calendar 2009.  During this period, raw coal and washed coal market prices trended upward in the months leading up to the end of 2009, due to colder weather which led to high demand for thermal coal.  Management viewed these winter periods in 2008 and 2009 as a favorable environment for coal trading.  In late 2008 and 2009, the Company took the opportunity to sell thermal coal (included under the “raw coal” category) to its customers at prices above seasonal and annual norms, during winter months when the market supply for thermal coal was tight.  The Company sold coal inventory consisting of both coal acquired from third party suppliers, as well as coal extracted from its own mines.  The Company sold 97,974 tonnes of various mixtures and composites of raw coals and realized approximately $6.57 million in revenue during the three months ending March 31, 2010, resulting in a 1.23% increase in revenue from the sale of raw coal as compared to the same period in the previous year.  The Company did not sell any washed coal during the three month period ending March 31, 2010, since toward the end of 2009 washed coal was stockpiled and consumed by the Company for the manufacture of coke, which was stepped up in response to changing market conditions in the quarter ending March 31, 2010.  In the quarter ending March 31, 2009, the Company also sold washed coal, and sourced other washed coal meeting certain criteria, from third party providers for purposes of creating washed coal mixtures suitable for its coking operations.

In the nine month period ending March 31, 2010, SinoCoking’s results reflect the Company’s strategy of selling a larger volume of coal products relative to coke products, especially during the last half of calendar 2009.   During that time period, the Company built its inventory of raw coal (especially thermal coal) from both its mining operations and open market purchases, which it anticipated during the winter months.   During the nine months ending March 31, 2010, SinoCoking sold 287,084 tonnes of various mixtures and composites of raw coal and realized approximately $17.7 million in revenue from these sales, generating a 101.33% increase in revenue from the sale of raw coal as compared to the same period in the previous year.  SinoCoking sold approximately 55,922 tonnes of washed coal during the nine month period ended March 31, 2010, and generated approximately $7.2 million in revenue from these sales, compared to approximately $1 million washed coal sales in the same nine month period in the prior year.  In the late calendar year 2009, SinoCoking did not sell any washed coal, because at such time inventories of washed coal were already considered to be low, and instead of selling its washed coal inventory the Company opted to maintain minimum stockpiles that was considered by management to be sufficient to ensure an adequate buffer of supply for its coking operations.  Mine safety inspections conducted by the provincial mining authorities toward the end of 2008 temporarily reduced the volume of raw coal extracted from the Hongchang Mine, prompting SinoCoking to rely on third party vendors for a large portion of its supply of washed coal for coking purposes.  In 2009, as discussed, the Company stepped up its coal trading activities, and began buying and selling more coal products in order to boost revenue and maintain cash flow and profitability.  Management believes that in the quarter ending March 31, 2010, the Company’s patterns of washed coal purchases and sales from third parties began to normalize, as it began to utilize washed coal consisting of a mixture of coal from its own mines and coal sourced from third parties, to supply its coking operations.

Cost of Revenue.  Cost of revenue increased from $8,317,622 to $9,605,889 for the three months ending March 31, 2010, as compared to the same period ending March 31, 2009.  Cost of revenue increased from $19,632,301 to $27,411,765 for the nine months ending March 31, 2010, as compared to the same period ending March 31, 2009.  These increases in cost of revenue were primarily a result of a sharp increase of coal product sales, offset by a reduction in coke product sales.  In order to meet customer demand for coke products, the Company increased its purchase of raw coal from external suppliers, resulting in a higher cost of inputs compared to raw coal sourced from its own coal mines.

Gross Profit.  Gross profit decreased by $1,596,333 or 22.06%, to $5,641,605 in the three month period ending March 31, 2010 from $7,237,938 in the corresponding period ending March 31, 2009. Gross profit increased by $4,483,489 or 27.60%, to $20,729,148 in the nine month period ending March 31, 2010 from $16,245,659 in the corresponding nine month period ending March 31, 2009.  The gross profit decrease in three month period ending March 31, 2010, as compared to the same period in 2009 was mainly because of the decrease of the coal product revenue.  The gross profit increase in the nine month period ending March 31, 2010, as compared to the same period in 2009 was mainly because of an overall increase in revenue from coal product sales.

Gross profit as a percentage of revenue, or gross margin, across all product categories decreased to 37.00% in the three month period ending March 31, 2010 from 46.53% in the same period ending March 31, 2009.  In the nine month period ending March 31, 2010, gross profit as a percentage of sales, across all product categories decreased to 43.06% in the six month period ending December 31, 2010 from 45.28% in the same period ending March 31, 2009.

The following table summarizes gross profit as a percentage of revenue (or gross margin) within each product category, for the nine month periods ending March 31, 2009 and 2010:

Gross Margin by Product Category
	Nine Months Ending March 31,
	2009	2010
Raw Coal	43.60%	32.14%
Washed Coal	16.64%	35.52%
Coke	47.20%	48.15%
Coal Tar	40.23%	48.15%
Across all product categories:	45.28%	43.06%

The decrease in overall gross margin is attributable to a reduction in raw coal gross margins, coupled with the fact that the Company sold more coal products, which increased the relative importance of gross margins from coal products.  Management notes that coke product margins improved, however, in the nine month period ending March 31, 2010, the Company sold less coke compared to the same period in the prior year.

Raw coal gross margins fell sharply from 42.98% in the nine month period ending March 31, 2009, to 32.14% in the nine month period ending March 31, 2010.  Management attributes this decrease to the fact that in the latest nine month period, SinoCoking stepped up its coal trading activities, buying and selling raw coal on the open market.  The Company sharply increased the amount of raw coal sold in the latest nine month period, although this coal was sold at thinner margins.  Management estimates that approximately 53% of the raw coal it sold in this period originated from third party vendors, while 47% originated from the Company’s own mines.  In the nine month period ending March 31, 2009, by contrast, at such time the Company had already built up a significant level of inventory of raw coal extracted from its own mines, which it sold at higher profit margins during that period.  Among the raw coal sold in nine month period ending March 31, 2009, management estimates that 69% of this raw coal originated from the Company’s own mines, while only 31% of it was acquired from third party suppliers.

Washed coal gross margins were 35.52% in the nine month period ending March 31, 2010.  In the nine month period ending March 31, 2009, during the mine safety inspections of late 2008, SinoCoking’s requirements for washed coal for coking purposes exceeded its supplies, and so it purchased washed coal from third party vendors to support its coke production, and therefore increased the average cost of the washed coal.

Coke gross margins improved slightly to 48.15% in the nine month period ending March 31, 2010, as compared to 47.20% in the same nine month period in the prior year.  Management attributes the increased gross margin on coke production to a reduction the average cost of inputs in the nine month period ending March 31, 2010, namely, washed coal for coking purposes.  In this period, the Company was able to source more washed coal from its own mines at lower cost, compared to washed coal sourced from third party suppliers.  Additionally, an increased average selling price for the Company’s coke products positively contributed to the increase in gross margin. Thus, even though there were strong increases in market prices for washed coal, since the Company was able to control the cost of its inputs for coking by obtaining an increased portion of its supply of washed coal from its own mines.

Coal tar gross margins increased to 48.15% in the nine month period ending March 31, 2010, from 40.23% in the nine month period ending March 31, 2009.  Management attributes this mainly to higher quality coal tar produced by the Company during this period.  Secondly, average market prices in general for coal tar increased, which management believes is due to higher market demand for this category of products.

Operating Expenses.  Operating expenses, which consisted of selling expenses and general and administrative expenses, increased by $1,196,141, or 443.88% , and $920,542, or 70.61% in the three and nine-month periods ending March 31, 2010, respectively,  as compared to the same periods ending March 31, 2009.  The significant increase is mainly due to acquisition-related costs of $1,211,785 in connection with the reverse acquisition completed on February 5, 2010.  Excluding the effect of the one-time acquisition-related costs, operating expenses slightly decreased by $15,644 for the quarter ended March 31, 2010 comparing to the quarter ended March 31, 2009.  For the nine months ended March 31, 2010, operating expense, without the acquisition-related costs, decreased by $290,787 or 22.31% compared to the same period ended March 31, 2009, and was mainly because the Company wrote off $213,681 uncollectible receivable in fiscal year of 2009, and there was no such bad debt written-off incurred in the same period of fiscal year 2010.

Other Income and Expense.   Other income and expense contains finance expense, net, income and expense not directly related to the Company’s main operations, and change in fair value of warrants.

Finance expense decreased by $96,205, or 91.73% from $104,871 for the quarter ended March 31, 3009 to $8,666 for the quarter ended March 31, 2010, reflecting a lower average balance of outstanding short-term borrowing from $4.4 million to $513,450.  Finance expenses decreased by $615,152, or 83.15% from $739,781 in the nine-month period ended March 31, 2009 to $124,629 in the same period ended March 31, 2010.  This decrease was mainly driven by lower average outstanding loan balances, including bank loans and loans from related parties. For the nine-month period ended March 31, 2009, the Company imputed interest expense of $459,792 relating to loans borrowed from the related parties.  A majority of borrowings from related parties were repaid in the third quarter of the fiscal year of 2009, therefore, there was no such expense was charged in the nine-month period ended March 31, 2010.

The Company had $10,230 other expense in the three-month period ended March 31, 2009 and $109,980 other income for the same period ended March 31, 2010, increase of $120,210, or 1,175.07%. The Company received $109,980 which was accounted for as bad debt expense in the prior year. Other income decreased by $30,560 or 21.77% from $140,351 in the nine-month period ended March 31, 2009 to $109,791 in the same period ended March 31, 2010. Other income recorded in the nine months ended March 31, 2009 represented $140,000 government grant received by the Company. Other income recorded in the nine-month period ended March 31, 2010 represented the recovery of uncollectible accounts which was charged to bad debt expense in prior years.

Change in fair value of warrants amounted to $39,869,662 and $39,869,662 for the three and nine months ended March 31, 2010, respectively. The Company had no such loss for the same periods in prior year.  In connection with the private placement equity financing disclosed in Note 16, the Company issued warrants exercisable for 4,039,636 shares of the Company’s common stock on February 5, 2010 and March 11, 2010. As a result of the reverse acquisition disclosed in Note 3, the functional currency of the Company changed from US dollar to RMB starting from February 5, 2010, the completion date of the transaction. The Company’s warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of those warrants need to be recognized currently in earnings and the warrants were recorded as derivative instruments.  The Company used the Cox-Ross-Rubinstein binomial model to value the warrants issued in relation to the equity financing, amounting to in $84,222,766 on the warrant issuance dates. Gross cash proceeds from this equity financing was approximately $44 million and 100% allocated to the warrants issued. The exceeded value of warrants of $40,153,156 was reflected as a loss due to a  change in fair value of warrants. The Company adjusted the warrant liability to reflect its fair value at March 31, 2010, and as such, a $283,494 gain due to changes in fair value of warrants was recorded for the three and nine months ended March 31, 2010.

Provision for Income Taxes.   Provision for income taxes decreased by $1,832,816, or 58.81% for the three months ending March 31, 2010, as compared to the same period ending March 31, 2009, due primarily to lower taxable income caused mainly by a decrease in the company’s gross profit for the three months ending March 31, 2010.  Provision for income taxes increased by $538,600 or 14.66%, for the nine months ending March 31, 2010, as compared to the same period in 2009, also for the reasons stated above, in addition to the fact that the Company received a tax exemption in the amount of approximately $7 million, where no such exemption had been received in the corresponding period ending March 31, 2010.

Net (loss) income.  Net loss, which included the effect of a one-time charge against income in the amount of $40.1 million relating to the issuance of investor warrants in the $44 million private placement in March 2010 (shown below as “change in fair value of warrant liabilities”), was $36,876,262 and $25,592,586, for the three and nine months ending March 31, 2010, respectively.

The Company uses non-GAAP adjusted net (loss)/income to measure the performance of the Company’s business internally by excluding non-cash charges related to warrants, and  believes that the non-GAAP adjusted financial measure allows the Company to focus on managing business operating performance because the measure reflects the Company’s essential operating activities and provides a consistent method of comparison to historical periods. We believe that providing this non-GAAP measure that the Company uses internally is useful to investors for a number of reasons. The non-GAAP measure provides a consistent basis for investors to understand our financial performance in comparison to historical periods without variation of non-recurring items and non-operating related charges. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment regarding which charges are excluded from the non-GAAP financial measure. However, the Company compensates for these limitations by providing  relevant disclosure regarding the items excluded.

The following table provides a non-GAAP financial measure and a reconciliation of that non-GAAP measure to GAAP net income.

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
Net (Loss) Income	$(36,876,262)	$3,736,643	$(25,592,586)	$10,668,137
Change in Fair Value of Warrant Liabilities	39,869,662	-	39,869,662	-
Adjusted Net Income	$2,993,400	$3,736,643	$14,277,076	$10,668,137
(Loss) Earnings Per Share- basic and diluted	$(2.39)	$0.28	$(1.82)	$0.81
Change in Fair Value of Warrants Liabilities	2.58	-	2.83	-
Adjusted (Loss) Earnings Per Share - basic and diluted	$0.19	$0.28	$1.01	$0.81
Weighted Average Number of Common Shares - basic and diluted	15,441,258	13,117,952	14,086,729	13,117,952

Adjusted net (loss) income.  Excluding those non-cash expenses, adjusted net income for the three and nine months ended March 31, 2010 was approximately $3.0 million and $14.28 million, respectively, and resulted in $0.19 and $1.01 earnings per share for the three and nine months ending March 31, 2010.

For the three month period ending March 31, 2010, adjusted net income declined to $2,993,400 from $3,736,643 in the same three month period in the prior year, representing a decrease of $743,243.  The decrease in adjusted net income was primarily due to acquisition-related costs in the amount of approximately $1.2 million as stated above, a slight decrease in overall revenue, and a slight decrease in gross margins.  These were offset by a decrease in reserve for bad debt and a decrease in financing expenses as stated above.

For the nine month period ending March 31, 2010, adjusted net income increased to $14,277,076 from $10,668,137 in the same nine month period in the prior year.  This increase in adjusted net income was mainly because of an increase in revenue from the sale of coal products during this period, offset by acquisition-related costs incurred in March 2010.

Year Ended June 30, 2009 Compared to the Year Ended June 30, 2008

General. In the year ending June 30, 2009, overall revenue declined primarily due to slackening demand for coke products, resulting in lower coke product sales. In this period, however, the Company also increased its coal trading activities, and significantly boosted its sales of raw and washed coal. Also in this period SinoCoking cut its operating expenses and pursued a focused sales strategy, emphasizing sales to the most competitive coal trading companies, and finished the fiscal year with a decrease in net income of 3.94% to $16,967,935 for fiscal 2009, from $17,664,665 in fiscal 2008.

In 2008, the Henan Province mining authorities and related government bureaus conducted industry-wide coal mine safety inspections as a part of the government’s policy and efforts to reduce mining accidents and improve safety.  The  Hongchang Mine was inspected in September, October and December of 2008, and during the course of these inspections, mining activity was temporarily halted or reduced.  The temporary reduction in coal extraction from the  Hongchang Mine had various effects on the Company’s gross margins in 2008.   Generally, raw coal extracted from the Company’s own mines is acquired at a lower cost per ton compared to raw coal purchased on the open market from third party suppliers.  In the six month period ending December 31, 2008, while the Company had sufficient thermal coal in stock, it had limited quantities of washed coal for coking purposes on hand.  Accordingly, during the six months ending December 31, 2008, the Company relied on third party sources for washed coal which it used as an input to produce coke.  Management does not immediately anticipate any additional safety inspections or pending stoppages of mining activities by the government, however, it has no means of predicting the timing, frequency or duration of safety inspections, or whether additional inspections will be conducted in the near or long term future, except that mine safety and design inspections are generally required as a routine part of the mine consolidation process, when additional mining properties are acquired.

Management believes the decline in coke prices and reduced demand for coke from steel producers that occurred in fiscal 2009 were  short term  trends that are expected to reverse.  In addition, management believes that the price of thermal coal will continue to fluctuate, but remain in high demand in the foreseeable future.  Aside from the reasons for price fluctuations discussed above, SinoCoking’s management has observed the following trends which may have a direct impact on our operations in the near future: (1) coke prices have recovered and have been steadily trending upwards since March 2009, (2) government-initiated policies have been implemented to consolidate the coking industry are expected to accelerate, hastening the retirement of small-sized and less-efficient coking facilities in China, and (3) the PRC central government announced macro policies aimed at ensuring a steady national GDP growth (at around 8% for 2009), and to provide economic stimulus to maintain momentum and growth in domestic consumption.

Revenues.   SinoCoking’s revenues decreased from $58,623,488 for the fiscal year ended June 30, 2008 ("fiscal 2008") to $51,395,992 for the fiscal year ended June 30, 2009 ("fiscal 2009"), representing a decrease of $7,227,496, or 12.33%.  This decrease was caused primarily by a decline in the market prices for coke along with softening demand for coke by steel producers, and a reduction of coke production volume by the company, offset by increases in raw and washed coal prices occurring primarily toward the latter part of the 2008 calendar year.  These changes corresponded with a sudden adverse shift in global economic conditions in the last calendar quarter of 2008, continuing into 2009.  Because of a short term drop in demand for coke in the first half of the calendar year 2009, management shifted our production mix by decreasing coke production and increasing both coal mining and coal trading activity in order to maintain cash flow and profitability.  Due to the pending shut-down of competing coke factories in reaction to the PRC government’s current policies (aimed at closing smaller-sized, less efficient and less environmentally sound coking operations) which will limit aggregate supply, coupled with an anticipated acceleration of demand from the steel industry, management believes that the coke market will become a producer’s market within a short period.  The company intends to maintain a flexible operating strategy by adjusting its product mix to respond the changing market.  The company expects to increase coke production and shift away from selling coal products in the second half of the calendar year 2009, as coke demand and prevailing market prices rebound.

SinoCoking’s revenues for the fiscal years ended June 30, 2009 and 2008, categorized by product type (coke products and coal products), were as follows:

	Revenues
	Coke Products	Coal Products	Total
Revenues
Fiscal 2009 (in US$)	$31,706,265	$19,689,727	$51,395,992
Fiscal 2008 (in US$)	58,091,026	532,463	$58,623,489
Increase (decrease) in US$	$(26,384,761)	$19,157,264	$(7,227,497)
% Increase (decrease) in US$	(45.42)%	3,597.86%	(12.33)%
Quantity Sold (metric tonnes )
Fiscal 2009	162,277.00	284,840.32	447,117.32
Fiscal 2008	236,535.00	22,597.00	259,132.00
Increase (decrease)	(74258.00)	262,243.32	187,985.32
% Increase (decrease)	(31.39)%	1,161.52%	72.54%

Coke products include finished coke (a key raw material for producing steel) and coal tar (a byproduct of the coke making process which can be used for various industrial applications).  Coal products include washed coal, raw coal, thermal coal and coal washing byproducts.  Raw coal is primarily used to produce washed coal, while thermal coal and coal washing by-products are mainly used for electricity generation and heating applications.  As used in this discussion and analysis, the “raw coal” category includes both thermal coal that is unwashed and relatively unprocessed, in addition to coal washing byproducts such as coal slurry.

Average sale prices for SinoCoking’s four principal products were as follows in the fiscal years ended June 30, 2009 and 2008:

	Average Sale Prices
	Coke	Coal Tar	Raw Coal	Washed Coal
Fiscal 2009 (in US$)	$197	$153	$58	$119
Fiscal 2008 (in US$)	249	278	18	86
Increase (decrease) in US$	(52)	(125)	40	33
% Increase (decrease) in US$	(20.88)%	(44.96)	222.22%	38.37%

 Average sale prices are driven by a number of factors, including the particular composition and grade or quality of the coal or coke being sold, prevailing market prices for these products in the Chinese local and national markets, prevailing market prices in the global marketplace, timing of sales, delivery terms, purchase order negotiations between SinoCoking and its customers, and relationships with those customers.  Management believes that the changes in average selling prices in the fiscal year ended June 30, 2009 were primarily driven by external market forces, the composition of raw coal that it sold to customers, and the timing of sales by the Company .  Specifically, management believes lower coke demand resulted from a leveling off of the building boom spurred by the PRC government in preparation for the Olympic Games, and the effects on demand by steel producers in reaction to global financial instability which became pronounced in the fourth calendar quarter of 2008.  In addition, the average selling prices for coal products were affected by changes in the mixtures of coals (with different grades and heat content) that were sold to customers.  With regard to timing, the company chose to sell coal inventory at times when prices were at high levels compared to historical patterns.

Average sale prices are realized by the company for finished coke declined by approximately 21%, and declined approximately 45% for coal tar, in fiscal 2009 as compared to the prior year. Although the market price of coke rebounded to approximately $210 in April and May of 2009, this factor contributed little to revenue in fiscal 2009.  Market prices for coke generally moved between $200 and $220 in the months following May 2009, and prices are expected to remain stable at approximately the $230 level, due to slowly increasing coke demand.

Average coal product sale prices by the company rose from $18 per ton in fiscal 2008 to $58 per ton in fiscal 2009 for raw coal, and from $86 per ton in fiscal 2008 to $119 per ton in fiscal 2009 for washed coal.  Aside from market-related factors, one of the reasons for these increases is that fact that the overall quality and mix of coal products sold changed from 2008 to 2009.  In 2008, raw coal sales consisted mostly of lower-value medium coal and coal slurry, which have a lower heat content and therefore lower average price.  In 2009, after the Company began increasing our coal sales, it began selling more higher-value raw coal products with greater heat content, and consequently, the average sale price for raw coal sold by the Company in 2009 was significantly higher.   Increased average sale prices for coal products were partially offset by per-ton price reductions in 2009 due to the exclusion of shipping services (and corresponding reduction in per-ton price as a concession to customers), as discussed above.

Sale prices for coke on average declined by approximately 20.88%, from $249 per ton to $197 per ton, during the year ended June 30, 2009, as compared to the same period ended June 30, 2008.  This decline in sale prices for coke sold by the company was primarily driven by market forces, and a decline in coke demand.  SinoCoking’s management believes the decrease in demand for coke is a direct result of (1) Chinese domestic steel producers taking a “wait and see” approach in projecting the future demand by their customers for steel in reaction to global economic instability that occurred during the latter part of the 2008 calendar year which affected their business, and (2) a pause in certain infrastructure projects funded by the Chinese government immediately following the 2008 Olympic Games.  In response to reduced customer demand for coke in late 2008 and first half of 2009, SinoCoking’s management moved to cut coke production in April of 2009, and focused on generating profits by trading thermal coal and washed coal, for which market sale prices have been more steady and demand for which has been far less elastic, because they are staples in the power generation industry and for heating applications.  Management believes that the forces that led to a reduction in coke demand in late-2008 to 2009 were temporary in nature, and also believes that a resumption of a brisk economic growth rate in China will cause a rebound in demand and the market prices for coke.

Coke product revenues for the fiscal years ended June 30, 2009 and 2008 were as follows:

	Coke Products

	Coke	Coal Tar	Total
Revenues
Fiscal 2009 (in US$)	$30,534,755	$1,171,510	$31,706,265
Fiscal 2008 (in US$)	55,103,692	2,987,334	58,091,026
Increase (decrease) in US$	(24,568,937)	(1,815,824)	(26,384,761)
% Increase (decrease) in US$	(44.59)%	(60.78)%	(45.42)%
Quantity Sold (metric tonnes )
Fiscal 2009	154,631	7,646	162,277
Fiscal 2008	225,779	10,756	236,535
Increase (decrease)	(71,148)	(3,110)	(74,258)
% Increase (decrease)	(31.51)%	(28.91)%	(31.39)%

The combined factors discussed above resulted in a decrease in revenue from coke products of approximately $24.57 million.  In addition, sales volume for coke products decreased by approximately 31.51% for fiscal 2009, as compared to fiscal 2008.  These decreases were due to our reduction in coke production volume, in reaction to slowing demand and lower market prices for coke throughout the Chinese domestic market during late 2008 to the middle of calendar year 2009.  In early to mid-2009, general market prices for coke products began stabilizing, and management believes this was due to reduced market supply because of a curtailment of production by coke producers in China which reduced market supply, in addition to a gradual resumption of buying on the part of Chinese manufacturers in response to a pickup in Chinese domestic consumption levels in the second calendar quarter of 2009.  These developments occurred as the Chinese government announced in the second calendar quarter of 2009 certain policies to further stimulate its economy.

Since coal tar is a by-product of the coking process, the reduction in coke production volume by the company resulted in a corresponding reduction in the quantity of coal tar produced and sold during the period.  The quantity of coal tar sold decreased from 10,756 tonnes to 7,646 tonnes , or 28.91%, for fiscal 2009, as compared to fiscal 2008.  Our average sale price for coal tar declined to $153 per ton in fiscal 2009, as compared to $278 per ton in fiscal 2008.  SinoCoking’s sales of coke products, i.e. coke and coal tar, accounted for $31,706,265 in revenue, or approximately 61.69% of our total revenue, for fiscal 2009.

Coal product revenues for the fiscal years 2008 and 2009 were as follows:

	Coal Products
	Raw Coal	Washed Coal	Total
Revenues
Fiscal 2009 (in US$)	13,151,325	6,538,402	19,689,727
Fiscal 2008 (in US$)	372,312	160,150	532,462
Increase (decrease) (in US$)	12,779,013	6,378,252	19,157,265
% Increase (decrease) (in US$)	3,432.34%	3,982.67%	3,597.87%
Quantity Sold (metric tonnes )
Fiscal 2009	229,480	55,360	284,840
Fiscal 2008	20,737	1,860	22,597
Increase (decrease)	208,743	53,500	262,243
% Increase (decrease)	1,006.62%	2,876.37%	1,160.52%

SinoCoking significantly boosted its sales of coal products in fiscal 2009.  Raw coal and washed coal market prices fluctuated significantly in this period leading into and during the winter period of 2008 - 2009, at times reaching historically high levels.  Management believes this was caused partly by the fact that domestic energy demand, and the demand for heating coal, remained relatively high levels in China, in contrast to a more pronounced drop in the demand for coke by steelmakers, whose products are more linked to the global trade, the export market and demand from countries that import steel as an input as well as in the form of manufactured products from China.  During the winter season in fiscal 2008, when the market supply for thermal coal was very tight, SinoCoking seized the opportunity to sell thermal coal to its customers at historically high prices.  Among its coal-purchasing customers was Wuhan Tieying Steel company, and sales to this customer generated approximately $14.6 million in the fiscal year 2009.  In the months prior to, leading up to and throughout the winter of 2008 – 2009, the company had built up sizable inventory of thermal coal from both our mining operations and from open market purchases of raw coal, which it then sold during that season.  The company is accumulating coal inventory in a similar manner this year, in preparation for the winter of 2009-2010.

Raw coal and washed coal prices have also been trending upward on a longer term basis since the beginning of calendar year 2008, when the government issued and began enforcing strict regulations to shut down the unlicensed coal mines.  While this move was applauded by the larger licensed coal mine operators, it also resulted in a tightening of aggregate coal supply in China.  This caused coal prices to climb to historically high levels in 2008.   A short-term reversal of this trend occurred when global economic conditions began worsening at the end of calendar 2008 and into 2009.  Although market prices for coal recovered significantly from their 2008 lows, market prices are still below their peak.  Management believes that pressure from short supply will continue to persist, particularly when industrial production gains momentum as anticipated in 2009.

Average realized sale prices for raw coal (which includes thermal coal and coal washing byproducts) increased by approximately 222% for fiscal 2009, compared to average sale prices realized for the previous year.  Management attributes this increase largely to a change in the composition of raw coal products sold to customers, which in 2009 included more higher-value thermal coal.  SinoCoking sold 229,480 tonnes of various mixtures and composites of raw coal (consisting mostly of thermal coal in 2009) and realized approximately $13.15 million in revenue in fiscal 2009, creating a 3,432% increase in revenue from the sale of raw coal as compared to the previous year’s sales.

The average sale price realized by the company for washed coal increased by 38.37% in fiscal 2009.  Management attributes the increase to market forces which increased market prices for washed coal.  The 55,360 tonnes of washed coal that the company sold in fiscal 2009 generated approximately $6.54 million in revenue, representing a 3,983% increase in revenue for that product category as compared to the prior year.  The increase in revenue from washed coal is due to our shift toward greater washed coal sales, as discussed previously.  SinoCoking’s sales of coal products overall, i.e. raw coal and washed coal, accounted for $19,689,727 in revenue, or approximately 38.31% of our total revenue in fiscal year 2009.

Cost of Goods Sold and Gross Profit.  Cost of goods sold decreased by $228,151, or 0.82%, for the fiscal year 2009, as compared to 2008.  The decrease in cost of goods sold was primarily a result of a decrease in coke production, as the company shifted away from coke production in 2009, and toward coal sales and trading.  This decrease was offset by an increase in coal purchases from third parties.   In fiscal 2009, the company purchased approximately 189,000 tonnes of coal from third party suppliers, at a cost of approximately $15.7 million, most of which was for resale as coal products.  In fiscal 2008, the company purchased 189,000 tonnes of coal from third party suppliers at a total cost of $15.2 million, most of which was used by the company to produce coke.  Gross profit decreased by $6,999,345 or 22.67%, to $23,872,663 in the fiscal year 2009 from $30,872,008 in the corresponding period in 2008.  SinoCoking’s gross profit as a percentage of sales decreased to 46.45% in fiscal year 2009 from 52.66% in the same period ended June 30, 2008.  The decrease in our gross profit percentage reflects a compressed gross margin due to lower market sale prices for coke and coal tar in the second half of the fiscal year ended June 30, 2009.  In addition, coal trading, particularly when coal is acquired from third party suppliers rather than from our mines, generally carries thinner profit margins than coke products, and our shift toward more coal trading and less coke production had the effect of reducing our overall gross profit margin in fiscal 2009 as compared to the prior year.

Operating Expenses.  Operating expenses, substantially all of which consisted of selling expenses and general and administrative expenses decreased by $1,262,507, or 32.36%, in fiscal 2009 as compared to fiscal 2008.  As a percentage of sales, operating expenses declined to 5.13% from 6.66%.   Approximately $898,954 of this decrease was due to a decrease in selling expenses.  Approximately $363,553 of the decrease was related to a decrease in general and administrative expenses.  Since the management team pursued a more focused sales strategy, including emphasis on sales to the most competitive trading companies such as Wuhan Tieying Steel and Hunan Loudi Zhongyuan Trading Ltd. (with which the company has developed prior relationships), and emphasis on customer relationships with distributors that have the greatest bargaining power in the region, the company incurred fewer selling expenses compared to the previous year.  Further decreases in general and administrative expenses were achieved by implementing a strong expense monitoring program, under which most expense reimbursements to employees were reviewed by supervising management.   In addition to the foregoing, as mentioned above, beginning in late 2008 and continuing through mid-2009, the company began phasing out the provision of shipping services to customers purchasing raw coal and coke, resulting in approximately $85,000 in reduced selling expenses for fiscal 2009.   In addition to the decrease in selling expenses, management also believes that a substantial portion of the decrease in general and administrative expenses was attributable to the phaseout of shipping services.

Other Income and Expense.   Other income for the fiscal year 2009 consisted mainly of a government grant to SinoCoking’s coal gas-generated power plant in the amount of $158,010.  Our interest expense decreased from $1,122,569 for fiscal 2008 to $914,072 for fiscal 2009, reflecting a lower average outstanding balance for short-term borrowings, which declined from $3.90 million to $3.32 million from fiscal 2008 to 2009.

Provision for Income Taxes.   Provision for income taxes decreased by $4,554,725, or 56.61%, for the fiscal year 2009, as compared to the same period in 2008, primarily due to lower taxable income relating to a decrease in our gross profit in 2009, and income tax exemptions granted to the company by the local tax authorities resulting in savings of $2,570,980.

Net Income.  As a result of the combination of the factors described above, SinoCoking’s net income decreased by 3.94% to $16,967,935 for fiscal 2009, from $17,664,665 in fiscal 2008.

Year Ended June 30, 2008 Compared to the Year Ended June 30, 2007

Revenues.   SinoCoking’s revenues increased from $30,078,701 for the year ended June 30, 2007 to $58,623,488 for the year ended June 30, 2008 with an increase of $28,544,787, or 94.90%.  This increase was driven primarily by rapidly rising market prices for coal and coke products in China, a trend that was mirrored in the global market, and which became more pronounced in the first half of calendar year 2008.  Secondly, SinoCoking changed its production mix during this period, which affected revenues.  During the fiscal year 2008, the company shifted away from coal production and at the same time, ramped up coke production in response to increased order volume for coke products.  Coke products carry a higher per-unit sales price and are more value-added compared to coal products, and accordingly, higher coke sales led to a significant increase in revenue.  SinoCoking’s revenues for the fiscal years ended June 30, 2008 (“Fiscal 2008”) and June 30, 2007 (“Fiscal 2007”), categorized by product type, were as follows:

	Revenues
	Coke Products	Coal Products	Total
Revenues
Fiscal 2008 (in US$)	$58,091,026	$532,463	$58,623,489
Fiscal 2007 (in US$)	25,294,851	4,783,850	30,078,701
Increase (decrease) in US$	32,796,175	(4,251,388)	$28,544,788
% Increase (decrease) in US$	129.66%	(88.87%)	94.90%
Quantity Sold (metric tonnes )
Fiscal 2008	236,535	22,597	259,132
Fiscal 2007	159,379	90,370	249,749
Increase (decrease)	77,156	(67,773)	9,383
% Increase (decrease)	48.41%	(75.00%)	3.76%

Average sale prices for SinoCoking’s four principal products were as follows during the fiscal years ended June 30, 2007 and June 30, 2008:

	Average Sale Prices
	Coke	Coal Tar	Raw Coal	Washed Coal
Fiscal 2008 (in US$)	$244	$278	$18	$86
Fiscal 2007(in US$)	157	200	42	64
Increase (decrease) in US$	87	78	(24)	22
% Increase (decrease) in US$	55.40%	39.00%	(57.14%)	34.38%

As discussed above, average sale prices are driven by a number of factors, including the particular composition and grade or quality of the coal or coke being sold, prevailing market prices for these products in the Chinese local and national market, prevailing market prices in the global marketplace, timing of sales, delivery terms, purchase order negotiations between SinoCoking and its customers, and relationships with those customers.   Management believes that the changes in average sale prices in the twelve month period ended June 30, 2008 were primarily driven by external market forces.  In addition, the average sale prices for raw coal in particular declined due to a higher proportion of lower-grade low thermal value mixtures sold to customers (as high-grade higher thermal value coals were reserved for coke manufacturing rather than sold).

Coke product revenues for the fiscal years ended June 30, 2007 and 2008 were as follows:

	Coke Products
	Coke	Coal Tar	Total
Revenues
Fiscal 2008 (in US$)	$55,103,692	$2,987,334	$58,091,026
Fiscal 2007 (in US$)	23,831,668	1,463,183	25,294,851
Increase (decrease) in US$	31,272,024	1,524,151	32,796,175
% Increase (decrease) in US$	131.22%	104.17%	129.66%
Quantity Sold (metric tonnes )
Fiscal 2008	225,779	10,756	236,535
Fiscal 2007	152,049	7,330	159,379
Increase (decrease)	73,730	3,426	77,156
% Increase (decrease)	48.49%	46.74%	48.41%

Coal and coke prices in the Chinese open market rose throughout the fiscal year ended June 30, 2008, as steep demand for coal and coke from the steel industry and power producers outstripped supply.  Management believes SinoCoking’s mining operations are relatively safe, however, that not all coal mining operations in China meet high standards of safety.  In recent years, in response to a number of coal mining accidents in unsafe mines, the central and local governments in China have acted to either temporarily or permanently close small-sized privately-owned coal mines, including some in the Henan province, for comprehensive safety inspections.  The central and local governments have also cited inefficiency as one of the reasons for closing certain privately-owned coal mines.  As a result of these coal mine closures, the overall supply of coal in China was constrained, and management believes this is a key factor, along with persistent industrial demand for coal, that has contributed to a rise in the prices of coal and coke products during the year ended June 30, 2008.  Coal and coke prices began to stabilize in the fall of 2008.

SinoCoking’s revenues are principally derived from the sale of coke products.  In the year ended June 30, 2008, the company increased the quantity of coke produced and sold by 48.49%, and revenue from coke sales increased 131.22% for the year ended June 30, 2008 as compared to the prior year.  Average coke sale prices per unit, to customers (including Grade II, III, and chemical coke) increased by approximately 55.40% during this period.   Management believes that increasing demand from steel makers and power producers, coupled with limited aggregate supply in the marketplace, caused this increase in average sale prices.  Besides the effect of rising coke prices during the year ended June 30, 2008, another main driving force behind our increased quantity of coke sales is increased coke production capacity as a result of major equipment renovations in 2005.  Annual coke output increased substantially second year in a row, from 152,049 tonnes in 2007 to 225,779 tonnes in the year ended June 30, 2008.  This increased production capacity enabled the company to sell more coke and fill larger orders from our major customers, including Hunan Hengyang Guanxiang Trading Co. Ltd., to whom the company sold over $22 million of coke in 2008 versus $3.5 million in 2007.

The quantity of coal tar produced and sold by Sino Coking increased by 46.74%, and revenue from this product category increased 104.17% from approximately $1.5 million to $3 million in the year ended June 30, 2008, as compared to the prior year.   Our production of coal tar increased due to the increase in coke production, as coal tar is a byproduct of the coke making process.   Average sale prices for coal tar increased by 39.00% in the year ended June 30, 2008 as compared to the prior year, and management believes this was due to heavy customer demand while aggregate market supply remained limited.

Coal product revenues for the fiscal years ended June 30, 2007 and 2008 were as follows:

	Coal Products
	Raw Coal	Washed Coal	Total
Revenues
Fiscal 2008 (in US$)	$372,312	$160,150	$532,462
Fiscal 2007 (in US$)	1,877,489	2,906,361	4,783,850
Increase (decrease) in US$	$(1,505,177)	$(2,746,211)	$(4,251,388)
% Increase (decrease) in US$	(80.17%)	(94.49%)	(88.87%)
Quantity Sold (metric tonnes )
Fiscal 2008	20,737	1,860	22,597
Fiscal 2007	44,636	45,734	90,370
Increase (decrease)	(23,899)	(43,874)	(67,773)
% Increase (decrease)	(53.54%)	(95.93%)	(75.00%)

SinoCoking’s quantity of production and sale of raw coal decreased by 53.54%, and revenue from this product category decreased 80.17% from approximately $1.9 million to less than $0.4 million in the year ended June 30, 2008, as compared to the prior year.  While SinoCoking concentrated on producing more coke from the coking factory in the current year, the company had less incentive to sell any large quantity of coking coal as it is more economical to provide the raw coal produced in-house to our own coking needs.  As a result, raw coal sales quantity dropped substantially.  Per-unit customer sale prices for raw coal sold by the company decreased by approximately 57.14% in the year ended June 30, 2008, as compared to the prior year.  This decrease was caused in part by a shift in sales by the company of lower grade coal with a lower thermal value, which is sold at a lower price per unit.  In the coal products category, SinoCoking mainly sold only coal washing residuals and lower grade coals during the year ended June 30, 2008.

SinoCoking’s quantity of production and sale of washed coal decreased by 95.93%, and revenue from this product category decreased 94.49% from approximately $2.9 million to less than $0.2 million in the year ended June 30, 2008, as compared to the prior year.  Similar to the decrease in revenue in the raw coal category as explained above, the company aimed to minimize the sale of coking grade washed coal during the year ended June 30, 2008 because of the strong demand for such washed coals by our own coking plant.   The effect on revenues of company’s decrease in amount of washed coal sold was partially offset by an increase in per-unit customer washed coal sale prices, which increased by 34.38% in the year ended June 30, 2008, as compared to the prior year.  Unlike raw coal, washed coals available for sale do not vary in quality as there is no mixture of other coal washing residual and command very little difference in sales price among different grades of coking purpose washed coal.

Cost of Goods Sold and Gross Profit.  Cost of goods sold increased by $5,572,277, or 25.12%, during the year ended June 30, 2008, as compared to the same period in 2007, due primarily to a dramatic increase in coal and coke production during this period, in order to satisfy demand for coal and coke products by customers.  Gross profit increased by $22,972,510, or 290.81%, to $30,872,008 in the year ended June 30, 2008 from $7,899,498 in the corresponding period in 2007.   SinoCoking’s gross profit as a percentage of sales increased to 52.66% in the year ended June 30, 2008 from 26.26% for the same period ended June 30, 2007.  Since the company produces a significant amount of metallurgical coal, a key raw material for coke production, from our own coal mines, our coke producing operations were largely unaffected by the soaring prices of metallurgical coal as a component of cost of goods sold.   In the fiscal year ended June 30, 2008, of the total amount of coal acquired and used for coking, 65% originated from our own mines, and the remainder was purchased from coal dealers and other mining companies.

Operating Expenses.  Operating expenses, substantially all of which consisted of selling expense and general and administrative expenses, decreased from $4,330,657 for the year ended June 30, 2007 to $3,901,396 for the same period in 2008.  As a percentage of sales, operating expenses declined to 6.66% for the year ended June 30, 2008 from 14.40% for the comparable period ended June 30, 2007.  In addition to the effect of diminishing percentage of sales represented by certain fixed costs (such as rent and office expense), starting from year 2007 the company implemented measures to strengthen certain control procedures to monitor the general and administrative expenses, resulting in the decrease in operating expenses for the year ended June 30, 2008 as compared to the previous period.

Other Income (Expense), net.   Other income (expense), net consisted mainly of finance expenses and other expenses.  Finance expense, net (which included finance charges and deducted interest income) increased from $750,950 for the year ended June 30, 2007 to $1,122,569 for the year ended June 30, 2008 with an increase of $371,619.   This increase, mainly due to interest expense, was in connection with increased borrowing from banks, credit unions and related parties to provide liquidity and working capital, and a slight increase in our average cost of borrowing during the year ended June 30, 2008.

Provision for Income Taxes.   Provision for income taxes increased by $5,880,549, or 271.52%, for the year ended June 30, 2008, as compared to the year ended June 30, 2007, primarily due to our strong revenue growth and the decrease in operating expenses, creating a higher taxable base for fiscal year 2008.

Comprehensive Income (Loss).  As a result of a combination of the factors discussed above, SinoCoking’s comprehensive income increased by $18,116,025 (or 3,955.83%) to $18,573,983 for the year ended June 30, 2008, from $457,958 for the year ended June 30, 2007.  Except for the increase in foreign currency translation adjustment in the amount of approximately $1,054,110, all of the increase in total comprehensive income was due to the increase in net income in fiscal year 2008.

Liquidity and Capital Resources

Nine Months Ending March 31, 2010 Compared to Nine Months Ending March 31, 2009

Net Cash Provided by (used in) Operating Activities

Net cash provided by operating activities for the nine months ending March 31, 2010 was $10,200,824 compared to net cash used in operating activities of $2,973,692 for the same period ending March 31, 2009, resulting in a net positive change $13,174,516.  The primary reasons for this change included a decrease in prepayments to suppliers and increased net income from operations.  These were offset by an increase in accounts receivable, notes receivable, and inventories, as well as a decrease in customer deposits and taxes payable.  In addition, the Company made $4.4 million in tax payments during the nine month ended March 31, 2010, while the amount of such taxes was $2.9 million in the same period in the prior year.  These trends and developments are related to the overall tapering of coke demand during 2009 when global economic conditions were adverse.  In the first half of calendar 2009, as a result of slackening demand, we began to extend 60 days of credit to substantially all of our customers, whereas previously we required pre-payment by our customers for all coke product orders.  At the same time, on the input side, since coal demand remained relatively stable, we were required to pre-pay our vendors in order to acquire coal, and this pre-payment requirement continued though 2009 and to the present.  Generally, to acquire coal we are required to pay up to 60% of the contract price to vendors with whom we have done business previously, and up to 100% of the contact price to vendors with whom we have no purchasing history.   The above change in payment terms is expected to remain in place until market conditions prompt further revision.  We do not anticipate that further changes in payment terms, either on the output or input side, will have a material adverse effect on our liquidity.

Net Cash Used in Investing Activities

Net cash used in investing activities for the nine month period ending March 31, 2010 increased to $19,041,739 from $1,408,658 in the same period ending March 31, 2009.  The primary use of funds for the period ending March 31, 2010 was for payments associated with capital expenditures, including the purchase of new coking equipment, prepayment for construction of the new coking site, and mining facility improvements.

Net Cash (provided by) Financing Activities

Net cash used in financing activities for the nine month period ending March 31, 2009 was $148,489.  The Company borrowed $2,389,059 from a commercial bank in the period ending March 31, 2009, and repaid  bank loans in the amount of $726,392 in addition to loans from related parties Mr. Yang Liuchang and Mr. Lv Jianhua in the amount of $1,811,156.  Net cash provided by financing activities for the nine month period ending March 31, 2010 was $38,964,185. The Company received $44 million from the equity financing, and paid out approximately $2.3 million in fees and expenses related to the financing. The company also repaid $2,842,034 in bank and related party loans during the nine months ended March 31, 2010.

Year Ended June 30, 2009 Compared to the Year Ended June 30, 2008

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the twelve months ended June 30, 2009 was $11,890,214, compared to $13,060,249 for the same period ended June 30, 2008.  The primary reasons for the decrease included an increase in prepayments to suppliers (which rose from $1,646,714 to $8,364,448 for fiscal 2009), an increase in accounts receivables (which rose from $3,552,733 to $6,454,663), and a decrease in account payables and other payables (which decreased by $3,346,930 and $954,832, respectively), partially offset by a decrease in customer deposits, and a decrease in other receivables.

During the second half of fiscal 2009, the payment terms for both suppliers and customers of the company were changed significantly, compared to the same period in 2008, prompted by the unexpected change in market conditions.   The payment terms granted to customers by the company were extended in duration for many customers, and this caused our accounts receivable to increase by approximately $2.89 million.  On the other hand, since strong demand for coal in China continued throughout fiscal 2009 in China, and as this phenomenon increased the bargaining power of coal suppliers (the company is both a supplier and a purchaser), our transaction terms with the third party coal vendors became more favorable to the vendors, which had the effect of decreasing our accounts payable.  In fiscal year 2009, especially in the second half of the year, management decided to shift more toward coal sales and trading and reduce coke production volume, and the company relied more on coal sales to maintain cash flow and profitability.   Since the company not only mines and sells our own coal, but also buys a substantial amount of coal from third party vendors for resale, this shift toward greater coal sales led to an increase in customer deposits for coal purchases from those third party vendors.  Since market demand for coal remained robust, coal vendors were able to command favorable payment terms, including requiring buyers to put up deposits on their purchases.  On the other hand, the company collected negligible deposits from our coke buying customers – since demand for coke softened in 2009 (in contrast with the acute shortages in 2008), generally the company did not require customers to pay deposits on coke purchases.

Net Cash Used in Investing Activities

Net cash used in investing activities for fiscal 2009 was $10,503,647, compared to $8,471,010 in fiscal 2008.  The primary use of funds for both years were payments in connection with capital expenditures, including the purchase of new coking equipment, as well as mining facility improvements to increase mining capacity from 200,000 tonnes annually to 350,000 tonnes annually.  In addition, SinoCoking used approximately $1 million of cash to make payments in connection with its prior acquisition of rights to three coal mines in fiscal 2009.

Net Cash Used in Financing Activities

Net cash used in financing activities for fiscal 2009 was $5,832,642, compared to $937,425 in fiscal 2008.  SinoCoking paid off its short-term loans from various banks in the amount of $1,180,790 in the fiscal year 2009 in order to decrease interest expense.  Further, the company paid certain loans from shareholders (Mr. Lv and Mr. Yang) in the amounts of approximately  $3,405,295 and $1,842,557.  The higher net amount of cash used in financing activities in fiscal 2009 was primarily due to the repayment of principal under the foregoing loans.

Year Ended June 30, 2008 Compared to the Year Ended June 30, 2007

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the twelve months ended June 30, 2008 increased to $13,060,249 compared to $4,646,495 for the same period ended June 30, 2007.  The primary reasons for the increase were the increase in revenue, partly driven by soaring coal and coke prices in the first half of calendar year 2008, and an increase in net income (which rose from $602,750 to $17,664,665 for fiscal year 2008), partially offset by an increase in accounts receivable, advances to suppliers, and above all, cash used to pay other payables and accrued liabilities.  In fiscal 2008, other payables decreased by $4.6 million because SinoCoking’s strong cash flow position allowed it to pay down balances to various vendors or other non-purchase accounts payable at a faster pace.  SinoCoking is required to pay some of its major suppliers on an expedited basis for products purchased during a period of increasing costs for supplies.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended June 30, 2008 increased to $8,471,010 from $6,538,812 in the same period in 2007.  The primary use of funds for both years was capital expenditures, including the purchase of new coking equipment, and mining facility improvements to increase mining capacity from 200,000 tonnes annually to 300,000 tonnes annually.  In addition, SinoCoking used approximately $5.8 million of cash to make payments in connection with its prior acquisition of rights to three coal mines and Baofeng coking plant.

Net Cash Used in Financing Activities

Net cash used in financing activities for the year ended June 30, 2008 was $937,425.  While SinoCoking has borrowed from time to time from Jianhua Lv, our CEO and Chairman, the company repaid some of these loans (net of current year shareholder capital contribution) in the total amount of $1,226,574 to Mr. Lv during the year ended June 30, 2008.  The balance of SinoCoking’s short-term loans from various banks and individuals rose slightly by $289,149 at June 30, 2008 as compared to the balance at June 30, 2007.

Capital Resources

Funding for the Company’s business activities has historically been provided by cash flow from operations, short-term bank loan financing, and loans from individuals including from its major shareholder Mr. Lv and Mr. Liuchang Yang, who is a director of the Company.

The Company does not have any outstanding loans under lines of credit.

The business plan of the Company involves growing its business through (1) expansion and modernization of its production facilities and achieving greater energy efficiency while also lessening environmental impact; (2) recapturing more coking by-products for refinement into useful industrial chemicals, and production of more high value-added chemical products, and (3) acquisition of other coal mines to source raw materials.  Any future facility expansion and acquisitions will require additional financing and/or equity capital and will be dependent upon the availability of financing arrangements and capital at the time.

SinoCoking has commenced action on two major initiatives as a part of its growth plan, that are expected to require capital resources:

1.
New Coking Facility.  On March 3, 2010, SinoCoking announced that it began construction of its new coking facility to be located near the Company’s current facilities in Pingdingshan City.  The Company estimates that the new coking facility will cost approximately $70 million to complete, and as described elsewhere in this prospectus, is expected to begin production of metallurgical and chemical coke, coal gas and various chemical products by early 2011.

2.
Mine Acquisitions.  On February 19, 2010, SinoCoking announced its plan of acquisition, in which it will seek consolidation of coal mines in the Henan province with a production capacity of below 300,000 tonnes per year, as a part of a general policy in the coal mining industry in China to improve production efficiency and improve safety.  On that date, SinoCoking announced ten private company targets with an aggregate licensed production capacity of 1.5 million tonnes of coal per year.  The Company intends to acquire a controlling stake in selected private mine-owning companies using cash, its common stock, or a combination of both as consideration for these acquisitions.

In the quarter ending December 31, 2009, the Company obtained a letter of intent from the Pingdingshan Rural Cooperative Bank, confirming the bank’s intention to loan the Company up to 300 million RMB (approximately USD $42 million), unsecured at an annual interest rate of 5.2% to finance the construction of its new coking facility.  In the first quarter of 2010, SinoCoking raised $44 million in gross proceeds from the sale of common stock and warrants.

SinoCoking’s management presently anticipates that its recent equity issuance, its access to credit, and cash flow from operations, together will provide sufficient capital resources to pursue and complete the construction of its new coking facility and proposed mine acquisitions.  We intend to utilize existing cash, cash flow from operations and bank loans, to finance the cash portion of the consideration to be paid for our acquisitions.   We may consider the issuance of additional equity securities in order to finance our mine acquisitions.

We have not experienced any material losses since inception relating to accidents or other similar events.  Please refer to the risk factor entitled “We may suffer losses resulting from industry-related accidents and lack of insurance” on page 10 of this prospectus.

Capital Expenditures

During the nine month period ending March 31, 2010 the Company had capital expenditures of $19.0 million, and in the same period ending March 31, 2009 it had capital expenditures of approximately $1.4 million.  These capital expenditures were made in order to purchase vehicles, mining equipment and coking equipment for the company’s new 900,000 ton per year coking facility currently under construction, as well as expansion of coal mining facilities.  Specifically, in the quarter ending March 31, 2010, the Company made payments of approximately  $10 million toward the expansion and redevelopment of adjacent formerly residential land (see section entitled “Description of Property – SinoCoking’s Properties” above), approximately  $4.5 million in construction-related expenditures for its new coking facility, and approximately  $3.2 million toward the construction of new coal mining tunnels.  The increase in capital expenditures in this period as compared to the same period in 2009 was mainly due to the construction and land redevelopment expenditures.  Continued high levels of capital expenditures are anticipated over the next year and until completion of the new coking facility, which the Company plans to complete by 2011.

Quantitative and Qualitative Disclosures about Market Risk

The Company does not use derivative financial instruments and has no foreign exchange contracts.  The Company’s financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations.  The company generally considers investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.  However, in order to manage the foreign exchange risks, the company may in the future engage in hedging activities to manage its financial exposure related to currency exchange fluctuation.  In these hedging activities, the Company might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.  Currently the Company does not engage in any of these types of currency hedging transactions.

Interest Rates.  The Company’s exposure to market risk for changes in interest rates relates primarily to its short-term obligations.  Accordingly, fluctuations in applicable interest rates would not have a material impact on the fair value of these securities.  At December 31, 2009, the company had approximately $345,319 in cash. A hypothetical 10% increase or decrease in applicable interest rates would not have a material impact on the company’s earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rate.  All of the sales and inputs of the Company are transacted in Renminbi (“RMB”).  As a result, changes in the relative values of U.S. Dollars and RMB affect the company’s reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes.  However, since the Company conducts its sales and purchases inputs in RMB, fluctuations in exchange rates are not expected to significantly affect financial stability, or gross and net profit margins.  The Company does not currently expect to incur significant foreign exchange gains or losses, or gains or losses associated with any foreign operations.

Commodity Prices.  The Company is a coal and coke producer, and as discussed elsewhere in this prospectus, its business is affected by prevailing market prices for coal and coke.  However, the Company does not currently engage in any hedging activities, such as futures, forwards, or options contracts, with respect to any of its inputs or the products it sells.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

LEGAL PROCEEDINGS

           We are not a party to any pending legal proceedings and, to our knowledge, none of our officers, directors or principal shareholders are party to any legal proceeding in which they have an interest adverse to us.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Jianhua Lv	41	President, Chief Executive Officer and Chairman of the Board	February 5, 2010
Liuchang Yang	54	Vice President, Secretary and Director	February 5, 2010
Zan (“Sam”) Wu	32	Chief Financial Officer	February 5, 2010
Hui Zheng	37	Vice President of Operations and Director	February 5, 2010
Yushan Jiang	55	Independent Director	February 5, 2010
Jin Yao	61	Independent Director	February 5, 2010
Hui Huang	42	Independent Director	February 5, 2010
Haoyi Zhang	36	Independent Director	February 5, 2010

Business Experience

The following is a summary of the educational background and business experience during the past five years of each of our directors and executive officers.  The following information includes the person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Jianhua Lv, Age 41

Jianhua Lv has been the executive director and chairman of Hongli since 1996, when he founded the company.  Prior to this, from 1989 to 1996 Mr. Lv held a number of positions at the Henan Province Pingdingshan Coal Group, where he developed many years of experience in the coal and coking industries.  In early 2007, Mr. Lv was appointed as a standing committee member of the Chinese People’s Political Consultative Conference of Baofeng, Henan Province, and as a standing committee member of the National People’s Congress of Baofeng, Henan Province.  Mr. Lv has been honored as an outstanding entrepreneur of the year in 2003 and 2004.  Mr. Lv holds a bachelor’s degree from Henan University in Chinese, a master’s degree in economics from Henan University, and a master of law degree from the Central Party School.

Liuchang Yang, Age 54

Liuchang Yang has served as a director of Hongli since 2003, and as its Vice Chairman since January 2006.  Prior to this, Mr. Yang held various offices at our predecessors from 1983 to 2005, including secretary, deputy director, director and general manager of human resources.  Mr. Yang has extensive experience in management, human resources and administration.  Mr. Yang holds a bachelor’s degree in Law from Beijing University, a degree from the Center Party School in Economics and Management, and a graduate degree in Finance and Banking from the Chinese Academy of Social Sciences.

Zan (“Sam”) Wu, Age 32

Zan Wu has served as the chief financial officer of Hongli since July 2009.  Prior to this, Mr. Wu worked as an auditor at the Zhong Rui Hui Accounting Firm from 2000 to 2001.  Mr. Wu was a financial analyst at VIR Consultancy Ltd. from 2003 to 2004.  From 2004 through 2006, Mr. Wu held the positions of assistant manager and financial manager at Domino Scientific Equipment Ltd.  Mr. Wu was the chief representative of Global American, Inc. (China Representative Office) from 2006 – 2009.  Mr. Wu holds a bachelor’s degree in accounting from the Capital University of Economics and Business and a master’s degree in financial management and control from Aston Business School.

Hui Zheng, Age 37

Hui Zheng has served as vice manager of Human Resources at Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (SinoCoking) since 2006.  Prior to this Mr. Zheng worked at SinoCoking as a statistician, secretary and vice-dean from 1998 until 2006.  Mr. Zheng has worked in the materials industry since 1996.  Mr. Zheng holds a degree from Zhengzhou University.

Yushan Jiang, Age 55

Yushan Jiang has served as the chief executive officer of the Pingdingshan Coal Group Shoushan Coking Co., Ltd. since February 2007.  Prior to this, from 2001 to 2007, he was chief engineer at the Henan Tianhong Coking Company.   Prior to this Mr. Jiang developed expensive experience in the coking industry as he held numerous positions since 1972 as a worker, director, and head of research and development for various coking operations.   Mr. Jiang is also currently a vice-director and member of the Coking Committee of the Henan Province Metals Association, and vice-secretary of the Henan Province Institute of Coal & Coke.  Mr. Jiang holds a Bachelor’s degree in Coal and Chemistry from the Wuhan College of Iron & Steel.

Jin Yao, Age 61

Jin Yao is vice-chairman of the China Division of the Asia Pacific CEO Association, a position he has held since 2003.  Prior to this Mr. Yao served as general manager at the Beijing Gaoping Technology Development Company from 1989 to 2003.  Mr. Yao holds a bachelor’s degree and a master’s degree in Electrical Engineering from the Beijing Institute of Technology.

Hui Huang, Age 42

Hui Huang is the chairman and chief executive officer of Wuhan Pingdingshan Coal and Wuhan Steel Unification Coking Company.  Mr. Huang has also served as director of sales and administration of the same company from 1985 to 1996.  He then served as director of the Economics and Technology Cooperation Center of the Pingdingshan Coal Group (now known as the Wuhan Pingdingshan Coal and Wuhan Steel Unification Coking Company) from 1996 to 2008, of which he is now chairman of the board.  Mr. Huang is also a director of the China Association of Comprehensive Resource Utilization, a vice-director of the Henan Institute of Coal (a branch of the China Association of Comprehensive Resource Utilization), and vice-secretary of the Pingdingshan Youth Union.

Haoyi Zhang, Age 36

Haoyi Zhang serves as the chief financial officer of Henan Pinggao Electricity Ltd., one of the major A-Share public companies traded on the Shanghai Stock Exchange, a position he has held since January 2005. From January 2005 to March 2009, he served as the chief accountant of Henan Pinggao DongZhi Gao Ya Kaiguan Ltd., a Sino-Japanese Joint Venture with Toshiba, concurrently with his position as the chief financial officer at Henan Pinggao Electricity Ltd.  From April to December 2004, he served as the chief accountant of Henan Pinggao DongZhi Gao Ya Kaiguan Ltd. Mr. Zhang held numerous positions from July 1995 to March 2004 as the deputy director, the director, the deputy chief accountant, the assistant general manager and the chief accountant at China Beifang Industry Company, Xiamen Branch.  Mr. Zhang holds a Bachelor’s degree in Accounting from Xiamen University and an EMBA degree from Xian Jiaotong University.

There are no family relationships among our current directors or executive officers.

During the past ten years none of our current directors or executive officers were involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulations S-K.

Messrs. Lv and Yang were appointed to their respective director and officer positions, and Mr. Wu was appointed to his officer position, because they had held similar positions at Hongli (Top Favour’s operating subsidiaries in China), and upon the closing of the Acquisition on February 5, 2010, they assumed these respective positions.  Messrs. Huang and Jiang were selected to serve as independent directors on the board because of their deep and substantial experience in the coal and coking industry.  Mr. Jin Yao was selected to serve as an independent director because of his extensive senior level experience and expertise in the management and governance of major China-based enterprises.  Mr. Haoyi Zhang was selected to serve on as an independent director because of his expertise in public company matters, with particular expertise in accounting, auditing, controls and procedures and financial matters

Board of Directors

Our board of directors is currently composed of seven members.  All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified.  Our bylaws provide that the authorized number of directors will be not less than one and not more than seven.

Director Independence and Board Committees

Based upon information submitted to the Company, the board of directors has determined that Mr. Yushan Jiang, Mr. Jin Yao, Mr. Hui Huang and Mr. Haoyi Zhang are each “independent” under the listing standards of the NASDAQ Stock Market.

The Board of Directors has an audit committee that was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The audit committee members include Mr. Haoyi Zhang (chairman), Mr. Jin Yao and Mr. Yushan Jiang.  Mr. Zhang is the audit committee financial expert who is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market.  The audit committee operates under a written charter adopted by the board of directors on February 16, 2010.

The board of directors established a compensation committee on February 16, 2010.  The compensation committee consists of Jin Yao, Hui Huang and Yushan Jiang, each of whom is an independent director.  Jin Yao is the chairman of this committee.  Our compensation committee oversees and, as appropriate, makes recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers, and other related policies, and provides assistance and recommendations with respect to our compensation policies and practices.  The compensation committee operates under a written charter adopted by the board of directors on February 16, 2010.

The board of directors established a nominating committee on February 16, 2010.  The nominating committee consists of Jin Yao, Hui Huang and Yushan Jiang, each of whom is an independent director.  Hui Huang is the chairman of this committee.  Our nominating committee assists in the selection of director nominees, approves director nominations to be presented for shareholder approval at our annual shareholder meetings and fill any vacancies on our board of directors, considers any nominations of director candidates validly made by shareholders, and reviews and considers developments in corporate governance practices.  The nominating committee operates under a written charter adopted on February 16, 2010.

Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission.  Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, the Company believes that during our 2009 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements.

Code of Ethics

           The Company has adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Company will provide a copy of our code of ethics to any person who requests a copy in writing to the Secretary of the Company, including the e-mail address or facsimile number of the requesting party.  Any written requests should be mailed to the Company at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, P.R. China 467000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of the compensation awarded to our current executive officers.  This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year.  The Compensation Committee of our Board of Directors currently oversees the design and administration of our executive compensation program.

Our current executive compensation program may from time to time include the following principal components: (i) base salary, (ii) discretionary annual cash bonuses, and (iii) stock incentive plan awards, and (iv) perquisites and benefits.

Our Compensation Philosophy and Objectives

Our philosophy regarding compensation of our executive officers includes the following principles:

●	our compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals;

●	compensation should appropriately reflect differences in position and responsibility;

●	compensation should be reasonable; and

●	the compensation program should be understandable and transparent.

In order to implement such compensation principles, we have developed the following objectives for our executive compensation program:

●	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

●
a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

●	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

●
the number of elements of our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, shareholders, and others; and

●	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among shareholders.

Determination of Compensation Awards

The Compensation Committee of our Board of Directors is provided with the primary authority to determine the compensation awards available to our executive officers.  To aid the Compensation Committee in making its determination for the current fiscal year, our current senior management provided recommendations to the Compensation Committee regarding the compensation of our executive officers.

Compensation Benchmarking and Peer Group

Our Compensation Committee did not rely on any consultants or utilize any peer company comparisons or benchmarking in setting executive compensation levels for fiscal 2010.  However, our management informally considered competitive market practices by reviewing publicly available information relating to compensation of executive officers at other comparable companies in making its recommendations to our Board regarding our executives’ compensation for fiscal 2010.  As our company grows, we expect to take steps, including the utilization of peer company comparisons and/or hiring of compensation consultants, to ensure that the Compensation Committee has a comprehensive picture of the compensation paid to our executives and with a goal toward total direct compensation for our executives that are on a par with the median total direct compensation paid to executives in peer companies if annually established target levels of performance at the company and business segment level are achieved.

Elements of Compensation

The principal elements of our executive compensation are:

●	base salary;

●	discretionary annual cash bonuses;

●	stock incentive plan awards; and

●	perquisites and other compensation.

While base salary is generally included as an element of compensation of our executive officers in every year, the granting of bonuses, stock incentive awards and perquisites is determined on a case-by-case basis.   During the fiscal year ended December 31, 2009, our compensation program consisted solely of base salary.  For fiscal 2010, executive compensation consists of base salary, and we have no immediate plans to include bonuses, stock option grants or perquisites as elements of executive compensation.

Base Salaries

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our employees, including our named executive officers.  When establishing base salaries for 2010, subject to the provisions of each person’s employment agreement, our Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well qualified candidates to assume the individual’s role.  Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Discretionary Annual Cash Bonuses

Our Compensation Committee has discretion to recommend and approve the annual cash bonus for our Chief Executive Officer and each other named executive officer.  Bonus awards will be generally based on our management’s recommendations and ultimately approved by our Compensation Committee.  Our Compensation Committee has not yet determined whether any bonuses will be granted in fiscal 2010.  The annual bonuses, if any, are intended to compensate officers for individual performance, for our overall financial performance, and for achieving important operational and financial milestones during the relevant fiscal year.

Stock Incentive Plan Awards

Our stock option plans are designed to provide long term incentives to our executives and other employees and award recipients, to increase shareholder value through competent, effective management of the Company.  Management believes that the ability to grant stock options as a component of compensation will provide the Company with an advantage in attracting qualified management and employees to our Company.  Our Compensation Committee has not yet determined whether any stock option awards will be granted in fiscal 2010.  Stock option award decisions, if any are granted, will be evaluated on a case-by-case basis giving consideration to factors such as the recipient’s qualifications and abilities, the nature of the recipient’s position, and the recipient’s ability to contribute to the Company’s development and achievement of its business objectives.

Perquisites and Other Compensation

Our Compensation Committee may include perquisites and other benefits as an element of compensation from time to time on a discretionary basis.  Presently the Company does not include perquisites or other benefits as a part of executive compensation.

Management’s Role in the Compensation-Setting Process

Our management plays an important role in our compensation-setting process. The most significant aspects of management’s role are evaluating other executive officers’ performances, recommending business performance targets and objectives, and recommending salary levels and option awards. Our management makes recommendations to our Compensation Committee regarding our executive’s compensation packages. During this process, management may be asked to provide the Compensation Committee with their evaluation of the executive officers’ performances, the background information regarding our strategic financial and operational objectives, and compensation recommendations as to the executive officers.

Executive Compensation – Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2009 and 2008 by our principal executive officer(s), principal financial officers during the fiscal years ending June 30, 2008 and 2009, except as otherwise indicated below.  No other officer of the Company had total compensation in excess of $100,000 per year during either of the above-mentioned periods.
Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Non- qualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)		Total ($)

Jianhua Lv	2009	8,357		0	0	0	0	0	0			$8,357
President, CEO and	2008	8,230		0	0	0	0	0	0			$8,320

Sam Wu	2009	n/a		n/a	n/a	n/a	n/a	n/a	n/a		$	n/a
Chief Financial Officer (2)	2008	n/a		n/a	n/a	n/a	n/a	n/a	n/a		$	n/a

Abdul Ladha	2009	156,000	(4)	0	0	0	0	0	781,842	(5)		$937,842
Former President, CEO and Director (3)	2008	156,000	(4)	0	0	0	0	0	0			$0
_______________________

(1)
Mr. Jianhua Lv was appointed as President, Chief Executive Officer and Chairman of the Board on February 5, 2010.  Prior to this date Mr. Lv served as executive director and chairman of Hongli since 1996.  Compensation reported above consists of compensation received as a principal executive officer of Hongli, which is now a subsidiary of the Company, and is translated from Chinese RMB to U.S. Dollars using an exchange rate of 6.82 RMB to US $1.00 for 2009 and 7.29 RMB to US $1.00 for 2008.

(2)
Mr. Sam Wu was appointed the Chief Financial Officer of the Company on February 5, 2010.  Prior to this date Mr. Wu served as Chief Financial Officer of Hongli since July 2009 (commencing in fiscal 2010).

(3)
Former CEO Mr. Ladha’s compensation is reported for the fiscal year ending December 31, 2008 and 2009, during which he served as President and Chief Executive Officer of the Company, then named “Ableauctions.com, Inc.”, which had a fiscal year ending December 31.  On April 14, 2010, the Company changed its fiscal year end from December 31 to June 30.

(4)
All of the compensation paid to former CEO Mr. Ladha was paid to him in Canadian dollars.  The table above sets forth the amount of Mr. Ladha’s compensation as reported in U.S. dollars, using an exchange rate of $0.87601 U.S. dollars per Canadian dollar.

(5)
This amount consists of a fee paid to former CEO Mr. Ladha pursuant to the Development Agreement the Company entered into on October 6, 2008.  For further information relating to this payment, see the discussion below.

(6)	Former CEO Mr. Abdul Ladha resigned from all of these positions on February 5, 2010, in connection with the Acquisition of Top Favour Limited and resulting change of control of the Company.

Outstanding Equity Awards

The following table shows the outstanding equity awards granted to our highest paid executive officers as of December 31, 2009.  Equity awards granted to Mr. Ladha were granted in connection with his service as a director.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Abdul Ladha	6,059(1)	0	0	$96.00	11/16/2014	0	0	0	0
_______________

(1)
The number of shares underlying the above option, as well as the option exercise price, reflect a 1-for-12 reverse stock split effected in January 2009, and a 1-for-20 reverse stock split effected in February 2010.

Retirement Plans

We currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change-in-Control

We currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

           We entered into an employment agreement with Mr. Jianhua Lv, our President and Chief Executive Officer, on February 5, 2010.  The Compensation Committee of the Board of Directors approved and established Mr. Lv’s salary at a rate of USD $160,000 per annum for the 2010 fiscal year, beginning from February 2010.  Mr. Lv agreed that in the event that he departs from the Company for any reason, he will refrain from using or disclosing our confidential information in any manner which might be detrimental to or conflict with the business interests of the Company.  Both the Company and Mr. Lv have the right to terminate Mr. Lv’s employment with or without cause by giving prior notice.  Any disputes arising from Mr. Lv’s employment, termination of his employment or breach of any covenant of good faith related to his employment shall be conclusively settled by final and binding decision of the court located in Henan Province, China.  Mr. Lv’s agreement does not provide for any fixed term or duration, and Mr. Lv is employed by the Company on an at-will basis.

We entered into an employment agreement with Mr. Zan (“Sam”) Wu, our Chief Financial Officer, Treasurer and Secretary, on February 5, 2010.  The Compensation Committee of the Board of Directors approved and established Mr. Wu’s salary at a rate of USD $120,000 per annum for the 2010 fiscal year, beginning from February 2010.  Mr. Wu agreed that in the event that he departs from the Company for any reason, he will refrain from using or disclosing our confidential information in any manner which might be detrimental to or conflict with the business interests of the Company.  Both the Company and Mr. Wu have the right to terminate Mr. Wu’s employment with or without cause by giving prior notice.  Any disputes arising from Mr. Wu’s employment, termination of his employment or breach of any covenant of good faith related to his employment shall be conclusively settled by final and binding decisions of the court located in Henan Province, China.  Mr. Wu’s agreement does not provide for any fixed term or duration, and Mr. Wu is employed by the Company on an at-will basis.

The Company had an employment agreement with our former Chief Executive Officer, Abdul Ladha, that was dated April 1, 2002, which was terminated on February 5, 2010 in connection with the Acquisition.  Mr. Ladha’s cash compensation was $156,000 per year, and he was also entitled to receive an automobile allowance of $500 per month (although this benefit was not paid to him during the past two fiscal years).  The employment agreement with Mr. Ladha was terminated in connection with the Acquisition of Top Favour and resulting change of control, and the Company incurred no liability as a result of the agreement’s termination.

Director Compensation

All of our current directors were appointed on February 5, 2010 in connection with the Acquisition of Top Favour.  On February 5, 2010, we entered into letter agreements with all of our current directors with a term of one (1) year and pursuant to which we agreed to pay cash compensation in the amount of $10,000 to each of our current directors for their services on our board of directors in 2010.

In the years ending December 31, 2008 and 2009, the Company did not compensate any of the directors who served on the board of directors during these periods.

Corporate Governance

There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors.

The Board of Directors has an audit committee that was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The audit committee members include Haoyi Zhang (chairman), Jin Yao and Yushan Jiang.  Mr. Zhang is the audit committee financial expert who is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 2010, regarding the beneficial ownership of our common stock by any person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, by directors and certain executive officers, and by all directors and executive officers of the Company as a group.  All officers and directors above utilize the following address for correspondence purposes: Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China 467000.

Name and Address	Amount and Nature of Beneficial Ownership	Percent (%) of Class*
Jianhua Lv (1)	6,694,091	32.1%
Liuchang Yang (2)	557,382	4.2%
Zan (“Sam”) Wu	0	0%
Hui Zheng	0	0%
Hui Huang	0	0%
Yushan Jiang	0	0%
Jin Yao	0	0%
Haoyi Zhang	0	0%
All Officers and Directors as a Group (8 total)	7,251,473	36.3%
Honour Express Limited (3)	6,694,091	32.1%

*	Applicable percentage ownership is based on 20,871,192 shares of common stock issued and outstanding as of March 31, 2010.

(1)
Represents shares held directly by Honour Express Limited, a British Virgin Islands international business company (“Honour Express”).  Jianhua Lv is a director of Honour Express, and in such capacity, Mr. Lv may be deemed to have voting and dispositive power over the shares held directly by Honour Express.  Mr. Lv is also an indirect beneficiary, as he holds an option to acquire shares of Honour Express.  Pursuant to a certain Incentive Option Agreement dated July 6, 2009, as amended (“Incentive Option Agreement”), Mr. Lv has the right to acquire 100% of the issued and outstanding capital stock of Honour Express from a nominee who holds the shares of capital stock of Honour Express, subject to certain conditions.  Mr. Lv’s address is: 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China, 467000.

(2)	Mr. Liuchang Yang’s address is: 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China, 467000.

(3)	The address of Honour Express Limited is: P.O.Box 957, Offshore Incorporations Centre, Road Town,Tortola, British Virgin Islands.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater shareholder of the Company, or any associate or any such directors, officers or affiliates, is a party that is adverse to the Company in any material legal proceeding.

Securities authorized for issuance under equity compensation plans

The Company maintains the following equity compensation plans.  The discussions below give effect to the 1-for-12 reverse stock split the Company effected on January 15, 2009 and the 1-for-20 reverse stock split the Company effected on February 5, 2010.

2002 Stock Option Plan for Directors

In 2002, the Board of Directors adopted a 2002 Stock Option Plan for Directors (the “Directors Plan”).  The purpose of the Directors Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our directors.  On the date the Directors Plan was adopted, the total number of shares of common stock subject to it was 11,057.  This number of shares may be increased on the first day of January of each year so that the common stock available for awards will equal 5% of the common stock outstanding on that date, provided, however, that the number of shares included in the Directors Plan may not exceed more than 10% of all shares of common stock outstanding.  The Directors Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.  The grant of an option under the Directors Plan is discretionary.  The exercise price of an option must be the fair market value of the common stock on the date of grant.  An option grant may be subject to vesting conditions.  Options may be exercised in cash, or with shares of the common stock of the Company already owned by the person.  The term of an option granted pursuant to the Directors Plan may not be more than 10 years.  The Directors Plan was adopted and approved by the Board of Directors on October 11, 2002 and the Directors Plan shall terminate 10 years from such approval date.

2002 Consultant Stock Plan

In 2002, the Board of Directors adopted a 2002 Consultant Stock Plan (the “Consultants Plan”).  The purpose of the Consultants Plan is to be able to offer consultants and others who provide services to the Company the opportunity to participate in our growth by paying for such services with equity awards.  The total number of shares of common stock subject to the Consultants Plan was increased from 27,084 to 133,334 as approved by the Board of Directors in 2003.  The Consultants Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors.  Persons eligible for awards under the Consultants Plan may receive options to purchase common stock, stock awards or stock restricted by vesting conditions.  The exercise price of an option must be no less than 85% of the fair market value of the common stock on the date of grant.  An option grant may be subject to vesting conditions.  Options may be exercised in cash, or with shares of the common stock of the Company already owned by the person or with a fully recourse promissory note, subject to applicable law.  The term of an option granted pursuant to the Consultants Plan may not be more than 10 years.  The Consultants Plan terminates on the first business day prior to the 10 year anniversary of the date on which the plan was adopted by the Board of Directors, which was May 28, 2002.

1999 Stock Option Plan

In 1999, the Board of Directors adopted a 1999 Stock Option Plan (the “Option Plan”).  The purpose of the Option Plan is to be able to retain the services of employees and consultants and others who are valuable to the Company and to offer incentives to such persons to achieve the objectives of our shareholders.  The total number of shares of common stock subject to the Option Plan is 45,417.  The Option Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.  Employees eligible for awards under the Option Plan may receive incentive options to purchase common stock.  If a recipient does not receive an incentive option, he or she will receive a non-qualified stock option.  The exercise price of an option must be no less than the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of our common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value.  An option grant may be subject to vesting conditions.  Options may be exercised in cash, or with shares of the common stock of the Company already owned by the recipient of the award.  The term of an option granted pursuant to the Option Plan may not be more than five years if the option is an incentive option granted to a recipient who owns 10% or more of our common stock, or 10 years for all other recipients and for recipients of non-qualified stock options.  Incentive Stock Options may be granted under the Option Plan until the day immediately preceding the 10 year anniversary of the date on which the Option Plan was adopted by the Board of Directors, which was October 14, 1999.  Non-Qualified Stock Options may be granted under the Option Plan until the Option Plan is terminated by the Board of Directors in its sole discretion.

The following table illustrates, as of December 31, 2009, information relating to all of our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plan Approved by Security Holders – 2002 Consultant Stock Plan	0	N/A	0
Equity Compensation Plan Approved by Security Holders – 1999 Stock Option Plan	6,059(1)	$96.00	0
Equity Compensation Plan Not Approved by Security Holders – 2002 Stock Option Plan for Directors	0	N/A	0
__________________________

(1) This number reflects the reverse stock splits that were effected in January 2009 and February 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below are our related party transactions since July 1, 2008:

Acquisition of Top Favour

On December 30, 2009, the Company’s shareholders approved a Plan and Agreement of Share Exchange, dated July 17, 2009 (the “Exchange Agreement”), with Top Favour Limited, a British Virgin Islands international business company (“Top Favour”), pursuant to which, on the terms and subject to the conditions set forth therein, the registrant (formerly named “Ableauctions.com, Inc.”) agreed to acquire all of the outstanding capital stock of Top Favour in exchange for the issuance of 13,117,952 shares of its common stock to the shareholders of Top Favour (the “Acquisition”).  The Acquisition was consummated at 5:00 p.m. Pacific time on February 5, 2010 (the “Closing Date”).

The Closing Date of the Acquisition is sometimes referred to in this report as the “Change of Control Date”.  On the Change of Control Date of February 5, 2010:

●	The registrant ceased operating its historical auctions and real estate-related businesses, described below;

●	The registrant changed its name from “Ableauctions.com, Inc.” to “SinoCoking Coal and Coke Chemical Industries, Inc.” to reflect the business of Top Favour, a coal and coke producer in Central China;

●	All of the registrant’s directors and officers prior to the Acquisition resigned, and successor officers and directors designated by Top Favour Limited were appointed to the board and management;

●
All of the pre-Acquisition assets of the registrant (e.g. relating to online auctions, liquidation, real estate services, finance and development) were transferred to a liquidating trust (the “Liquidating Trust”); these assets included the capital stock of the registrant’s pre-Acquisition subsidiaries;

●	The Liquidating Trust assumed all of the registrant’s pre-Acquisition liabilities;

●	Top Favour Limited and its controlled companies and subsidiaries became controlled companies and subsidiaries of the registrant;

●	The business, operations and assets of Top Favour Limited (e.g., production of coal and coke) became the sole business, operations and assets of the registrant.

Liquidation of Registrant’s Former Business

The operations of the registrant’s former pre-Acquisition subsidiaries, now held by the Liquidating Trust, are in the process of being wound down and will eventually be liquidated.  Any proceeds from the liquidation which remain after the payment of liabilities and expenses relating to the liquidation will be distributed by the Liquidating Trust to the shareholders of record prior to the consummation of the Acquisition.

Related Party Transactions

The following is a description of the related party transactions of SinoCoking during the last two completed fiscal years ending June 30, 2008 and 2009.

The Company had loans from related parties Mr. Jianhua Lv and Liuchang Yang, incurred in order to finance the acquisition of the Hongchang Mine .  The Company imputed the interest on loans from Mr. Lv and Mr. Yang based on the prevailing rate which was 8.89% for the three months and six months ended December 31, 2008.  Imputed interest on the loans from related parties amounted $326,566 and $450,836 for the three and six months ended December 31, 2008, respectively.  Imputed interest was transferred to additional paid-in capital.

Payables to Mr. Lv, and Mr. Yang as of December 31, 2009 and June 30, 2009 were as follows:

Due to	December 31, 2009 (Unaudited)	June 30, 2009	Term	Manner of Settlement

Mr. Jianhua Lv	$1,317,907	$1,281,304	Short term	Cash
Mr. Liuchang Yang	225,495	259,033	Short term	Cash
Total	$1,543,402	$1,540,337

DESCRIPTION OF SECURITIES

The following information describes the material features of  our capital stock and material provisions of our articles of incorporation and our bylaws, both as amended and in effect as of the date of this prospectus.   Please also refer to the full text of our articles of incorporation and bylaws that have been incorporated by reference or filed with the SEC as exhibits.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.  Each shareholder is entitled to one vote for each share held on all matters to be voted upon by the shareholders. Our shares of common stock have no preemptive, conversion, or redemption rights. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share in proportion to the percentage of their ownership all assets remaining after payment of liabilities.  All of our issued and outstanding shares of common stock are fully paid and non-assessable.  Our articles of incorporation do not provide for cumulative voting in the election of directors.  The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Options and Warrants

On the initial closing date of the financing on February 5, 2010 (“Initial Closing”), we issued warrants for the purchase of 590,446 shares of common stock, with an exercise price of $12.00 per share to non-U.S. investors.

On the second closing on March 11, 2010 (the “Final Closing”), we issued warrants for the purchase of 3,672,468 shares of common stock with an exercise price of $12.00 per share to both U.S. investors and non-U.S. investors.   The investor warrants issued in the Final Closing are exercisable for a period of five years from the date of issuance, however unlike the warrants issued in the Initial Closing they are also callable at our election six months after the date of issuance if our common stock trades at a price equal to at least 150% of the exercise price (or $18.00 per share) with an average trading volume of at least 150,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations and the like) per trading day for at least 10 consecutive trading days and provided that the underlying shares of common stock are registered under an effective registration statement.

At the Final Closing we issued warrants for the purchase of up to 250,000 shares of common stock, with an exercise price of $6.00 per share, to the placement agents in connection with placement agent services rendered in the offering of units to U.S. investors.  For further information regarding these warrants issued in the Initial Closing and Final Closing, please refer to the paragraph above entitled “Recent $44 Million Private Placement Financing.”

On March 18, 2010, we issued warrants for the purchase of up to 117,163 shares of common stock, with an exercise price of $12.00 per share, to Madison Williams, in connection with placement agent services rendered in the offering of units to non-U.S. investors.

We have issued and outstanding options for the purchase of up to 11,122 shares of common stock under our 1999 Stock Option Plan and 2002 Directors Plan, with exercise prices ranging from $36.00 to $96 per share.  These options were outstanding prior to the Acquisition.  The common stock underlying these options is not being registered under this prospectus and related registration statement.

In 2008 (prior to the Acquisition) the Company issued a warrant to Abdul Ladha, former CEO of the Company, for the purchase of up to 36,973 shares of common stock, at an exercise price of $48.00 per share, as adjusted to take into account a 1-for-12 reverse stock split in January 2009, and a 1-for-20 reverse stock split in February 2010.  The common stock underlying this warrant is not being registered under this prospectus and related registration statement.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The table below indicated the trading prices of our common stock on the Nasdaq Capital Market since the date of the Acquisition on February 5, 2010:

Common Stock Price Ranges After Acquisition

	2010
Quarter Ended	High	Low
February 5 - March 31, 2010	$46.50	$8.80
June 30	$30.90	$11.75

On July 9 , 2010, the last sale price of registrant’s common stock (under the trading symbol “SCOK”) was $ 14.08 .

As of March 31, 2010, there were approximately 1,289 record holders of our common stock.  This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

Prior to the Acquisition (when the registrant operated as Ableauctions) and during the twelve month period ending December 31, 2009, the registrant’s common stock traded on the NYSE Amex (formerly the American Stock Exchange) under the symbol “AAC”, and had traded on this exchange since June 29, 2000.  Prior to June 29, 2000, the registrant’s common stock traded on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “ABLC”.  The range of high and low sale prices per share for our common stock for each quarter during the period from January 1, 2008 through December 31, 2009, as published by NYSE Amex, is set forth below.  The table gives effect to a 1-for-12 stock split that the Company effected on January 15, 2009, and the 1-for-20 reverse stock split that was effected on February 5, 2010 in conjunction with the Acquisition.

Historical Quarterly Common Stock Price Ranges Prior to Acquisition

	2008
Quarter Ended	High	Low
March 31	$36.00	$31.20
June 30	$19.20	$19.20
September 30	$14.40	$9.60
December 31	$7.20	$4.80

	2009
Quarter Ended	High	Low
March 31	$9.00	$3.40
June 30	$16.20	$4.20
September 30	$18.80	$8.40
December 31, 2009	$15.80	$8.40

On February 5, 2010, the last sale price of the registrant’s common stock (under the trading symbol “AAC”) prior to listing on Nasdaq was $1.30 ($26.00 after giving effect to the 1-for-20 reverse stock split effective on February 5, 2010.)

On the Change of Control Date of February 5, 2010, our common stock was delisted from NYSE Amex, and assigned the symbol “SCOK”.   Our common stock began trading on the NASDAQ Capital Market under the symbol “SCOK” on February 17, 2010.

Our transfer agent is Interwest Stock Transfer, Inc., whose address is 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117 and whose telephone number is (801) 272-9294.

Other than the distribution of our pre-Acquisition assets of to the Liquidating Trust, and the assumption by the Liquidating Trust of our pre-Acquisition liabilities, the Company has not paid dividends on our common stock since our inception.  The decision to pay dividends on common stock is within the discretion of the Board of Directors.  It is our current policy to retain any future earnings to finance the operations and growth of our business.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Appointment of New Certifying Accountant

Effective April 14, 2010, Frazer Frost LLP, whose address is 135 South State College Blvd., Suite 300, Brea, California 92821, was engaged to serve as the new certifying accountant to audit the registrant’s financial statements.   Frazer Frost LLP previously acted as certifying accountant for Top Favour Limited, which was acquired by the registrant on February 5, 2010.  The appointment of Frazer Frost LLP was made in connection with the foregoing acquisition by the registrant.

Prior to engaging Frazer Frost LLP, the registrant had not consulted Frazer Frost LLP regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the registrant’s financial statements or a reportable event, nor did the registrant consult with Frazer Frost LLP regarding any disagreements with its former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

The former accountant, Cinnamon Jang Willoughby and Company, which merged with Meyers Norris Penny LLP, Chartered Accountants (“MNP”) on January 4, 2010 (“Former Accountant”), was appointed on June 19, 2008 as auditor of the registrant (then named “Ableauctions.com, Inc.”).  The reports of the Former Accountant on the registrant’s financial statements for the fiscal years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor was the report modified as to uncertainty, audit scope, or accounting principles.

The engagement of Frazer Frost LLP as the registrant’s new certifying independent accountant was approved by the audit committee of the registrant’s Board of Directors.

Resignation of Predecessor Certifying Accountant

Effective April 13, 2010, Meyers Norris Penny LLP, Chartered Accountants (“MNP”) resigned as the registrant’s certifying independent accountant engaged to audit its financial statements.  MNP was engaged as auditors of the registrant’s financial statements for the year ended December 31, 2009.

MNP’s report regarding the registrant’s financial statements for the year ended December 31, 2009 did not contain any adverse opinions or disclaimers of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to MNP’s resignation, there were no disagreements with MNP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MNP would have caused MNP to make reference to the subject matter of the disagreements in connection with their report.

During the fiscal year ended December 31, 2008 and through the date of appointment of Frazer Frost LLP as a successor auditor, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K with the exception of the following:  in Amendment No. 2 to the registrant’s Annual Report on Form 10-K, which the registrant filed with the Securities and Exchange Commission on October 23, 2009, the registrant (then named “Ableauctions.com, Inc.”) reported that it did not have sufficient segregation of duties within accounting functions, which is a control deficiency.

Merger of Former Accountant

On January 4, 2010, Cinnamon Jang Willoughby  and Company (the “Former Accountant”), merged with Meyers Norris Penny LLP, Chartered Accountants (“MNP”).  The merger of accounting firms is referred to as the “Merger”.  On March 6, 2010 the registrant, previously named “Ableauctions.com, Inc.,” engaged MNP as its independent certified public accountant to audit the registrant’s financial statements for the year ending December 31, 2009.   As previously discussed, the registrant completed a change of control transaction (i.e. the Acquisition) on February 5, 2010.

The Former Accountant was appointed on June 19, 2008 as auditor of the registrant, then named “Ableauctions.com, Inc.”  The reports of the Former Accountant on the registrant’s financial statements for the fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was the report modified as to uncertainty, audit scope, or accounting principles.

The decision to appoint MNP was approved by the audit committee of the registrant’s board of directors.

During the fiscal year ended December 31, 2008 and through the date of appointment of MNP as a successor auditor, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such year.

During the fiscal year ended December 31, 2008 and through the date of appointment of MNP as a successor auditor, the registrant had no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, with the exception of the following:  in Amendment No. 2 to the registrant's Annual Report on Form 10-K, which the Registrant filed with the Securities and Exchange Commission on October 23, 2009, the registrant (then named “Ableauctions.com, Inc.”) reported that it did not have sufficient segregation of duties within accounting functions, which was a control deficiency.

During the most recent fiscal year and through the date of appointment of MNP as a successor auditor, the registrant did not consult with MNP regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           Pursuant to our Articles of Incorporation, the Company will indemnify any of our officers and directors or any former officer or directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as amended.

Florida law permits a corporation, under specified circumstances, to indemnify our directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought  determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision stating that no director will be liable to the Company or to our stockholders for monetary damages for breach of fiduciary duty as a director.  The intention of the foregoing provisions is to eliminate the liability of our directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports that we have filed can be inspected and copied at the Public Reference Section of the SEC at 100 F. Street N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.  We currently do not maintain a corporate website, however, management is in the process of considering various proposals for establishment of a corporate website.

SinoCoking Coal and Coke Chemical Industries, Inc. Index to Consolidated Financial Statements

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND JUNE 30, 2009

ASSETS
	March 31, 2010	June 30, 2009
	(Unaudited)
CURRENT ASSETS
Cash	$30,425,754	$278,399
Notes receivable	2,628,800	358,808
Accounts receivable, trade, net	7,302,158	6,454,663
Other receivables	2,681,375	225,288
Inventories	3,384,057	107,187
Advances to suppliers	4,686,862	8,364,448
Total current assets	51,109,006	15,788,793

PROPERTY, PLANT AND EQUIPMENT, net	18,212,181	16,954,659

OTHER ASSETS
Prepayments for land use rights	5,053,815	-
Prepayments for construction	18,308,710	7,462,008
Intangible - Land use rights, net	1,900,555	1,945,811
Intangible - Mineral rights, net	3,201,726	5,233,992
Other assets	102,690	102,550
Total other assets	28,567,496	14,744,361

Total assets	$97,888,683	$47,487,813

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$161,940	$244,570
Short term loans - Bank	-	2,219,475
Short term loans - Others	513,450	1,098,750
Due to related parties	225,495	259,033
Due to shareholders	1,313,466	1,281,304
Other payables and accrued liabilities	836,900	744,058
Customer deposits	1,799,607	3,751,327
Taxes payable	1,665,512	2,682,254
Total liabilities	6,516,370	12,280,771

OTHER LIABILITIES
Warrant derivative liability	94,322,156	-
Total other liabilities	94,322,156	-

Total liabilities	100,838,526	12,280,771

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common share, $0.001 par value, 100,000,000 authorized,
20,871,192 and 13,117,952 issued and outstanding as of
March 31, 2010 and June 30, 2009, respectively	20,871	13,118
Additional Paid-in capital	-	3,531,959
Statutory reserves	1,722,441	1,127,710
Retained (deficit) earnings	(5,554,935)	29,754,451
Accumulated other comprehensive income	861,780	779,804
Total shareholders' equity	(2,949,843)	35,207,042

Total liabilities and shareholders' equity	$97,888,683	$47,487,813

The accompanying notes are an integral part of these consolidated financial statements.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009

REVENUE	$15,247,494	$15,555,560	$48,140,913	$35,877,960

COST OF REVENUE	9,605,889	8,317,622	27,411,765	19,632,301

GROSS PROFIT	5,641,605	7,237,938	20,729,148	16,245,659

OPERATING EXPENSES:
Selling	96,549	10,798	400,544	371,879
General and administrative	1,369,063	258,673	1,823,661	931,784
Total operating expenses	1,465,612	269,471	2,224,205	1,303,663

INCOME FROM OPERATIONS	4,175,993	6,968,467	18,504,943	14,941,996

OTHER INCOME (EXPENSE), NET
Finance expense, net	(8,666)	(104,871)	(124,629)	(739,781)
Other income (expense), net	109,980	(10,230)	109,791	140,351
Change in fair value of warrants	(39,869,662)	-	(39,869,662)	-
Total other expense, net	(39,768,348)	(115,101)	(39,884,500)	(599,430)

(LOSS) INCOME BEFORE INCOME TAXES	(35,592,355)	6,853,366	(21,379,557)	14,342,566

PROVISION FOR INCOME TAXES	1,283,907	3,116,723	4,213,029	3,674,429

NET (LOSS) INCOME	(36,876,262)	3,736,643	(25,592,586)	10,668,137

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	29,304	(34,030)	81,976	78,064

COMPREHENSIVE (LOSS) INCOME	$(36,846,958)	$3,702,613	$(25,510,610)	$10,746,201

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and Diluted	15,441,258	13,117,952	14,086,729	13,117,952

(LOSS) EARNINGS PER SHARE
Basic and Diluted	$(2.39)	$0.28	$(1.82)	$0.81

The accompanying notes are an integral part of these consolidated financial statements.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Accumulated
					Retained deficit		other
	Common Stock		Paid-in	Contribution	Statutory		comprehensive
	Shares	Par Value	capital	Receivable	reserves	Unrestricted	(loss) income	Total
BALANCE, July 1, 2008	13,117,952	$13,118	$3,032,685	$(1,000)	$573,412	$13,340,814	$705,540	$17,664,569

Net income						10,668,137		10,668,137
Adjustment of Statutory reserve								-
Shareholder cash contribution and by forfeited imputed interest			459,792				78,064	537,856
Foreign currency translation adjustments								-

BALANCE, March 31, 2009 (Unaudited)	13,117,952	$13,118	$3,492,477	$(1,000)	$573,412	$24,008,951	$783,604	$28,870,562

Net income						6,299,798		6,299,798
Adjustment of Statutory reserve					554,298	(554,298)		-
Shareholder cash contribution and by forfeited imputed interest			39,482	1,000				40,482
Foreign currency translation adjustments							(3,800)	(3,800)

BALANCE, June 30, 2009	13,117,952	$13,118	$3,531,959	$-	$1,127,710	$29,754,451	$779,804	$35,207,042

Shares and warrants issued in reverse acquisition recapitalization	405,710	406	(406)					-
Shares and warrants sold for cash	7,344,935	7,345	44,062,265					44,069,610
Offering costs related to shares and warrants sold			(12,015,273)					(12,015,273)
Warrants issued and reclassified to derivative liability			(35,578,543)			(8,491,067)		(44,069,610)
Cumulative effect of reclassification of existing warrants						(631,002)		(631,002)
Fractional shares due to the 1- for - 20 reverse split	2,595	2	(2)					-
Net loss						(25,592,586)		(25,592,586)
Adjustment of Statutory reserve					594,731	(594,731)		-
Imputed interests on loans from related parties waived								-
Foreign currency translation adjustments							81,976	81,976

BALANCE, March 31, 2010 (Unaudited)	20,871,192	$20,871	$-	$-	$1,722,441	$(5,554,935)	$861,780	$(2,949,843)

The accompanying notes are an integral part of these consolidated financial statements.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Nine months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(25,592,586)	$10,668,137
Adjustments to reconcile net (loss) income to cash
provided by operating activities:
Depreciation	1,924,036	1,322,840
Amortization and depletion	2,086,470	1,676,011
Bad debt expense	-	213,681
Change in fair value of warrants	39,869,662	-
Additional capital increased by forfeited imputed interest	-	459,792
Change in operating assets and liabilities
Accounts receivable, trade	(838,340)	(15,292,057)
Other receivables	(2,455,188)	148,835
Notes receivables	(2,268,574)	-
Inventories	(3,275,383)	128,477
Prepayment	(9,173)	-
Cash received from shareholder	30,400	-
Advances to suppliers	3,696,666	(4,716,475)
Accounts payable, trade	(82,926)	(2,245,812)
Other payables and accrued liabilities	91,788	101,626
Customer deposits	(1,956,041)	1,989,969
Taxes payable	(1,019,987)	2,571,284
Net cash provided by (used in) operating activities	10,200,824	(2,973,692)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(3,157,908)	(148,238)
Payment on purchase of HongChang	-	(967,520)
Prepayments on construction-in-progress and land use rights	(15,883,831)	(292,900)
Net cash used in investing activities	(19,041,739)	(1,408,658)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock and warrants	44,069,610	-
Cash offering cost related to common stock	(2,263,391)	-
Repayments to short-term loans	(2,808,156)	(726,392)
Proceeds from short-term loans	-	2,389,059
Payments to related parties	(33,878)	(1,811,156)
Net cash provided by (used in) financing activities	38,964,185	(148,489)

EFFECT OF EXCHANGE RATE ON CASH	24,085	17,803

INCREASE (DECREASE) IN CASH	30,147,355	(4,513,036)

CASH, beginning of period	278,399	4,705,129

CASH, end of period	$30,425,754	$192,093

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$4,425,065	$2,924,628
Cash paid for interest expense	$106,789	$131,744

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Construction-in-progress transferred to fixed assets	$2,455,508	$2,750,534
Bank loan paid off by shareholder	$-	$1,625,595
Warrants issued for placement agent fee	$9,751,882	$-

The accompanying notes are an integral part of these consolidated financial statements.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Note 1 – Nature of business and organization

SinoCoking Coal and Coke Chemical Industries, Inc. (“SinoCoking” or the “Company”) was organized on September 30, 1996, under the laws of the State of Florida as J.B. Financial Services, Inc. On July 19, 1999, the Company changed its name to Ableauctions.com,Inc. On February 5, 2010, in connection with a share exchange transaction as described below, the Company changed its name to “SinoCoking Coal and Coke Chemical Industries, Inc.”

On February 5, 2010, the Company completed a share exchange transaction with Top Favour Limited (“Top Favour (BVI)”), and Top Favour (BVI) became a wholly-owned subsidiary of the Company. Immediately prior to the closing the share exchange transaction, all of the assets and liabilities of Ableauctions.com, Inc’s former business had been transferred to a liquidating trust, including the capital stock of its former subsidiaries. After the share exchange transaction, Top Favour (BVI)’s shareholders owned approximately 97% of the issued and outstanding shares. The management members of Top Favour (BVI) became the directors and officers of the Company. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Top Favour (BVI) (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. As the share exchange transaction was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. The historical financial statements for periods prior to February 5, 2010 are those of Top Favour (BVI) except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition. See more details in Note 3.

Top Favour (BVI) was incorporated in the British Virgin Islands on July 2, 2008.  Through its wholly-owned subsidiary Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), which was formed on March 18, 2009 with a registered capital of $3,000,000 under the laws of the People’s Republic of China (“PRC” or China),  and the variable interest entity (“VIE”) - Henan Pingdingshan Hongli Coal & Coking Co., Ltd. (“Hongli”), the Company produces and sells coal, coke, coal gas-generated electricity, and other coking by-products in the People’s Republic of China (“PRC” or China). As of March 31, 2010, Hongyuan received registered capital of $3,000,000 from Top Favour (BVI).

Henan Pingdingshan Hongli Coal & Coking Co., Ltd. (“Hongli”) was incorporated as a trading and holding Company on June 5, 1996 under the laws of the PRC.  In addition to operating the Baofeng Coking Factory (“Baofeng Coking”), Hongli sells coal and coke to its customers, most of whom are energy trading companies that procure coking coal for steel manufacturers and chemical refineries in China.  Hongli has a registered capital of RMB 8,080,000 and is located in the city of Pingdingshan, Henan Province.

Baofeng Coking is a division of Hongli and was established in May 2002.  Hongli and Baofeng Coking are engaged in coal selling, coal washing and coking, using raw coal produced by its affiliate or purchased from other raw or washed coal vendors.

Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”) was formed in July 19, 2007 under the laws of the PRC and is 100% owned by Hongli. Hongchang Coal owns the coal mining rights for three underground coal mines and produces raw coal for industrial and thermal applications, and a portion of which is suitable for coke production.  Total proven coal reserves for all three mines as of July 2007 were 2,475,000 metric tonnes, of which the Company is permitted to extract (under a license from government for which it pays fees) up to 1,215,000 metric tonnes.  The majority of its products are internally sold to Baofeng Coking and Hongli.

Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”) was formed on August 1, 2006, which is a 100% owned subsidiary of Hongli.  Hongguang Power operates its 2x3000-kilowatt (kw) power plant and provides electricity to Baofeng Coking, generated from the coal gas emitted from the coking process of Baofeng Coking.  Hongguang is required by the local government to sell the surplus electricity (in excess of what is supplied to and consumed by Baofeng Coking, if any) to the national power grid.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Hongli and its operating subsidiaries hold the approved licenses necessary to operate the coal mining, coal sales, coking and power plant businesses in China. PRC law currently has limits on foreign ownership of these types of companies. To comply with these foreign ownership restrictions and in order for Top Favour (BVI) to obtain control over Hongli’s PRC operating entities, on March 18, 2009. Top Favour (BVI), through Hongyuan, entered into contractual arrangements with Hongli on March 18, 2009 (“Contractual Arrangements”).

Note 2 – Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries – Top Favour (BVI), Hongyuan and its VIEs – Hongli and its subsidiaries. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

In accordance with FASB’s accounting standard of consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. As a result of these contractual arrangements (Note 1), Top Favour (BVI) is obligated to absorb a majority of the risk of loss from Hongli’s activities and Top Favour (BVI) is enabled to receive a majority of its expected residual returns. Top Favour (BVI) accounts for Hongli as a VIE and is the primary beneficiary. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

ASC 810 addresses whether certain types of entities referred to as VIEs, should be consolidated in a company’s consolidated financial statements. These Contractual Arrangements entered into between BVI and Hongli through Hongyuan are comprised of a series of agreements, including:

(1)
a Consulting Services Agreement, through which Hongyuan has the right to advise, consult, manage and operate Hongli and its subsidiaries (“Operating Companies”), collect, and own all of the respective net profits of the Operating Companies;

(2)
an Operating Agreement, through which Hongyuan has the right to recommend director candidates and appoint the senior executives of the Operating Companies, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Companies, and guarantee the contractual performance by the Operating Companies of any agreements with third parties, in exchange for a pledge by the Operating Companies of their respective accounts receivable and assets;

(3)
a Proxy Agreement, under which the shareholders of the Operating Companies have vested their voting control over the Operating Companies to Hongyuan and will only transfer their equity interests in the Operating Companies to Hongyuan or its designee(s);

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

(4)
an Option Agreement, under which the shareholders of the Operating Companies have granted Hongyuan the irrevocable right and option to acquire all of its equity interests in the Operating Companies, or, alternatively, all of the assets of the Operating Companies; and

(5)
an Equity Pledge Agreement, under which the shareholders of the Operating Companies have pledged all of their rights, title and interest in the Operating Companies to Hongyuan to guarantee the Operating Companies’ performance of their respective obligations under the Consulting Services Agreement.

Since Top Favour (BVI), Hongyuan and Hongli are under common control, the above corporate structure including the above Contractual Arrangements have been accounted for as a reorganization of entities and the consolidation of Top Favour (BVI), Hongyuan and Hongli has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Top Favour (BVI) and Hongli had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial information and with the instructions to Securities and Exchange Commission, or SEC, Form 10-Q and Article 10 of SEC Regulation S-X and consistent with the accounting policies stated in the Company’s audited financial statements as of June 30, 2009 on Form S-1. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2009, included in form S-1 filed with the SEC.

Management has included all adjustments, consisting only of normal recurring accruals and adjustments considered necessary, in the opinion of management, to give a fair presentation of our consolidated interim financial position as of March 31, 2010, and our consolidated results of operations and cash flows for the nine months ended March 31, 2010 and 2009.   Interim results are not necessarily indicative the results of future quarters or a full year.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; valuation allowances for deferred income taxes; reserves for contingencies and litigation and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Stock-based compensation

We record share-based compensation expense based upon the grant date fair value of share-based awards. The value of the award is principally recognized as expense ratably over the requisite service periods. We use the Black-Scholes Merton (“BSM”) option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates to determine fair value. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on the simplified method of the terms of the options. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock compensation expense is recognized based on awards expected to vest.  GAAP requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, when actual forfeitures differ from those estimates.  There were no estimated forfeitures as the Company has a short history of issuing options.

Revenue recognition

The Company's revenue recognition policies are in compliance with FASB’s accounting standards. Coal and coke sales are recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  This generally occurs when coal is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.

Most if not all of the electricity generated by Hongguan Power is typically used internally by Baofeng Coking.  Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board.  The value of the surplus electricity supplied, if it exists, is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract.

Coal and coke sales represent the invoiced value of goods, net of a value-added tax (VAT), sales discounts and actual returns at the time when product is sold to the customer.

Shipping and handling costs

Shipping and handling costs related to costs of the raw materials purchased is included in cost of revenues.  Total shipping and handling costs amounted to $5,595 and $53,143 for the three month, and $20,921 and $133,220 for the nine months ended March 31, 2010 and 2009, respectively.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the US dollar. The functional currency of the Company is the US dollar compared to the functional currency of BVI which is the Hong Kong Dollar (HKD) and of its subsidiaries and VIEs in the PRC which is the Chinese Renminbi (RMB).

For the subsidiaries and VIEs whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at the historical rates and items in the statement of operations are translated at the average rate for the period. Items in the cash flow statement are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  The resulting transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. For the three months and nine months ended March 31, 2010 and 2009, the transaction gains and losses were not significant.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

The balance sheet amounts with the exception of equity at March 31, 2010 and June 30, 2009 were translated at RMB6.82 to $1 and RMB 6.84 to $1, respectively, and at HKD7.76 to $1 and HKD7.75 to $1, respectively.  The average translation rates applied to income and cash flow statement amounts for the three and nine months ended March 31, 2010 were at RMB6.82 to $1 and for the three and nine months ended March 31, 2009 were at RMB6.83 to $1. The average translation rates applied to income and cash flow statement amounts for the three and nine months ended March 31, 2010 were at HKD7.76 to $1 and for the three and nine months ended March 31, 2009 were at HKD7.75 to $1 and HKD7.77 to $1, respectively.

Fair value of financial instruments

The Company uses the Financial Accounting Standard Board’s (“FASB”) accounting standard regarding fair value of financial instruments and related fair value measurements. Those accounting standards established a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosures requirements for fair value measures.  The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value.
.
The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2010:

	Carrying Value at	Fair Value Measurement at
	March 31, 2010	March 31, 2010
		Level 1	Level 2	Level 3
Warrant liability (Unaudited)	$94,322,156	$—	$	$94,322,156

The Company’s warrants are not traded in an active securities market; therefore the Company estimates the fair value to those warrants using the Cox-Ross-Rubinstein binomial model on the issuance dates and March 31, 2010.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

	Warrants 1	Warrants 2	Warrants 3	Warrants 4	Warrants 5
# of shares exercisable	590,446	3,082,027	117,163	250,000	36,763
Valuation date	2/5/2010	3/11/2010	3/11/2010	3/11/2010	2/5/2010
Exercise price	$12.00	$12.00	$12.00	$6.00	$48.00
Stock price	$26.00	$31.75	$33.63	$31.75	$26.00
Expected term(year)	5.00	5.00	5.00	5.00	7.18
Risk-free interest rate	2.23%	2.43%	2.43%	2.43%	3.04%
Expected volatility	80%	80%	80%	80%	80%

	Warrants 1	Warrants 2	Warrants 3	Warrants 4	Warrants 5
# of shares exercisable	590,446	3,082,027	117,163	250,000	36,763
Valuation date	3/31/2010	3/31/2010	3/31/2010	3/31/2010	3/31/2010
Exercise price	$12.00	$12.00	$12.00	$6.00	$48.00
Stock price	$30.90	$30.90	$30.90	$30.90	$30.90
Expected term(year)	4.85	4.95	4.97	4.95	7.03
Risk-free interest rate	2.48%	2.53%	2.53%	2.53%	3.29%
Expected volatility	80%	80%	80%	80%	80%

Due to the short trading history of the Company’s stock, the expected volatility is based primarily on other similar public companies’ historical volatilities, which are traded on United States stock markets. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the three and nine months ended March 31, 2010, there were no impairment charges.

The Company did not identify any assets and liabilities that are required to be presented on the consolidated balance sheets at fair value.

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC and with banks in Hong Kong and in the United States of America.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Accounts receivables, trade, net
During the normal course of business, the Company extends unsecured credit to its customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off. The Company regularly reviews the credit worthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers. For the three and nine months ended March 31, 2010, the Company did not write off any uncollectible receivables. For the three months and nine months ended March 31, 2009, the Company wrote off $0 and $213,681 uncollectible receivables. As of March 31, 2010 and June 30, 2009, management did not record a reserve for allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or market, using the weighted average cost method.  Inventories consist of raw materials and supplies, work in process, and finished goods.  Raw materials mainly consist of coal (mined and purchased), rail, steel, wood and additives used in the Company.  The cost of finished goods included (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging. Management compares the cost of inventories with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or market, it is not marked up subsequently based on changes in underlying facts and circumstances. As of March 31, 2010 and June 30, 2009, the management believes that no allowance for inventory valuation was deemed necessary.

Advances to suppliers

The Company advances monies to certain suppliers for raw materials purchase and construction contracts. These advances are interest-free and unsecured.

Property, plant and equipment, net

Property, plant and equipment are stated at cost.  Expenditures for maintenance and repairs are charged to earnings as incurred; while additions, renewals and betterments that extend the useful life are capitalized.  When items of plant and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Building and plant	30-40 years
Machinery and equipment	10-20 years
Other equipment	5 years
Transportation equipment	5-7 years

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Construction-in-progress includes direct costs of construction of mining tunnel improvements. Interest incurred during the period of construction, if material, is capitalized.  All other interest is expensed as incurred.  Construction-in-progress is not depreciated until such time the assets are completed and put into service. Maintenance, repairs and minor renewals are charged to expense as incurred. Major additions and betterment to property and equipment are capitalized.

Land use rights, net

Costs to obtain land use rights are recorded based on the fair value at acquisition and amortized over 36 years, the contractual period of the rights.  Under the accounting standard regarding treatment of goodwill and other intangible assets, all goodwill and certain intangible assets determined to have indefinite lives are not amortized but tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed at least annually for impairment.

Intangible - mineral rights, net

Mineral rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable tonnes.  The Company’s coal reserves are controlled through direct ownership which generally lasts until the recoverable reserves are depleted.

Impairment of long - lived assets

The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the accounting guidance regarding “Disposal of Long-Lived Assets”.  Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Based on its review, the Company believes that, as of March 31, 2010 and June 30, 2009, there was no impairment of long lived assets.

Warrant derivative liability

A contract is designated as an asset or a liability and is carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations.  The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the accompanying consolidated statements of operations and other comprehensive income (loss) as “change in fair value of warrants”.

Due the reverse acquisition on February 5, 2010 the Company adopted the provisions of an accounting standard regarding instruments that are Indexed to an Entity’s Own Stock.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

Prior to February 5, 2010 the existing warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency RMB. Therefore the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. The Company has reclassified the fair value of the existing warrants of $631,002 from equity to liability status as if these warrants were treated as a derivative liability at February 5, 2010.

Asset retirement cost and obligations

The Company adopted the accounting standard to account for asset retirement costs and obligations to retire tangible long-lived assets.  This standard generally requires that the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. If an entity has a conditional asset retirement obligation, a liability should be recognized when the fair value of the obligations can be reasonably estimated.

The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset.  Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves as determined under Securities and Exchange Commission (SEC) Industry Guide 7, multiplied by the production during the period.

Asset retirement costs generally include the cost of reclamation (the process of bringing the land back to its natural state after completion of exploration activities) and environmental remediation (the physical activity of taking steps to remediate, or remedy, any environmental damage caused).

In May 2009, Henan Bureau of Finance and Bureau of Land and Resource issued regulation for “Mine Environment Control and Environment Recovery” (“Mine Recovery Regulations”) which require mining companies to file an Evaluation Report Regarding Mining Environmental Impact (“Evalutation Report”) before December 31, 2010. The corresponding authorities will determine whether to approve the Evaluation Report after performing an on-site investigation, and the asset retirement obligation will be determined by the authorities based on the approved filing.

The Company did not record such asset retirement obligation as of March 31, 2010 because the Company did not have sufficient information to reasonably estimate the fair value of such obligation.  The range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated. In addition, the settlement method for the obligation cannot be reasonably estimated.  The amount of the obligation to be determined by the relevant government authorities is affected by several factors, such as the extent of remediation required in and around the mining area, the methods to be used to remediate the mining site, and  government grants which may or may not be credited to the mining companies.

In April 2010, the Company was informed by the Baofeng County Bureau of Land and Resource to pay RMB 50,000 (approximately USD $7,300) as the deposit for such asset retirement obligation covering May 1, 2009 (effective date of the Mine Recovery Regulation) through December 31, 2010.

The Company will recognize the liability in the period in which sufficient information is available to reasonably estimate its fair value.

Income taxes

Income taxes provided on the liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.  Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

SINOCOKING COAL AND COKE CHEMICAL INDSUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.  No significant penalties or interest relating to income taxes have been incurred during the three months and nine months ended March 31, 2010 and 2009.  GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Chinese income taxes

The Company’s subsidiary and VIEs are operating in the PRC and are governed by the income tax laws of the PRC and various local income tax laws (“Income Tax Laws”).  Prior to January 1, 2008, the Company’s subsidiary and VIEs are generally subject to an income tax at an effective rate of 33% (30% national income taxes plus 3% local income taxes) on taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustments.  The statutory rate has been changed to 25%, effective January 1, 2008.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s coal and coke that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% or 17% of the gross sales price, respectively.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products.  The Company recorded VAT payable and VAT receivable net of payments in the consolidated financial statements.  The VAT tax return is filed to offset the payables against the receivables.

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants were assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

FASB’s accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is the foreign currency translation adjustment.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of such principal owners and management, and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently issued accounting pronouncements

In January 2010, FASB issued ASU No. 2010-01– Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

In February 2010, FASB issued ASU No. 2010-9 – Amendments to Certain Recognition and Disclosure Requirements. This update addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures, removes the requirement that public companies disclose the date of their financial statements in both issued and revised financial statements. According to the FASB, the revised statements include those that have been changed to correct an error or conform to a retrospective application of U.S. GAAP. The amendment is effective for interim and annual reporting periods in fiscal year ending after June 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-10 – Amendments for Certain Investment Funds. This update defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The deferral will mainly impact the evaluation of reporting enterprises’ interests in mutual funds, private equity funds, hedge funds, real estate investment entities that measure their investment at fair value, real estate investment trusts, and venture capital funds. The ASU also clarifies guidance in Statement 167 that addresses whether fee arrangements represent a variable interest for all service providers and decision makers. The ASU is effective for interim and annual reporting periods in fiscal year beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-11 – Scope Exception Related to Embedded Credit Derivatives. Embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another are not subject to potential bifurcation and separate accounting as clarified by recently issued FASB guidance. Other embedded credit-derivative features are required to be analyzed to determine whether they must be accounted for separately. This update provides guidance on whether embedded credit-derivative features in financial instruments issued by structures such as collateralized debt obligations (CDOs) and synthetic CDOs are subject to bifurcation and separate accounting. The guidance is effective at the beginning of a company’s first fiscal quarter beginning after June 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

Note 3 - Business acquisition

On February 5, 2010, the Company completed a share exchange transaction with Top Favour (BVI), and Top Favour (BVI) became a wholly-owned subsidiary of the Company. Immediately prior to the closing the share exchange transaction, all of the assets and liabilities of Ableauctions.com, Inc’s former business had been transferred to a liquidating trust, including the capital stock of its former subsidiaries. On the closing date, the Company issued 13,117,952 of its common shares to Top Favour (BVI)’s shareholders in exchange for 100% of the capital stock of Top Favour (BVI). Prior to the share exchange transaction, the Company had 405,710 shares of common stock issued and outstanding. After the share exchange transaction, the Company had 13,523,662 shares of common stock outstanding, and Top Favour (BVI)’s shareholders owned approximately 97% of the issued and outstanding shares. The management members of Top Favour (BVI) became the directors and officers of the Company. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Top Favour (BVI) (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. As the share exchange transaction was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. Acquisition-related costs incurs to affect the business combination, including finder’s fee, advisory, legal, accounting, valuation, and other professional and consulting fees, were $1,211,785 and accounted for as expense for the three and nine months ended March 31, 2010.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Note 4 – Enterprise-wide reporting

Based on qualitative and quantitative criteria established by the FASB accounting standard regarding disclosures about segments of an enterprise and related information, the Company considers itself, including coal mining, coking and the sales of all products as a result of these business activities, to be operating within one reportable segment. All of the Company’s products are sold within the PRC.  Major products and respective revenues are as summarized as follows:

	Three Months ended March 31,		Nine Months ended March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Coke	$8,315,510	$7,848,510	$22,268,692	$25,180,329

Coal tar	358,820	190,654		868,491
			950,348
Raw coal	6,573,164	6,493,275	17,729,428	8,806,019

Washed coal	-	1,023,121	7,192,445	1,023,121
Total	$15,247,494	$15,555,560	$48,140,913	$35,877,960

Note 5 – Concentration and credit risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions located in PRC and Hong Kong. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of March 31, 2010 and June 30, 2009, the Company had cash deposits which were not covered by insurance of $6,223,342 and $5,679, respectively. The Company has not experienced any losses in such accounts.

For the nine months ended March 31, 2010 and 2009, all of the Company’s sales were generated in the PRC as well as account receivables.

For the three months ended March 31, 2010, 66.1% of the Company’s total revenues were from three major customers accounted individually for 39.2%, 18.5%, and 8.4% of total revenues, respectively. For the nine months ended March 31, 2010, 93.5% of the Company’s total revenues were from the same three major customers accounting individually for 51.2%, 30.2%, and 12.1% of total revenues, respectively.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Accounts receivable balances with those three customers accounted for 48.8%, 46.9%, and 0% of the total accounts receivable as of March 31, 2010, respectively.

For the three months ended March 31, 2009, 72.28% of the Company’s total revenues were from two major customers accounted individually of 57.3% and 14.9%, respectively. For the nine months ended March 31, 2009, 85.1% of the Company’s total revenues were from the five major customers accounted individually of 30.0%, 17.8%, 15.7%, 11.7% and 9.9%, respectively.

For the nine months ended March 31, 2010 and 2009, all of the Company’s purchases of raw materials were generated in the PRC as well as accounts payable. For the three months ended March 31, 2010, three major suppliers provided 96.4% of the raw materials purchase with each supplier individually accounted for 60.9%, 20.6% and 14.8%, respectively. For the nine months ended March 31, 2010, two major suppliers provided 56.1% of the Company’s raw material purchases with each supplier individually accounting for 33.6% and 22.5%, respectively.  As of March 31, 2010, there were no accounts payable balances associated with those suppliers.

For the three months ended March 31, 2009, two major suppliers provided 96.9% of the Company’ purchase of raw material with each supplier individually accounted for 51.4% and 45.5%, respectively. For the nine months ended March 31, 2009, three major suppliers provided 58.5% of the Company’ purchase of raw material with each supplier individually accounted for 25.0%, 20.5% and 12.9%, respectively.

Note 6 – Notes receivable

Notes receivable represent trade accounts receivable due from various customers where the customers’ bank has guaranteed payment of the receivable. This amount is non-interest bearing and is normally paid within three to nine months. The Company is allowed to submit their request for payment to the customer’s bank earlier than the scheduled payment date. However, the early request will incur an interest charge and a processing fee. Notes receivable amounted to $2,628,800 and $358,808 as of March 31, 2010 and June 30, 2009, respectively.

Note 7 – Inventories

Inventories as of March 31, 2010 and June 30, 2009 consisted of the following:

	March 31, 2010 (Unaudited)	June 30, 2009
Raw materials	$2,164,320	$31,994
Work in process	753,563	-
Supplies	95,005	-
Finished goods	371,169	75,193
Total	$3,384,057	$107,187

Note 8 – Advances to suppliers

Advances to suppliers are monies deposited or advanced to unrelated vendors for future inventory purchases, which consist mainly of raw coal purchases. Most of Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis and with favorable pricing.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

 Advances to suppliers as of March 31, 2010 and June 30, 2009 amounted to $4,686,862 and $8,364,448, respectively.

Note 9 – Prepayments for construction

Prepayment for land use right

Prepayments for land use rights are monies advanced for land acquired to expand the new coking factory. As of March 31, 2010, prepayments for land use right amounted to $5,053,815.

Prepayment for construction

Prepayments for construction are monies advanced to contractors or equipment suppliers related to the new coking factory and related facilities will be built to produce up to 900,000 tonnes of coke per year, coal gas-generated power, and other chemical refinery by-products.

The total contract price amounted to $35,534,168. Prepayments for construction as of March 31, 2010 and June 30, 2009 amounted to $18,308,710 and $7,462,008, respectively.

Note 10 – Property, plant and equipment, net

Property, plant and equipment as of March 31, 2010 and June 30, 2009 consisted of the following:

	March 31, 2010 (Unaudited)	June 30, 2009
Buildings and improvements	$10,033,739	$10,020,060
Mine development cost	10,606,488	5,004,179
Machinery and equipment	5,642,103	5,619,835
Other Equipment	398,194	392,019
Total	26,680,524	21,036,093
Less accumulated depreciation	(8,468,343)	(6,534,598))
Construction-in-progress	-	2,453,164
Total, net	$18,212,181	$16,954,659

Depreciation expense for the three months ended March 31, 2010 and 2009 amounted to $598,573 and $369,886, respectively, and amounted to $1,924,036 and $1,322,840 for the nine months ended March 31, 2010 and 2009, respectively. Construction-in-progress at June 30, 2009 was related to Hongchang Coal’s mining tunnel improvement project costing approximately $5.42 million. This project was completed in August 2009.

Note 11 – Intangible – land use rights, net

Land use rights, net consisted of the following as of March 31, 2010 and June 30, 2009:

	March 31, 2010 (Unaudited)	June 30, 2009

Land use rights	$2,299,831	$2,296,695
Accumulated amortization	(399,276)	(350,884)
Total land use rights, net	$1,900,555	$1,945,811

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Amortization expense for the three and nine months ended March 31, 2010 amounted to $32,455 and $48,392, respectively. For the three and nine months and March 31, 2009, amortization expense amounted to $15,957 and $47,831 respectively.

Amortization expense for the next five years and thereafter is as follows:

Year ended June 30,	Amortization Expense
2010	$15,965
2011	63,858
2012	63,858
2013	63,858
2014	63,858
thereafter	1,629,158
Total	$1,900,555

Note 12 – Intangible - mineral rights, net

Mineral rights, net, consisted of the followings as of March 31, 2010 and June 30, 2009.

	March 31, 2010 (Unaudited)	June 30, 2009

Mineral rights	$13,119,717	$13,101,831
Accumulated depletion	(9,917,991)	(7,867,839)
Total, net	$3,201,726	$5,233,992

Depletion expense for the three months ended March 31, 2010 and 2009 amounted to $489,909 and $666, 942 respectively. For the nine months ended March 31, 2010 and 2009, depletion expense amounted to $2,038,078 and $1,628,180, respectively. Depletion expenses were charged to cost of revenue in the period incurred using unit-of-production method.

Note 13 – Short-term loans

Short-term loans represent amounts due to various banks and individuals and are due either on demand or normally within one year. These loans generally can be renewed with the banks or the individual creditors.

The Company had short-term bank loans amounted to $2,219,475 at June 30, 2009 and these loans have matured from August 2009 to March 2010. $483,450 of these bank loan balances were guaranteed by a third party and the remaining balances was guaranteed by Hongguang Power. The Company has paid off bank loan amounted to $2,219,475. Weighted average interest rates were 6.7% and 9.11% for the three and nine months ended March 31, 2010 respectively.  Weighted average interest rates were $8.89% for the three and nine months ended March 31, 2009. Total interest expense on short term loans for the three months ended March 31, 2010 and 2009 amounted to $6,599 and $133,845, respectively, and were $85,634 and $277,385 for the nine months ended March 31, 2010 and 2009, respectively. For the three months and nine months ended March 31, 2010 and 2009, no interest was capitalized into construction-in-progress.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

The Company also borrowed short-term loans from a third party, free of interest charge. As of March 31, 2010 and June 30, 2009, the loan balances due to this party amounted to $513,450 and $1,098,750, respectively.

Note 14 – Other payables and accrued liabilities

Other payables mainly consisted of payables to various contractors incurred in connection with the Company’s completed construction projects for the coal mines and its power plant. These payables for the construction projects bear no interest and are generally collateralized by the construction project in the form of mechanic’s liens.

Accrued liabilities mainly consisted of salary and utility expenses incurred.

Other payables and accrued liabilities consisted of the following as of March 31, 2010 and June 30, 2009:

	March 31, 2010 (Unaudited)	June 30, 2009

Construction payables	$264,060	$-
Other payables and accrued liabilities	572,840	744,058
Total	$836,900	$744,058

Note 15 – Taxes

Income Tax

Effective January 1, 2008, the New Enterprise Income Tax ("EIT") law replaced the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs") in the PRC. The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. Pursuant to the PRC tax law, net operating loss can be carried forward 5 years to offset future taxable income.

The PRC does not allow consolidation or group filing for corporate income tax purposes. Income and losses from members of the same consolidated group (for financial reporting purposes) are not allowed to offset one another. Therefore, total taxable income (loss) subject to actual PRC corporate tax within the consolidated group does not necessarily equal to the consolidated net income before income tax of the consolidated group. The PRC tax administration system does not necessarily retroactively recognize or allow accounting adjustments that are discovered and posted after the income tax returns are filed as additional taxable income or deductions for the tax year to which such post-filing accounting adjustments relate. The Company considers any US GAAP adjustments to its financial statements made after the statutory tax returns are filed to be permanent differences for the purpose of reconciling differences of income tax provision and actual PRC income tax liabilities.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

SinoCoking is subject to the United States federal income tax provisions. Top Favour (BVI), however, is a tax-exempt company incorporated in the British Virgin Islands, and conducts all of its business through its subsidiaries and VIEs, Hongyuan, Hongli, Baofeng Coking, Hongchang Coal and Hongguang Power.

Hongyuan, Hongli, Baofeng Coking, Hongchang Coal and Hongguang Power are subject to 25% enterprise income tax rate in China. For the three and nine months ended March 31, 2009, Baofeng Coking received an income tax exemption amounting to approximately $7,200,000. There was no such exemption received for the three and nine months ended March 31, 2010.  As approved by a local tax bureau, Hongchang Coal owed total income tax for the 12-month ended December 31, 2009 of approximately $370,000, regardless the actual taxable income in that period.

The provision for income taxes consisted of the following for the three and nine months ended March 31, 2010 and 2009:

	Three months ended March 31,		Nine months ended March 31,
	2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009 (Unaudited)

US current income tax expense	$-	$-	$-	$-
BVI current income tax expense	-	-	-	-
PRC current income tax expense	1,283,907	3,116,723	4,213,029	3,674,429
Total provision for income taxes	$1,283,907	$3,116,723	$4,213,029	$3,674,429

The following table reconciles the statutory rates to the Company’s effective tax rate for the three and nine months ended March 31, 2010 and 2009:

	Three months ended March 31,				Nine months ended March 31,
	2010 (Unaudited)		2009 (Unaudited)		2010 (Unaudited)		2009 (Unaudited)

U.S. Statutory rate	34.00%		34.00%		34.00%		34.00%
Foreign income not recognized in U.S.A	(34.00	) %	(34.00	) %	(34.00	) %	(34.00%)
BVI income tax	0.00%		0.00%		0.00%		0.00%
PRC income tax	25.00%		25.00%		25.00%		25.00%
China income tax exemption	(1.37	) %	(2.36	) %	(3.71	) %	(2.89%)
Other item (1)	(27.24	) %	22.84%		(41.00	) %	3.51%
Effective rate	(3.61	) %	45.48%		(19.71	) %	25.62%

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

(1) The (27.24%) and (41.00%) for the three and nine months ended at March 31, 2010, respectively, represents change in fair value of warrants of $39,869,662 incurred by SinoCoking in related to equity financing on February 5, 2010, and March 11, 2010. 22.84%, and the 3.51% for the three and nine months ended March 31, 2009, represents operating losses incurred by Hongguang and Hongchang. Management believes these losses may not be recovered through future operations.

SinoCoking is incorporated in the U.S. and has incurred a net operating loss for income tax purposes for 2010. As of March 31, 2010, the estimated net operating loss carryforwards for U.S. income tax purposes amounted to $1,129,261 which may be available to reduce future years’ taxable income. These carryforwards will expire, if not utilized, beginning in 2010 and continue through 2030. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s limited operating history and continuing losses for U.S. income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2010. The valuation allowance at March 31, 2010 was $383,949. The Company’s management reviews this valuation allowance periodically and makes adjustments as necessary.

The Company has cumulative undistributed earnings of foreign subsidiaries of approximately $45.5 million as of March 31, 2010, which was included in consolidated retained earnings and will continue to be reinvested in its operations in China.  Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted in the future.

Value Added Tax

The Company incurred VAT on sales and VAT on purchases in PRC amounting to $3,069,769 and $2,043,176 for the three months ended March 31, 2010, and $2,612,684 and $531,947 for the three months ended March 31, 2009, respectively.

VAT on sales and VAT on purchases in PRC amounted to $9,675,944 and $5,252,104 for the nine months ended March 31, 2010, and $6,607,927 and $2,294,242 for the nine months ended March 31, 2009, respectively.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes Payable

Taxes payable as of March 31, 2010 and June 30, 2009 consisted of the following:

	March 31, 2010 (Unaudited)	June 30, 2009
VAT	$260,288	$502,867
Income tax	1,158,658	1,906,975
Others	246,566	272,412
Total taxes payable	$1,665,512	$2,682,254

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Note 16 – Private placement equity financing

Simultaneously with the reverse acquisition, on February 5, 2010, immediately following the 1-for-20 reverse stock split and share exchange, the Company executed a private placement financing in which it sold and issued 1,180,892 units for aggregate proceeds of $7,085,352, at a purchase price of $6.00 per unit, to 34 non-U.S. investors. Each unit consists of one share of common stock and a warrant (“Investor warrants”) for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per whole share. The Investor warrants are exercisable for a period of five years from the date of issuance.

On March 11, 2010, the Company conducted a subsequent closing of its private placement financing in which it sold and issued 6,164,043 of its units at a purchase price of $6.00 per unit, to both U.S. and non-U.S. investors. The gross proceeds from this subsequent closing of the private placement was approximately $37 million.  Each unit consists of one share of common stock and a warrant (“Callable investor warrants”) for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per whole share. The Callable investor warrants are exercisable for a period of five years from the date of issuance, and are callable at the Company’s election six months after the date of issuance if the Company’s common stock trades at a price equal to at least 150% of the exercise price (or $18.00 per share) with an average trading volume of at least 150,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combination and the like) per trading date for at least 10 consecutive trading days and the underlying shares of common stock are registered.

In connection with the foregoing, the Company entered into a registration rights agreement with the U.S. investors under which the Company agreed to file a registration statement to register both the shares of common stock, and the common stock underlying the warrants, that were issued to the U.S. investors in the financing, within 60 days after the closing date of March 11, 2010. The Company agreed to use its best efforts to have this registration statement declared effective by the Commission within 120 days, subject to certain exceptions. The Company also agreed to undertake commercially reasonable efforts to register the shares of common stock and common stock underlying the warrants issued to the non-U.S. investors in the initial closing on February 5, 2010, was well as the securities issued to non-U.S. investors on March 11, 2010. The registration statement was filed with SEC on May 11, 2010.

Madison Williams and Company, LLC and Rodman & Renshaw, LLC, acted as joint placement agents in connection with the March 11, 2010 equity financing. Under an agreement with the Placement agents, the Company agreed to pay the placement agents a cash fee equal to 7% of the aggregate gross proceeds from the sales of securities to the U.S. accredited investors, plus reimbursement of fees and expenses, and reasonable fees and expenses.  In addition, the Company agreed to issue warrants (“Callable agent warrants”) for the purchase of up to 250,000 shares of common stock, with an exercise price of $6.00 per share. In addition, the Company issued $117,163 callable warrants to Madison Williams and Company on March 18, 2010, with an exercise price of $12.00 per share, in connection with the second closing of the financing on March 11, 2010.  Warrants issued to placement agents contain terms and provisions otherwise similar to the terms provided under the Callable investor warrants described above. The Company used the Cox-Ross-Rubinstein binomial model to value the warrants issued, which amounted to $9,751,886. In addition, the placement agents received cash payment of $2,188,391.  $3,524,206 of total payments made to the placement agents was capitalized, and $8,416,067 was charged to retained earnings.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

The following table summarizes the securities issued and expenses incurred in connection with the March 11, 2010 equity financing.

	# of shares of underlying common stock	Value
Investor warrants @ 12.00	590,446	$11,898,728
Callable investor warrants @ 12.00	3,082,027	72,324,038
Total value of warrants to investors	3,672,473	84,222,766
Gross cash proceeds from Equity financing $44,069,610
Gross cash proceeds allocated to warrants		(44,069,610)
Exceeded amount charged to current period expense		$40,153,156
Common stock issued to investors	7,344,935	$-

Callable agent warrants @ 6.00	250,000	$6,791,519
Callable agent warrants @ 12.00	117,163	2,960,363
7% cash fee paid to placement agents		2,188,391
Legal fee in connection with Equity financing		75,000
Total issuance costs		12,015,273
Less beginning balance in paid in capital		(3,524,206)
Remaining amount of issuance costs charged to retained earnings		$8,491,067

Note 17 – Capital transactions

Stock split

On February 5, 2010, the Company effected a 1-for-20 reverse split of its outstanding common shares.  All references to share and per-share data for all periods presented in the consolidated financial statements have been adjusted to give effect to the 1-for-20 common share reverse split.

Quotation on exchange

On February 8, 2010, SinoCoking’s common stock began quotation on the Over-the-Counter Bulletin Board under the new stock symbol “SCOK”.   On February 18, 2010, SinoCoking’s common stock commenced trading on the NASDAQ Capital Market under the symbol “SCOK”.

Issuance of capital stock

Immediately before the closing reverse acquisition disclosed in Note 3, the Company had 405,710 shares of outstanding common stock on February 5, 2010.

In connection with the reverse acquisition, on February 5, 2010, the Company issued 13,117,952 shares of the Company’s common stock.

In connection with the private placement equity financing disclosed in Note 16, the Company issued 1,180,892 and 6,164,043 shares of the Company’s common stock to investors at the first closing date February 5, 2010, and the second closing date of March, 11, 2010, respectively.

The Company issued 2,593 round-up shares of common stock in connection with the reverse acquisition and private placement equity financing.

  SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Options

2002 Stock Option Plan for Directors

In 2002, the Board of Directors adopted a 2002 Stock Option Plan for Directors (the “Directors Plan”). The purpose of the Directors Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as its directors. On the date the Directors Plan was adopted, the total number of shares of common stock subject to it was 11,057. This number of shares may be increased on the first day of January of each year so that the common stock available for awards will equal 5% of the common stock outstanding on that date, provided, however, that the number of shares included in the Directors Plan may not exceed more than 10% of all shares of common stock outstanding. The Directors Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors. The grant of an option under the Directors Plan is discretionary. The exercise price of an option must be the fair market value of the common stock on the date of grant. An option grant may be subject to vesting conditions. Options may be exercised in cash, or with shares of the common stock of the registrant already owned by the person. The term of an option granted pursuant to the Directors Plan may not be more than 10 years.

2002 Consultant Stock Plan

In 2002 the Board of Directors adopted a 2002 Consultant Stock Plan (the “Consultants Plan”). The purpose of the Consultants Plan is to be able to offer consultants and others who provide services to the registrant the opportunity to participate in the registrant’s growth by paying for such services with equity awards. The Consultants Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors. Persons eligible for awards under the Consultants Plan may receive options to purchase common stock, stock awards or stock restricted by vesting conditions. The exercise price of an option must be no less than 85% of the fair market value of the common stock on the date of grant. An option grant may be subject to vesting conditions. Options may be exercised in cash, or with shares of the common stock of the registrant already owned by the person or with a full recourse promissory note, subject to applicable law. The term of an option granted pursuant to the Consultants Plan may not be more than 10 years.

1999 Stock Option Plan

In 1999 the Board of Directors adopted a 1999 Stock Option Plan (the “Option Plan”). The purpose of the Option Plan is to enable the Company retain the services of employees and consultants and others who are valuable to the registrant and to offer incentives to such persons to achieve the objectives of the registrant’s shareholders. The total number of shares of common stock subject to the Option Plan is 45,417. The Option Plan is administered by the Board of Directors, or any Committee that may be authorized by the Board of Directors. Employees eligible for awards under the Option Plan may receive incentive options to purchase common stock. If a recipient does not receive an incentive option, he or she will receive a non-qualified stock option. The exercise price of an option must be no less than the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of the registrant’s common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, or with shares of the common stock of the registrant already owned by the recipient of the award. The term of an option granted pursuant to the Option Plan may not be more than five years if the option is an incentive option granted to a recipient who owns 10% or more of the registrant’s common stock, or 10 years for all other recipients and for recipients of non-qualified stock options.

On February 5, 2010, the completion date of the reverse acquisition disclosed in Note 3, there were options exercisable for 11,124 shares of the Company’s common stock outstanding.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Under the Option Plan, there were outstanding options exercisable to 6,332 shares of the Company’s common stock. Options exercisable for 6,059 shares of the Company’s common stock were granted on November 14, 2004, with exercise price of $96.00 per share and expire on November 14, 2014. Options exercisable for 273 shares of the Company’s common stock were granted on May 2, 2003, with an exercise price of $60.00 per share and an expiration date of May 2, 2010.

Under the Directors Plan, there were options exercisable to 4,792 shares of the Company’s common stock. Options exercisable for 1,666 shares of the Company’s common stock were granted on October 11, 2002, with exercise price of $36.00 per share and on expiration date of October 15, 2012. Options exercisable for 3,126 shares of the Company’s common stock were granted on November 16, 2004, with exercise price of $96.00 per share and an expiration date of November 16, 2014.

Those outstanding options were fully vested before the reserve acquisition was completed on February 5, 2010, and through March 31, 2010 no additional options have been granted or exercised.

The following consisted of the outstanding and exercisable options at March 31, 2010:

Outstanding Options			Exercisable Options
Number	Average Remaining	Average	Number	Average Remaining	Average
Of Options	Contract Life	Exercise Price	of Options	Contractual Life	Exercise Price
11,124	4.27 years	$86.00	11,124	4.27 years	$86.00

Warrants

In connection with the equity financing disclosed in Note 16, the Company issued warrants exercisable into 4,039,636 shares of the Company’s common stock. In addition, the Company had existing warrants exercisable into 36,763 shares of the Company’s common stock (“Existing warrants”) outstanding on February 5, 2010.

The Company adopted the provisions of an accounting standard regarding instrument that are Indexed to an Entity’s Own Stock.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, the Existing warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency RMB. Therefore the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. The Company reclassified the fair value of the Existing warrants of $631,002 from equity to liability status as if these warrants were treated as a derivative liability at February 5, 2010.

The newly issued warrants exercisable into 4,039,636 shares of the Company’s common stock  were also recorded as derivative instruments on the corresponding issuance dates.

The value of warrants liabilities was $$94,322,156 at March 31, 2010.

A summary of changes in warrant activity is presented as follows:

	Existing warrants @$48.00 (1)	Investor warrants @12.00 (2)	Callable warrants @$12.00 (3)(5)	Callable warrants @6.00 (4)(5)	Total

Outstanding, June 30, 2009	-	-		-	-
Granted	36,763	590,446	3,199,190	250,000	4,076,399
Forfeited	-	-	-	-	-
Exercised
Outstanding, March 31, 2010 (unaudited)	36,763	590,446	3,199,190	250,000	4,076,399

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

(1)	The warrants underlying 36,763 shares of the Company’s common stock are exercisable at any time until April 9, 2017 and with a remaining contractual term of 7.03 years as of March 31, 2010.

(2)	The warrants underlying 590,446 shares of the Company’s common stock are exercisable at any time until February 5, 2015, with a remaining contractual term of 4.85 years as of March 31, 2010.

(3)
The warrants underlying 3,082,027 and 117,163 shares of the Company’s common stock are exercisable at any time until March 11, 2015 and March 18, 2015, respectively, with remaining contractual terms of 4.95 and 4.97 years as of March 31, 2010, respectively.

(4)	The warrants underlying 250,000 shares of the Company’s common stock are exercisable until March 11, 2015, with a remaining contractual term of 4.95 years as of March 31, 2010.

(5)
The Callable warrants are exercisable for a period of five years from the date of issuance, and are callable at the Company’s election six months after the date of issuance if the Company’s common stock treads at a price equal to at least 150% of the exercise price  with an average trading volume of at least 150,000 shares of Common Stock ( as adjusted for any stock splits, stock dividends, combination and the like) per trading date for at least 10 consecutive trading days and the underlying shares of common stock are registered.

Note 18 – Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computation:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009 (Unaudited)
Net (loss) income for earnings per share	$(36,876,262)	$3,736,643	$(25,592,586)	$10,668,137
Weighted average shares used in basic and diluted computation	15,441,258	13,117,952	14,086,729	13,117,952
(Loss) Earnings per share-basic and diluted	$(2.39)	$0.28	$(1.82)	$0.81

As of March 31, 2010, the Company had warrants and option exercisable in aggregate of 4,082,458 of the Company’s common stock. For the three and nine months ended March 31, 2010, all outstanding warrants and options were excluded from the diluted earnings per share calculation as the Company had net losses.  The Company had no warrants and options outstanding on March 31, 2009, and therefore no diluted effect on the earnings per share calculation for the three and nine months ended March 31, 2009.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

Note 19 – Commitments and contingencies

Lease Commitment

The Company leases its office space in downtown Pingdingshan under an operating lease with a one year term, which expires on June 30, 2010.  The lease is generally renewable upon expiration and requires an up-front payment of the annual rent in the amount of $16,776 upon execution of the lease. Total future minimum rental payments as of March 31, 2010 amounted to $4,194.

Land Use Option

The Company’s VIE Hongli has an agreement with the Henan Province Pingdingshan Municipal Bureau of Land and Resources on December 9, 2008 to permit Hongli to acquire land use rights for up to 1,270,000 square meters of industrial-zoned vacant land in Baofeng County. Per the agreement the total cost to acquire these land use rights is $21,954,490 (or RMB 149,860,000). Under the agreement, the Company may, but is not obligated to, pay the foregoing amount to acquire the land use rights. Hongli may acquire rights to all or any lesser portion of the land as it may elect, and the total cost would be pro-rated accordingly. The Pingdingshan Municipal Bureau of Land and Resources granted Hongli an extension of the option exercise period November 2009, and accordingly Hongli may exercise its option to acquire the aforesaid land use rights by making payment by the end of June 30, 2010. Hongli will not incur any penalty if it does not exercise its option to acquire land use rights prior to June 30, 2010. As of March 31, 2010, Hongli had not made any payments to acquire the land use rights.

Note 20 – Statutory reserves

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the statutory surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC Company Law, to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. The transfer must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Contributions into the common welfare fund is no longer required after 2006 in accordance with PRC Company Law.

As of March 31, 2010, the Company’s subsidiary Hongli and Hongchang’s statutory surplus reserves both had reached  50% of each entity’s registered capital, and Hongguang did not make any contribution to the statutory reserve as a result of its net operating losses.

Hongchang coal is required by the PRC government to reserve certain amounts for mine reproduction maintenance based on the actual quantity of coal exploited.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY NAMED ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

The component of statutory reserves and the future contributions required pursuant to PRC Company Law are as follows as of March 31, 2010 and June 30, 2009:

	March 31, 2010 (unaudited)	June 30, 2009	50% of registered capital	Future contributions required as of March 31, 2010

Hongli	$548,204	$548,204	$548,204	$-
Hongguang	-	-	1,514,590	1,514,590
Hongchang (1)	218,321	25,208	206,535	-
Statutory surplus reserve	766,525	573,412	2,269,329	1,514,590
Mine reproduction reserve	955,916	554,298	-	-
Total statutory reserve	$1,722,441	$1,127,710	$2,269,329	$1,514,590

Note (1) the difference between statutory reserve of $218,321 and the 50% of registered capital of $206,535 was due to the effect of the foreign currency exchange rate.

Note 21 – Related party transactions

The Company has loans from Mr. Jianhua Lv, a major shareholder, President and CEO of the Company, and Mr. Liuchang Yang, a shareholder, Director and Vice President of Hongli. Mr. Lv and Mr. Yang provided the funds for the Company’s acquisitions of the Hongchang coal mine, Baofeng Coking, and to fund construction of the current power plant. These loans are unsecured, payable on demand and bear no interest.

The Company had paid majority of the loans related to the aforesaid business acquisitions before June 30, 2009.

The Company imputed the interest on loans from Mr. Lv and Mr. Yang based on the prevailing rate which was 8.89% for the three months and nine months ended March 31, 2009. Imputed interest on the loans from related parties amounted $8,956 and $459,792 for the three and nine months ended March 31 2009, respectively.  Imputed interest was transferred to additional paid-in capital.

Payables to Mr. Lv, and  Mr. Yang  as of March 31, 2010 and June 30, 2009 are as follows:

Due to Related Parties	March 31, 2010 (Unaudited)	June 30, 2009	Term	Manner of Settlement

Mr. Jianhua Lv	$1,313,466	$1,281,304	Short term	Cash
Mr. Liuchang Yang	225,495	259,033	Short term	Cash
Total	$1,538,961	$1,540,337

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2009. SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazer Frost, LLP
(Successor entity of Moore Stephens Wurth Frazer and Torbet, LLP)
Brea, California
November 18, 2009

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

ASSETS
	2009	2008
CURRENT ASSETS
Cash	$278,399	$4,705,129
Notes receivable	358,808	-
Accounts receivable, trade, net	6,454,663	3,552,733
Other receivables	225,288	996,190
Inventories	107,187	206,690
Advances to suppliers	8,364,448	1,646,714
Total current assets	15,788,793	11,107,456

PROPERTY, PLANT AND EQUIPMENT, net	16,954,659	16,208,908

OTHER ASSETS
Prepayment for construction	7,462,008	-
Intangible - Land use rights, net	1,945,811	2,001,379
Intangible - Mineral rights, net	5,233,992	8,014,599
Other assets	102,550	102,130
Total other assets	14,744,361	10,118,108

Total assets	$47,487,813	$37,434,472

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$244,570	$3,576,790
Short term loans - Bank	2,219,475	3,896,989
Short term loans - Others	1,098,750	-
Due to related parties	259,033	2,092,983
Due to shareholders	1,281,304	4,667,405
Other payables and accrued liabilities	744,058	1,693,548
Customer deposits	3,751,327	511,628
Construction payable	-	383,442
Taxes payable	2,682,254	2,947,118
Total liabilities	12,280,771	19,769,903

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common share, $0.001 par value, 100,000,000 authorized,
13,117,952 issued and outstanding as of June 30, 2009 and 2008	13,118	13,118
Additional Paid-in capital	3,531,959	3,032,685
Contribution receivables	-	(1,000)
Statutory reserves	1,127,710	573,412
Retained earnings	29,754,451	13,340,814
Accumulated other comprehensive income	779,804	705,540
Total shareholders' equity	35,207,042	17,664,569

Total liabilities and shareholders' equity	$47,487,813	$37,434,472

The accompanying notes are an integral part of these consolidated financial statements

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007

	2009	2008	2007

REVENUE	$51,395,992	$58,623,488	$30,078,701

COST OF GOODS SOLD	27,523,329	27,751,480	22,179,203

GROSS PROFIT	23,872,663	30,872,008	7,899,498

OPERATING EXPENSES:
Selling	732,902	1,631,856	1,613,496
General and administrative	1,905,987	2,269,540	2,717,161
Total operating expenses	2,638,889	3,901,396	4,330,657

INCOME FROM OPERATIONS	21,233,774	26,970,612	3,568,841

OTHER INCOME (EXPENSE), NET
Finance expense, net	(914,072)	(1,122,569)	(750,950)
Other income (expense), net	139,823	(137,063)	(49,375)
Total other expense, net	(774,249)	(1,259,632)	(800,325)

INCOME BEFORE INCOME TAXES	20,459,525	25,710,980	2,768,516

PROVISION FOR INCOME TAXES	3,491,590	8,046,315	2,165,766

NET INCOME	16,967,935	17,664,665	602,750

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	74,264	909,318	(144,792)

COMPREHENSIVE INCOME	$17,042,199	$18,573,983	$457,958

EARNINGS PER SHARE - BASIC AND DILUTED
Weighted average number of shares	13,117,952	13,117,952	13,117,952
Earnings per share	$1.29	$1.35	$0.05

The accompanying notes are an integral part of these consolidated financial statements

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Accumulated
					Retained Earnings		other
	Common Stock		Paid-in	Contribution	Statutory		comprehensive
	Shares	Par Value	capital	Receivable	reserves	Unrestricted	(loss) income	Total
BALANCE, June 30, 2006	13,117,952	$13,118	$840,904	$(1,000)	$2,295	$(4,355,484)	$(58,986)	$(3,559,153)
								-
Net income						602,750		602,750
Adjustment of statutory reserve					105,301	(105,301)		-
Shareholder contribution by forfeited imputed interest			702,884					702,884
Foreign currency translation adjustments							(144,792)	(144,792)

BALANCE, June 30, 2007	13,117,952	$13,118	$1,543,788	$(1,000)	$107,596	$(3,858,035)	$(203,778)	$(2,398,311)
								-
Net income						17,664,665		17,664,665
Adjustment of statutory reserve					465,816	(465,816)		-
Shareholder contribution			851,968					851,968
Shareholder contribution by forfeited imputed interest			636,929					636,929
Foreign currency translation adjustments							909,318	909,318

BALANCE, June 30, 2008	13,117,952	$13,118	$3,032,685	$(1,000)	$573,412	$13,340,814	$705,540	$17,664,569

Net income						16,967,935		16,967,935
Adjustment of Statutory reserve					554,298	(554,298)		-
Shareholder cash contribution and by forfeited imputed interest			499,274	1,000				500,274
Foreign currency translation adjustments							74,264	74,264

BALANCE, June 30, 2009	13,117,952	$13,118	$3,531,959	$-	$1,127,710	$29,754,451	$779,804	$35,207,042

The accompanying notes are an integral part of these consolidated financial statements

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,967,935	$17,664,665	$602,750
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	2,013,441	1,259,811	1,031,563
Amortization and depletion	2,877,364	2,133,587	1,260,992
Bad debt expense	-	200,356	535,345
Imputed interest on shareholder and related party loans	490,274	636,929	702,884
Capitalized interest	(35,914)	(156,121)	(158,890)
Change in operating assets and liabilities
Notes receivable	(358,808)	-	-
Accounts receivable, trade	(2,887,319)	(1,820,052)	(1,412,025)
Other receivables	774,999	589,411	(645,240)
Inventories	100,353	67,607	363,935
Advances to suppliers	(6,710,962)	(1,397,012)	1,526,323
Other current assets	-	79,236	158,233
Accounts payable, trade	(3,346,930)	(1,458,808)	2,545,876
Other payables and accrued liabilities	(954,832)	(4,601,657)	(2,437,311)
Customer deposits	3,237,596	(2,225,952)	747,481
Taxes payable	(276,983)	2,088,249	(175,421)
Net cash provided by operating activities	11,890,214	13,060,249	4,646,495

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(3,041,639)	(2,648,102)	(2,988,978)
Purchase of land use rights and mineral rights	-	(5,822,908)	(3,549,834)
Prepayment for construction	(7,462,008)	-	-
Net cash used in investing activities	(10,503,647)	(8,471,010)	(6,538,812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder contribution	10,000	851,968	-
Payments on short-term loans Bank	(1,180,790)	(4,943,071)	(1,525,552)
Cash proceeds from short term loans - Others	586,000	5,232,220	3,568,587
(Payment) proceeds of loans from shareholders	(3,405,295)	-	-
(Payment) proceeds of loans from related parties	(1,842,557)	(2,078,542)	136,855
Net cash used in(provided by) financing activities	(5,832,642)	(937,425)	2,179,890

EFFECT OF EXCHANGE RATE ON CASH	19,345	328,149	28,074

(DECREASE) INCREASE IN CASH	(4,426,730)	3,979,963	315,647

CASH, beginning of year	4,705,129	725,166	409,519

CASH, end of year	$278,399	$4,705,129	$725,166

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$3,451,585	$6,634,443	$1,902,383
Cash paid for interest expense	$286,194	$575,206	$278,909

The accompanying notes are an integral part of these consolidated financial statements

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
Note 1 – Organization

SinoCoking Coal  and Coke Chemical Industries, Inc. (“SinoCoking” or the “Company”) was organized on September 30, 1996, under the laws of the State of Florida as J.B. Financial Services, Inc. On July 19, 1999, the Company changed its name to Ableauctions.com,Inc. On February 5, 2010, in connection with a share exchange transaction as described below, the Company changed its name to “SinoCoking Coal and Coke Chemical Industries, Inc.”

On February 5, 2010, the Company completed a share exchange transaction with Top Favour Limited (“Top Favour (BVI)”), and Top Favour (BVI) became a wholly- owned subsidiary of the Company. Immediately prior to the closing the share exchange transaction, all of the assets and liabilities of Ableauction.com, Inc’s former business had been transferred to a liquidating trust, including the capital stock of its former subsidiaries. In the closing date, the Company issued 13,117,952 of its common shares (giving effect to the 1-for-20 stock reverse split) to Top Favour (BVI)’s shareholders in exchange for 100% of the capital stock of Top Favour (BVI). Prior to the share exchange transaction, the Company had 405,694 shares of common stock issued and outstanding (giving effect to the 1-for-20 reverse stock split). After the share exchange transaction, the Company had 13,523,646 shares of common stock outstanding (giving effect to the 1-for-20 reverse stock split), and Top Favour (BVI)’s shareholders owned approximately 97% of the issued and outstanding shares. The management members of Top Favour (BVI) became the directors and officers of the Company. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Top Favour (BVI) (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. As the share exchange transaction was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. The historical financial statements for periods prior to February 5, 2010 are those of Top Favour (BVI) except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition.

Top Favour (BVI) was incorporated in the British Virgin Islands on July 2, 2008.  Through its wholly-owned subsidiary Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), which was formed on March 18, 2009, and the variable interest entity (“VIE”) - Henan Pingdingshan Hongli Coal & Coking Co., Ltd. (“Hongli”), the Company produces and sells coal, coke, coal gas-generated electricity, and other coking by-products in the People’s Republic of China (“PRC” or China).

Henan Pingdingshan Hongli Coal & Coking Co., Ltd. (“Hongli”) was incorporated as a trading and holding Company on June 5, 1996 under the laws of the PRC.  In addition to operating the Baofeng Coking Factory (“Baofeng Coking”), Hongli sells coals and coke to its customers, most of whom are energy trading companies procuring coking coals for steel manufacturers and chemical refineries in China.  Hongli has a registered capital of RMB 8,080,000 and is located in the city of Pingdingshan, Henan Province.

Baofeng Coking  is a division of Hongli and was established in May 2002.  Hongli and Baofeng Coking are engaged in coal selling, coal washing and coking, using raw coals produced by its affiliate or purchased from other raw or washed coal vendors.

Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”) was formed in July 19, 2007 under the laws of the PRC and is 100% owned by Hongli. Hongchang Coal owns the coal mining rights over three underground coal mines and produces raw coal that is suitable for coke producing and other industrial uses.  Total proven coal reserves for all three mines as of July 2007 were 2,475,000 metric tonnes , of which the Company is permitted to extract (by means of paying for the mining privilege to the government) up to 1,215,000 metric tonnes .  The majority of its products are internally sold to Baofeng Coking and Hongli.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”) was formed on August 1, 2006, which is a 100% owned subsidiary of Hongli.  Hongguang Power operates its 2x3000-kilowatt (kw) power plant and provides electricity to Baofeng Coking and the national power grid which is generated from the coal gas emitted from the coking process of Baofeng Coking.  Hongguang is required to sell surplus electricity to the national power grid by the local government, in excess of power supplied to and consumed by Baofeng Coking.

Hongli and its operating subsidiaries hold the approved licenses necessary to operate the coal mining, coal sales, coking and power plant businesses in China. PRC law currently has limits on foreign ownership of these companies. To comply with these foreign ownership restrictions and in order for Top Favour (BVI) to obtain control over Hongli’s PRC operating entities, on March 18, 2009, Top Favour (BVI), through Hongyuan, entered into contractual arrangements with Hongli on March 18, 2009 (“Contractual Arrangements”). Those Contractual Arrangements are comprised of a series of agreements, including: (1) a Consulting Services Agreement, through which Hongyuan has the right to advise, consult, manage and operate Hongli and its subsidiaries (“Operating Companies”), collect, and own all of the respective net profits of the Operating Companies; (2) an Operating Agreement, through which Hongyuan has the right to recommend director candidates and appoint the senior executives of the Operating Companies, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Companies, and guarantee the contractual performance by the Operating Companies of any agreements with third parties, in exchange for a pledge by the Operating Companies of their respective accounts receivable and assets; (3) a Proxy Agreement, under which the shareholders of the Operating Companies have vested their voting control over the Operating Companies to Hongyuan and will only transfer their equity interests in the Operating Companies to Hongyuan or its designee(s); (4) an Option Agreement, under which the shareholders of the Operating Companies have granted Hongyuan the irrevocable right and option to acquire all of its equity interests in the Operating Companies, or, alternatively, all of the assets of the Operating Companies; and (5) an Equity Pledge Agreement, under which the shareholders of the Operating Companies have pledged all of their rights, title and interest in the Operating Companies to Hongyuan to guarantee the Operating Companies’ performance of their respective obligations under the Consulting Services Agreement.

Since Top Favour (BVI) and Hongli are under common control, this has been accounted for as a reorganization of entities and the consolidation of Top Favour (BVI) and Hongli has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Top Favour (BVI) and Hongli had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Note 2 – Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries Top Favour (BVI) and Hongyuan and its VIEs – Hongli and its subsidiaries. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

In accordance with Financial Accounting Standards Board interpretation of the guidance, “Consolidation of Variable Interest Entities ”, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. As a result of these contractual arrangements (Note 1), Top Favour (BVI) is obligated to absorb a majority of the risk of loss from Hongli’s activities and Top Favour (BVI) is enabled to receive a majority of its expected residual returns, Top Favour (BVI) accounts for Hongli as a VIE and is the primary beneficiary.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; valuation allowances for deferred income taxes; reserves for contingencies and litigation and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Coal and coke sales are recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  This generally occurs when coal is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.

Most of the electricity generated by Hongguan Power is used internally by Baofeng Coking.  Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board.  The value of the surplus electricity is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract.

Coal and coke sales represent the invoiced value of goods, net of a value-added tax (VAT), sales discounts and actual returns at the time when product is sold to the customer.

Shipping and handling costs

Shipping and handling costs related to costs of the raw materials purchased is included in cost of revenues.  Total shipping and handling costs related to sales were recorded as selling expenses. For the years ended June 30, 2009, 2008 and 2007, shipping and handling costs related to sales were $202,849, $313,639 and $535,755, respectively.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the US dollar. The functional currency of the Company and its subsidiaries is the Chinese Renminbi (RMB).

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at the historical rates and items in the statement of operations are translated at the average rate for the year. Items in the cash flow statement are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The balance sheet amounts with the exception of equity at June 30, 2009, 2008 and 2007 were translated at RMB 6.83, RMB 6.87 and RMB 7.62 to $1, respectively.  The average translation rates applied to income and cash flow statement amounts for the years ended June 30, 2009, 2008 and 2007 were at RMB 6.83, RMB 7.29 and RMB 7.83 to $1, respectively.

Fair value of financial instruments

Effective January 1, 2008, the Company adopted the Financial Accounting Standard Board’s (“FASB”) accounting standard regarding fair value of financial instruments and related fair value measurements. Those accounting standards established a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosures requirements for fair value measures.  The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets and liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance the accounting standard.

“The Fair Value Option for Financial Assets and Financial Liabilities,” became effective for the Company on July 1, 2008. The accounting standard provides the Company with the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis with the difference between the carrying value before election of the fair value option and the fair value recorded upon election as an adjustment to beginning retained earnings. The Company chose not to elect the fair value option.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC and in Hong Kong.

Accounts receivables, trade

During the normal course of business, the Company extends unsecured credit to its customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off. For the years ended June 30, 2009, and 2008, the Company wrote off uncollectible receivables amounting to $0, and $200,356, respectively. As of June 30, 2009 and 2008, management did not reserve the allowance for doubtful accounts.  The Company regularly reviews the credit worthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers.

Inventories

Inventories are stated at the lower of cost or market, using the weighted average cost method.  Inventories consist of raw materials and supplies; work in process, and finished goods.  Raw materials mainly consist of coal (mined and purchased), rail, steel, wood and additives used in coking.  The cost of finished goods included (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging.

Advances to suppliers

The Company advances monies to certain suppliers for raw materials purchase and construction contracts. These advances are interest-free and unsecured.

Property, plant and equipment, net

Property, plant and equipment are stated at cost.  Expenditures for maintenance and repairs are charged to earnings as incurred; while additions, renewals and betterments that extend the useful life are capitalized.  When items of plant and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Building and plant	30-40 years
Machinery and equipment	10-20 years
Other equipment	5 years
Transportation equipment	5-7 years

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Construction-in-progress includes direct costs of construction of mining tunnels improvements. Interest incurred during the period of construction, if material, is capitalized.  All other interest is expensed as incurred.  For the years ended June 30, 2009, 2008 and 2007, $35,914, $156,121 and $158,890 interest was capitalized into construction for progress, respectively. Construction-in-progress is not depreciated until such time the assets are completed and put into service. Maintenance, repairs and minor renewals are charged to expense as incurred. Major additions and betterment to property and equipment are capitalized.

Land use rights, net

Costs to obtain land use rights are recorded based on the fair value at acquisition and amortized over 36 years, the contractual period of the rights.  Under the FASB’s accounting standard regarding treatment of goodwill and other intangible assets, all goodwill and certain intangible assets determined to have indefinite lives are not amortized but tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed at least annually for impairment.

Intangible - mineral rights, net

Mineral rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable tonnes .  The Company’s coal reserves are controlled  through direct ownership which generally lasts until the recoverable reserves are depleted.

Impairment of long - lived assets

The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance FASB’s accounting guidance regarding “Disposal of Long-Lived Assets”.  Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Based on its review, the Company believes that, as of June 30, 2009 and 2008, there was no impairment of long lived assets.

Asset retirement cost and obligations

The Company adopted the accounting standard to account for the asset retirement cost and obligations to retire tangible long-lived assets.  This standard generally requires that the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. If an entity has a conditional asset retirement obligation, a liability should be recognized when the fair value of the obligations can be reasonably estimated.

The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves as determined under Securities and Exchange Commission (SEC) Industry Guide 7, multiplied by the production during the period.

Asset retirement costs generally include the cost of reclamation (the process of bringing the land back to its natural state after completion of exploration activities) and environmental remediation (the physical activity of taking steps to remediate, or remedy, any environmental damage caused).

In May 2009, Henan Bureau of Finance and Bureau of Land and Resource issued regulation for “Mine Environment Control and Environment Recovery” (“Mine Recovery Regulations”) which require mining companies to file an Evaluation Report Regarding Mining Environmental Impact (“Evaluation Report”) before December 31, 2010. The corresponding authorities will determine whether to approve the Evaluation Report after performing on-site investigation, and the asset retirement obligation will be determined by the authorities based on the approved filing.

The Company did not record such asset retirement obligation as of June 30, 2009 because the Company did not have sufficient information to reasonably estimate the fair value of such obligation.  The range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated. In addition, the settlement method for the obligation cannot be reasonably estimated.  The amount of the obligation to be determined by the government authorities is affected by several factors, such as the extend of remediation required in and around the mining area, the methods to be used to remediate the mining site, and the government grants which may or may not be credited to the mining companies.

The Company will recognize the liability in the period in which sufficient information is available to reasonably estimate its fair value.

Income taxes

Income taxes provided on the liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.  Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Effective January 1, 2007, the Company adopted a FASB’s accounting standard which indicates a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Chinese income taxes

The Company’s subsidiary and VIEs are operating in the PRC and are governed by the income tax laws of the PRC and various local income tax laws (“Income Tax Laws”).  Prior to January 1, 2008, the Company’s subsidiary and VIEs are generally subject to an income tax at an effective rate of 33% (30% national income taxes plus 3% local income taxes) on taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustments.  The statutory rate has been changed to 25%, effective January 1, 2008.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s coals and cokes that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% or 17% of the gross sales price, respectively.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products.  The Company recorded VAT payable and VAT receivable net of payments in the consolidated financial statements.  The VAT tax return is filed to offset the payables against the receivables.

Comprehensive income

FASB’s accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is the foreign currency translation adjustment.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of such principal owners and management, and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently issued accounting pronouncements

In January 2009, the FASB issued an accounting standard which amended the impairment model by removing its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether another-than-temporary impairment has occurred. The adoption of this accounting standard did not have a material impact on the Company’s consolidated financial statements because all of the investments in debt securities are classified as trading securities.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

In April 2009, the FASB issued an Accounting Standard to determine fair value when the volume and level of activity for the asset or liability have significantly decreased and identify transactions that are not orderly. It also amends and provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This new accounting standard shall be applied prospectively with retrospective application not permitted and it shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.

In April 2009, the FASB issued an accounting standard that makes the other-than-temporary impairments guidance more operational and improves the presentation of other-than-temporary impairments in the financial statements. This standard replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This standard provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this standard does not result in a change in the carrying amount of debt securities, it does require that the portion of other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. The Company adopted this accounting standard, but it did not have a material impact on its consolidated financial statements.

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. The Company adopted this accounting standard, but it did not have a material impact on the disclosures related to its consolidated financial statements.

In May 2009, the FASB issued an accounting standard to provide guidance on management’s assessment of subsequent events. The new standard clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued or are available to be issued. Management must perform its assessment for both interim and annual financial reporting periods. This new guidance does not significantly change the Company’s practice for evaluating such event and it is effective prospectively for interim and annual periods ending after June 15, 2009 and requires disclosure of the date subsequent events are evaluated through. The adoption of this new accounting standard did not have an impact on the Company’s results of operations or financial condition.

In June 2009, the FASB also issued an accounting standard amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this accounting standard. Further, this accounting standard requires a company to perform a qualitative analysis when determining whether or not it must consolidate a VIE. It also requires a company to

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

continuously reassess whether it must consolidate a VIE. Additionally, it requires enhanced disclosures about a company’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the company’s financial statements. Finally, a company will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company does not expect this standard to have a material effect on its consolidated financial statements.

Note 3 – Segment Reporting

The FASB’s accounting standard regarding Disclosure about Segments of an Enterprise and Related Information requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

As of and for the years ended June 30, 2009, 2008 and 2007, the Company’s chief operating decision maker, our CEO, has identified all activities of the Company’s subsidiaries, including coal mining, coking and the sales of all products as a result of these business activities, were conducted within one single reporting segment.  All of the Company’s products are sold within the PRC.  Major products and respective revenues are as summarized as follows:

	Years ended June 30,
	2009	2008	2007
Coke	$30,534,755	$55,103,692	$23,831,668
Coal tar	1,171,510	2,987,334	1,463,183
Raw coal	13,151,325	372,312	1,877,489
Washed Coal	6,538,402	160,150	2,906,361
Total	$51,395,992	$58,623,488	$30,078,701

Note 4 – Concentration and Credit Risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions located in PRC and HongKong. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of June 30, 2009 and 2008, the Company had deposits which were not covered by insurance for $5,679 and $4,575,184, respectively. The Company has not experienced any losses in such accounts.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

For the years ended June 30, 2009, 2008 and 2007, all of the Company’s sales were generated in the PRC. In addition, all accounts receivable at June 30, 2009, 2008 and 2007 were generated in the PRC. Four major customers accounted individually for 29.00%, 13.24%, 12.22% and 10.78% of the Company’s total revenue for the year ended June 30, 2009, respectively. The Company held accounts receivable with those four customers with 36.24%, 56.31%, 0% and 0% of the total account receivables at June 30, 2009, respectively. For the year ended June 30, 2008, the Company had four major customers that accounted individually 37.61%, 19.56%, 17.36% and 13.90% of the Company’s total revenue and held accounts receivable with 18.99%, 19.56%, 16.48% and 10.54% of the total accounts receivable at June 30, 2008, respectively. There were four major customers that accounted individually 30.51%, 12.51%, 11.67% and 9.26% of the Company’s total revenue for the year ended June 30, 2007, respectively.

For the years ended June 30, 2009 and 2008, all of the Company’s purchases were generated in the PRC as well as accounts payable. The Company had three major vendors that collectively accounted for 15.27%, 15.23% and 10.11% of the Company’s total purchases for the year ended June 30, 2009 with which the Company held no accounts payable as of June 30, 2009. The Company had two major vendors that collectively accounted for 15.15%, and 12.68% of the Company’s total purchases for the year ended June 30, 2008 with which the Company held no accounts payable as of June 30, 2008. The Company had two major vendors that collectively accounted for 18.11%, and 12.16% of the Company’s total purchases for the year ended June 30, 2007 with which the Company held no accounts payable as of June 30, 2007.

Three major products under the coking segment accounted for approximately 59.41%, 25.59% and 12.72% of the Company’s total revenue for the year ended June 30, 2009. One major product accounted for approximately 94% and 79% of the Company’s total revenue for the years ended June 30, 2008 and 2007, respectively.

Note 5 – Notes Receivable

Notes receivable represent trade accounts receivable due from various customers where the customers’ bank has guaranteed payment of the receivable. This amount is non-interest bearing and is normally paid within three to six months. The Company is allowed to submit their request for payment to the customer’s bank earlier than the scheduled payment date. However, the early request will incur an interest charge and a processing fee. Notes receivable totaled $358,808, and $0 as of June 30, 2009 and 2008, respectively.

Note 6 – Inventories

Inventory as of June 30, 2009 and 2008 consisted of the following:
	2009	2008
Raw material	$28,150	$123,362
Supplemental material	3,844	38,457
Finished goods	75,193	44,871
Total	$107,187	$206,690

Note 7 – Advances to suppliers

Advances to suppliers are monies deposited or advanced to unrelated vendors for future inventory purchases, which consist mainly raw coal purchases.  Most of Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis and with favorable pricing.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Advances to suppliers as of June 30, 2009 and 2008 consisted of the following:

	June 30, 2009	June 30, 2008
Advances for raw coal procurement	$8,364,448	$1,634,056
Others	-	12,658
Total	$8,364,448	$1,646,714

Note 8 – Property, Plant and Equipment, net

Property, plant and equipment as of June 30, 2009 and 2008 consisted of the following:

	June 30, 2009	June 30, 2008
Buildings and improvements	$10,020,060	$9,971,523
Mine development cost	5,004,179	2,243,480
Machinery and equipment	5,619,835	5,392,818
Other Equipment	392,019	363,524
Total	21,036,093	17,971,345
Less accumulated depreciation	(6,534,598)	(4,502,641)
Construction-in-progress	2,453,164	2,710,204
Total, net	$16,954,659	$16,178,908

Depreciation expense for the years ended June 30, 2009, 2008 and 2007 amounted to $2,013,441,   $1,259,811, and $1,031,563, respectively. Construction-in-progress is related to Hongchang Coal’s mining tunnel improvement project costing approximately $5.42 million. As of June 30, 2009, the Company had paid approximately $2.42 million. This project was completed in August 2009.

Note 9 – Intangible – Land Use Rights, net

Land use rights, net consisted of the following as of June 30, 2009 and 2008:

	June 30, 2009	June 30, 2008

Land use rights	$2,296,695	$2,287,289
Accumulated amortization	(350,884)	(285,910)
Total, net	$1,945,811	$2,001,379

Amortization expense for the years ended June 30, 2009, 2008 and 2007 amounted to $63,798, $59,961 and $55,779, respectively.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Amortization expense for the next five years and thereafter is as follows:

Year ended June 30,
2010	$63,798
2011	63,798
2012	63,798
2013	63,798
2014	63,798
2015 and thereafter	1,626,821
Total	$1,945,811

Note 10 – Intangible - Mineral Rights, net

Mineral rights, net consisted of the following as of June 30, 2009 and 2008:

	June 30, 2009	June 30, 2008

Mineral rights	$13,101,831	$13,048,171
Accumulated depletion	(7,867,839)	(5,033,572)
Total, net	$5,233,992	$8,014,599

Depletion expense for the years ended June 30, 2009, 2008 and 2007 amounted to $2,813,566, $2,073,626 and $1,205,213, respectively, which were charged to cost of revenue.

Note 11 – Short-term Loans

Short-term loans represent amounts due to various banks and individuals and are due either on demand or normally within one year. These loans generally can be renewed with the banks or the individual creditors.

As of June 30, 2009 and 2008, the Company had short-term bank loans amounting to $2,219,475 and $3,896,989, respectively. Of the bank loan balance at June 30, 2009, $483,450 was guaranteed by a third party, and the remaining balance was guaranteed by Hongguang Power. The Company also borrowed a short-term loan from a third party for $1,098,750 with maturity date of November 5, 2009.

 Weighted average interest rates were 8.89%, 8.74%, and 8.07% for the years ended June 30, 2009, 2008 and 2007, respectively.  Total interest expense on short term loans for the years ended June 30, 2009, 2008 and 2007 amounted to $308,618, $374,554, and $146,408, respectively, after $35,914, $156,121 and $158,891 were capitalized into construction-in-progress.

Note 12– Construction payable

Construction payables consisted of the payable to various contractors incurred in connection with the Company’s completed construction projects for the coal mines and the power plant. These payables for the construction projects bear no interest and are generally collateralized generally by the construction works as mechanic’s liens.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Note 13 – Taxes

Income Tax

Effective January 1, 2008, the New Enterprise Income Tax ("EIT") law replaced the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs") in the PRC. The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. Pursuant to the PRC tax law, net operating loss can be carried forward 5 years to offset future taxable income.

The PRC does not allow consolidation or group filing for corporate income tax purposes. Income and losses from members of the same consolidated group (for financial reporting purposes) are not allowed to offset one another. Therefore, total taxable income (loss) subject to actual PRC corporate tax within the consolidated group does not necessarily equal to the consolidated net income before income tax of the consolidated group. The PRC tax administration system does not necessarily retroactively recognize or allow accounting adjustments that are discovered and posted after the income tax returns are filed as additional taxable income or deductions for the tax year to which such post-filing accounting adjustments relate. The Company considers any US GAAP adjustments to its financial statements made after the statutory tax returns are filed to be permanent differences for the purpose of reconciling differences of income tax provision and actual PRC income tax liabilities.

The provision for income taxes consists of the following for the years ended June 30, 2009 and 2008:

	June 30, 2009	June 30, 2008	June 30, 2007

BVI current income tax expense	$-	$-	$-
PRC current income tax expense	3,491,590	8,046,315	2,165,766
Total provision for income taxes	$3,491,590	$8,046,315	$2,165,766

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended June 30, 2009, 2008 and 2007:

	2009		2008		2007

U.S Statutory rate	34%		34%		34%
Foreign income not recognized in USA	(34%)		(34%)		(34%)
BVI income tax	0%		0%		0%
PRC income tax	25%		30.3%	(1)	33%
China income tax exemption	(10.94%)	(2)	0%		0%
Other item	3.01%	(3)	1.7%	(3)	45.2%	(3)
Effective rate	17.07%		32%		78.2%

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

(1) For the years ended June 30, 2008, the Company was subject to 33% and 25% income tax rates for the first six months and later three months, respectively due to the new EIT was effective on January 1, 2008.

(2) The -10.94% represents a $2,570,980 tax exemption received by Baofeng  Coking during fiscal year 2009.

(3) The 3.01%, 1.70% and 45.20% represent operating losses incurred by Hongchang and Hongguang for the years ended  June 30, 2009, 2008 and 2007 respectively. Management believes the losses may not be recovered through future operations.

Value Added Tax

The Company incurred VAT on sales and VAT on purchases in the  PRC amounting to $9,285,223 and $3,272,861 for the year ended June 30, 2009, $11,282,203 and $3,503,238 for the year ended June 30, 2008, and $5,667,876 and $2,689,252 for the year ended June 30, 2007,  respectively.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes Payable

Taxes payable as of June 30, 2009 and 2008 consisted of the following:

	June 30, 2009	June 30, 2008
VAT	$502,867	$760,459
Income tax	1,906,975	1,990,387
Others	272,412	196,272
Total taxes payable	$2,682,254	$2,947,118

Note 14 – Earnings per Share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

The following is a reconciliation of the basic and diluted earnings per share computation:

	Twelve months ended June 30,
	2009	2008	2007
Net income for earnings per share	$16,967,935	$17,664,665	$602,750
Weighted average shares used in computation – basic and diluted	13,117,952	13,117,952	13,117,952
Earnings per share – basic and diluted	$1.29	$1.35	$0.05

All share and per share amounts used in the Company’s consolidated financial statements and notes thereto have been retroactively restated to reflect a 1-for-20 reverse stock split.

Note 15 – Commitments and Contingencies

Lease Commitment

The Company leases its office space in downtown Pingdingshan on an operating lease for a one year term, which expires on June 30, 2010.  The lease is generally renewable upon expiration and requires an upfront payment of the annual rent in the amount of $6,328 upon execution of the lease.

Land Use Option

The Company’s VIE Hongli has an agreement with the Henan Province Pingdingshan Municipal Bureau of Land and Resources on December 9, 2008 to permit Hongli to acquire land use rights for up to 1,270,000 square meters of industrial-zoned vacant land in Baofeng County.  Per the agreement the total cost to acquire these land use rights is $21,954,490 (or RMB 149,860,000).  Under the agreement, the Company may, but is not obligated to, pay the foregoing amount to acquire the land use rights.  Hongli may acquire rights to all or any lesser portion of the land as it may elect, and the total cost would be pro-rated accordingly.  The Pingdingshan Municipal Bureau of Land and Resources granted Hongli an extension of the option exercise period November 2009, and accordingly Hongli may exercise its option to acquire the aforesaid land use rights by making payment by the end of June 30, 2010.  Hongli will not incur any penalty if it does not exercise its option to acquire land use rights prior to June 30, 2010.  As of June 30, 2009, Hongli had not made any payments to acquire the land use rights.

Note 16 – Statutory Reserves

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the statutory surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC Company Law, to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. The transfer must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

The common welfare fund is no longer required after 2006 in accordance with PRC Company Law.

For the year ended June 30, 2009, the Company’s subsidiary Hongli’s statutory surplus reserve has reached 50% of the entity’s registered capital and Hongguang and Hongchang did not make any contribution to the statutory reserve resulting from their net operating losses.

Hongchang Coal is required by the PRC government to reserve certain amount for mine reproduction maintenance based on the actual quantity of coal exploited.

The component of statutory reserves and the future contributions required pursuant to PRC Company Law are as follows as of June 30, 2009, 2008 and 2007:

	June 30, 2009	June 30, 2008	June 30, 2007	50% of registered capital	Future contributions required as of June 30, 2009

Hongli	$548,204	$548,204	$107,596	$548,204	$-
Hongguang	-	-	-	1,514,590	1,514,590
Hongchang	25,208	25,208	-	206,535	181,327
Statutory Surplus Reserve	573,412	573,412	107,596	2,269,329	1,695,917
Reserve for coal mine	554,298	-	-	-	-
Total Statutory Reserve	$1,127,710	$573,412	$107,596	$2,269,329	$1,695,917

Note 17 – Related Party Transactions

The Company has loans from Mr. Jianhua Lv, a majority shareholder, President and CEO of the Company, and Mr. Liuchang Yang, Director and Vice President of Hongli. Mr. Lv and Mr. Yang provided the funds for the Company’s acquisitions of the Hongchang coal mine,  Baofeng Coking, and to fund construction of the current  power plant. These loans are unsecured, payable on demand and bear no interest.

The Company imputed the interest on loans from related parties based on the prevailing rate which was 8.89%, 8.74% and 8.07% for the years ended June 30, 2009, 2008 and 2007, respectively. The imputed interest on the loans from the related parties amounted to $450,054, $431,123 and $474,596 for the years ended June 30, 2009, 2008 and 2007, respectively.  Imputed interest was transferred to additional paid-in capital. The imputed interest on the loans from Mr. Yang amounted to $40,220, $205,806 and $228,289 for the years ended June 30, 2009, 2008 and 2007, respectively.

The payables to Mr. Lv, and Mr. Yang as of June 30, 2009 and 2008 are as follows:

Due to	June 30, 2009	June 30, 2008	Term	Manner of Settlement

Mr. Jianhua Lv	$1,281,304	$4,667,405	Short term	Cash
Mr. Liuchang Yang	259,033	2,092,983	Short term	Cash
Total	$2,202,050	$6,760,388

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

Note 18 – Subsequent Events

Transfer of share ownership in Top Favour (BVI)

On July 6, 2009, Top Favour (BVI) issued 9,000 new ordinary shares to seventeen parties. Mr. Jianhua Lv transferred his 1,000 shares to Honour Express Limited, a British Virgin Islands international business company which is solely owned by Mr. Shaohua Tan, a Singapore citizen.  As a result of the share issuance and share transfer, Top Favour (BVI) has 10,000 ordinary shares outstanding, 51.03% of which is held by Honour Express Limited.

Mr. Shaohua Tan and Mr. Jianhua Lv further entered into a Call Option Agreement (“Incentive Option Agreement”).  To provide incentive to Mr. Lv in connection with the development of Top Favour (BVI)’s business, it was agreed that Mr. Lv shall receive 100% shares of Honour Express within the next three years, subject to certain contingencies as set forth in the Incentive Option Agreement.

Under the Incentive Option Agreement, Mr. Lv shall serve as CEO and Chairman of Top Favour (BVI) (or its successor) for not less than a 5 year period; and in anticipation of Mr. Lv’s continuous contributions to the Hongli Companies including Top Favour, Hongyuan, Hongli and its subsidiaries, if the companies meet certain revenue thresholds, Mr. Lv shall have the right and option to acquire the shares of Honor Express Limited at nominal price (the “Option”).

In addition, the Incentive Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Honor Express without Mr. Lv’s consent.

Share Exchange Agreement

On July 17, 2009, the Company entered into a Share Exchange Agreement among Ableauctions, Top Favour (BVI), and the shareholders of Top Favour (BVI) (the “Share Exchange Agreement”), and Ableauctions.com, Inc. (“Ableauctions”), a Florida corporation, the common stock of which is quoted on NYSE Amex.  Under the Share Exchange Agreement, Ableauctions and the Company agreed to enter into a transaction in which Ableauctions will acquire all of the equity interest of the Company (the “Acquisition”).  The Share Exchange Agreement provides that, among other things, upon the closing of the share exchange transaction:

(1)	the Company’s shareholders agreed to transfer 100% of the issued and outstanding capital stock of Top Favour (BVI) to Ableauctions;

(2)
as consideration for the acquisition of the Top Favour (BVI) equity interests, Ableauctions agreed to issue common stock to Top Favour’s shareholders; immediately after the closing of the Share Exchange Agreement, the former shareholders of Top Favour (BVI) and the former shareholders of Ableauctions will own approximately 97% and 3% of the outstanding shares of Ableauctions, respectively; and

(3)
Ableauctions agreed to adopt a plan of liquidation reasonably acceptable to Top Favour (BVI), under which it shall establish a liquidating trust for purposes of discharging outstanding liabilities and distributing remaining assets of Ableauctions to its shareholders as of a certain record date prior to the closing; at the closing, Ableauctions would have no material liabilities, contingent or otherwise, and no material assets.

See report of independent registered public accounting firm

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS ABLEAUCTIONS.COM, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

The plan of share exchange under the Share Exchange Agreement is subject to approval by the shareholders of both companies.  Upon the closing of the share exchange transaction, the Acquisition will be treated as a reverse acquisition with which results in the legal acquirer, the Ableauctions, being treated as being acquired by Top Favour (BVI) under the acquisition method.

The Company has performed an evaluation of subsequent events through is the date the financial statements were issued. No material subsequent events have occurred since June 30, 2009 that should be recorded or disclosed to keep the consolidated financial statements from being misleading.

See report of independent registered public accounting firm

_________, 2010

11,384,566 Shares

SinoCoking Coal and Coke
Chemical Industries, Inc.

Common Stock

PROSPECTUS

Until                     , all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$12,451.16
Printing and engraving expenses	1,000.00	*
Blue Sky fees and expenses	1,000.00	*
Legal fees and expenses	75,000.00	*
Accounting fees and expenses	25,000.00	*
Miscellaneous	5,000.00	*
Total	$119,451.16

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to our Articles of Incorporation, the Company will indemnify any of its officers and directors or any former officer or directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as amended.

Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought  determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision stating that no director will be liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director.  The intention of the foregoing provisions is to eliminate the liability of our directors to the fullest extent permitted by Florida law.

The Company maintains a policy of directors’ and officers’ liability insurance for the purpose of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Act”):

On April 9, 2007, Mr. Abdul Ladha, our former Chief Executive Officer, President, Chief Financial Officer and a director entered into a Securities Purchase Agreement with the Company pursuant to which he purchased units consisting of one share of common stock and warrants to purchase three shares of common stock, at a price of $0.20 per unit.  Mr. Ladha purchased a total of 2,941,175 units, representing 2,941,175 shares of common stock and warrants to purchase additional 8,823,525 shares, for a total purchase price of $588,235.  The warrants have an exercise price of $0.20, a term of 10 years and will expire, if not exercised, on April 9, 2017.  The issuances of our securities in connection with this transaction was exempt from registration requirements in reliance on Section 4(2) of the Securities Act of 1933. The Company did not engage in general solicitation or advertising in making this offering and the acquirer occupied an insider status relative to the Company that afforded to him effective access to the information registration would otherwise provide.

On August 19, 2008 Abdul Ladha, our former Chief Executive Officer, President, Chief Financial Officer and a director, entered into an Agreement to Convert Debt (the “Conversion Agreement”) pursuant to which Mr. Ladha agreed to accept units consisting of 1 share of our common stock and a warrant to purchase 1.5 shares of our common stock as partial payment of certain loans made to us.  On July 15, 2008, Mr. Ladha loaned us $124,762.95 in principal amount and on July 24, 2008 Mr. Ladha loaned us $374,288.85 in principal amount.  The loans accrued interest at the prime rate as announced by Royal Bank of Canada plus 1% and were due on demand.  Pursuant to the Conversion Agreement, Mr. Ladha agreed to accept units consisting of 4,800,000 shares of common stock and a warrant for the purchase of 7,200,000 shares of common stock as full payment of $384,000 in principal amount of the loans.  The number of units to be issued was computed by using the last sale price of our common stock on Tuesday, August 19, 2008, which was $0.08.  The warrant exercise price was $0.09 and the warrant term was 5 years.  The units were to be issued to Mr. Ladha immediately following approval of our additional listing application by the American Stock Exchange.  The American Stock Exchange approved the listing application on October 2, 2008.  On that date, Mr. Ladha exercised the warrant to purchase all 7,200,000 shares of common stock.  The issuances of our common stock in connection with the Conversion Agreement and the exercise of the warrant were exempt from registration requirements in reliance on Section 4(2) of the Securities Act of 1933.  The Company did not engage in general solicitation or advertising in making this offering and the acquirer occupied an insider status relative to the Company that afforded to him effective access to the information registration would otherwise provide.

On October 6, 2008, in conjunction with the execution of a Development Agreement among the Company, Abdul Ladha, who was our former chief executive officer, chief financial officer and a director, Overture Development Corporation, Surrey Central City Holdings Ltd. and Bullion Reef Holdings Ltd., we issued a convertible promissory note (the “Note”) for the purchase of one-half of the issued capital stock of Surrey Central City Holdings Ltd., a corporation wholly-owned by Bullion Reef Holdings Ltd.  The sole shareholder of Bullion Reef Holdings Ltd. is the Ladha Family Trust (the “Trust”).  Although Mr. Ladha is not a beneficiary of the Trust, his family members are beneficiaries.  The Development Agreement and the Note permitted Bullion Reef Holdings Ltd. to convert up to $1 million in principal amount and all of the interest accrued thereon into shares of our common stock at the price of $0.432 per share.  The issuance of the Note was exempt from registration pursuant to Regulation D, as promulgated under the Securities Act (“Regulation D”).  We made this determination based on the representations of the Note holder, which included, in pertinent part, that it was an “accredited investor” as that term is defined in Regulation D and that it was acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that they understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On April 30, 2009, Bullion Reef Holdings Ltd. assigned the Note (as defined in the October 6, 2008 transaction discussed immediately above), one-half to Mr. Abdul Ladha and one-half to his spouse, Mrs. Hanifa Ladha.  On July 27, 2009 Mr. and Mrs. Ladha each converted his or her interest in the Note into 1,204,021 shares of our common stock, which represented a conversion by each of them of $500,000 in principal amount and $20,136.99 in accrued interest.  The issuance of the common stock in connection with the conversion of the Note was exempt from registration pursuant to Regulation D.  We made this determination based on the representations of the investors, which included, in pertinent part, that they were “accredited investors” as that term is defined in Regulation D and that it was acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that they understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On February 5, 2010, pursuant to the Exchange Agreement, as amended, for the Acquisition of Top Favour, we issued 13,117,952 shares of our common stock to the Top Favour Shareholders in exchange for 100% of the issued and outstanding capital stock of Top Favour.  The issuance of these securities was exempt from registration pursuant to Regulation D and Regulation S.  We made this determination based on the representations of the Top Favour Shareholders, which included, in pertinent part, that they were either “accredited investors” as that term is defined in Regulation D, or that they were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that they were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that they understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On February 5, 2010, the Company executed a private placement financing in which it sold and issued 1,180,892 units, at a purchase price of USD $6.00 per unit, to 34 non-U.S. investors under Regulation S, as promulgated under the Securities Act of 1933.  Each unit consists of one (1) share of common stock and a warrant for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per share.  The investor warrants are exercisable for a period of five years from the date of issuance. The issuance of these shares was exempt from registration pursuant to Regulation S.  We made this determination based on the representations of the investors, which included, in pertinent part, that such investors were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such investors were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such investors understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On March 11, 2010, the Company executed a private placement financing in which it sold and issued an aggregate 6,164,043 units, at a purchase price of USD $6.00 per unit, to 104 U.S. investors under Regulation D, as promulgated under the Securities Act (“Regulation D”) and 17 non-U.S. investors under Regulation S, as promulgated under the Securities Act of 1933 (“Regulation S”).  Each unit consists of one (1) share of common stock and a warrant for the purchase of 0.5 shares of common stock with an exercise price of $12.00 per share.  The investor warrants are exercisable for a period of five years from the date of issuance.  In addition, we issued warrants for the purchase of an aggregate 367,163 shares of common stock to placement agents Madison Williams and Rodman & Renshaw as compensation for their services in connection with the March Financing and the February Financing (described above).  The issuance of these securities was exempt from registration pursuant to Regulation D and Regulation S. We made this determination based on the representations of the investors, which included, in pertinent part, that the investors were “accredited investors” as that term is defined in Regulation D, or that the investors were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such investors were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such investors understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature page to this registration statement.

(b) Financial Statement Schedules

    See the index to Financial Statements included on page F-1 for a list of the Financials Statements in this registration statement.

ITEM 17.   UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of relating to the securities offered therein, and the offering of the such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pingdingshan, Henan Province, People’s Republic of China on July 20 , 2010.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

By:	/s/ Jianhua Lv
Jianhua Lv Chief Executive Officer (Principal Executive Officer)

By:	/s/ Zan Wu
Zan (“Sam”) Wu Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jianhua Lv and Sam Wu, jointly and severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of SinoCoking Coal and Coke Chemical Industries, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jianhua Lv		July 20 , 2010
Jianhua Lv	President, Chief Executive Officer and Chairman of the Board

/s/ Zan Wu		July 20 , 2010
Zan (“Sam”) Wu	Chief Financial Officer

/s/ Hui Zheng		July 20 , 2010
Hui Zheng	Vice President of Operations and Director

/s/ Liuchang Yang		July 20 , 2010
Liuchang Yang	Vice President, Secretary and Director

/s/ Yushan Jiang		July 20 , 2010
Yushan Jiang	Director

/s/ Jin Yao		July 20 , 2010
Jin Yao	Director

/s/ Haoyi Zhang		July 20 , 2010
Haoyi Zhang	Director

/s/ Hui Huang		July 20 , 2010
Hui Huang	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Exchange Agreement dated July 17, 2009 between Ableauctions.com, Inc., Abdul Ladha and Hanifa Ladha and Top Favour Limited and the shareholders of Top Favour Limited (13)
2.2
First Amendment to the Share Exchange Agreement between Ableauctions.com, Inc., Abdul Ladha and Hanifa Ladha and Top Favour Limited and the shareholders of Top Favour Limited dated November 25, 2009 (17)

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 of the Registration Statement on Form 10-SB) (1)
3.2	Articles of Amendment to Articles of Incorporation (2)
3.3	Bylaws (Incorporated by reference to Exhibit 3.6 of the Registration Statement on Form 10-SB) (1)
4.1	Specimen Stock Certificate of SinoCoking Coal and Coke Chemical Industries, Inc. (2)
5.1	Opinion of Richardson & Patel LLP*
10.1	1999 Stock Option Plan (Incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 (4)
10.2	2002 Stock Option Plan for Directors (3)
10.3	2002 Consultant Stock Plan (5)
10.4	Joint Venture Agreement dated July 28, 2006 between Stanford Development Corporation, Canitalia Industries Ltd. and 44991 B.C. Ltd. (6)
10.5	Employment Agreement dated April 1, 2002 between Abdul Ladha and the Company**
10.6	Securities Purchase Agreement dated April 9, 2007 (7)**
10.7	Warrant Agreement dated April 9, 2007 (7)**
10.8	Letter Agreement between Axion Investment Corp. and Royal Bank of Canada (8)
10.9	Development Agreement dated October 6, 2008 between the Company, Abdul Ladha, Overture Development Corporation, Surrey Central City Holdings Ltd. and Bullion Reef Holdings Ltd. (9)**
10.10	First Amendment dated October 22, 2008 to Development Agreement dated October 6, 2008 (10)**
10.11	Second Amendment dated October 27, 2008 to Development Agreement dated October 6, 2008 (11)**
10.12	Third Amendment dated January 13, 2009 to Development Agreement dated October 6, 2008 (12)**
10.13	License Agreement dated May 15, 2009 between the Company and iCollector Technologies Ltd. and ABC Live Auction World Ltd. (15)
10.14	License Agreement dated June 1, 2009 between the Company and RapidFusion, Inc. and Pacific Amber Technologies, Inc. (15)
10.15	Voting Agreement dated July 17, 2009 between Abdul Ladha and Hanifa Ladha and Top Favour Limited (13)
10.16	Sample indemnity agreement between Ableauctions.com, Inc. and each of its directors (14)
10.17	Agreement establishing the Able (U.S.) Liquidating Trust (15)
10.18	Agreement establishing the Able (U.S.) Distribution Trust (15)
10.19	Agreement establishing the Able (Canada) Distribution Trust (15)
10.20	Transfer and Assignment of Assets and Assumption of Liabilities (15)
10.21	Form of Securities Purchase Agreement (Regulation S) (2)

10.22	Form of Warrant dated February 5, 2010 (Regulation S) (2)
10.23	Form of Director’s Offer and Acceptance Letter (2)
10.24	Form of Officer’s Offer and Acceptance Letter (2)
10.25	Consulting Services Agreement (2)
10.26	Operating Agreement (2)
10.27	Equity Pledge Agreement (2)
10.28	Option Agreement (2)
10.29	Voting Rights Proxy Agreement (2)
10.30	Lease Agreement (2)
10.31	Form of Warrant dated March 11, 2010 (Regulation S) (18)
10.32	Form of Securities Purchase Agreement (Regulation D) (18)
10.33	Form of Registration Rights Agreement (18)
10.34	Form of Warrant dated March 11, 2010 (Regulation D) (18)
10.35	Placement Agent Agreement (18)
14	Code of Ethics (16)
21.2	Subsidiaries of SinoCoking Coal and Coke Chemical Industries, Inc. (15)
23.1	Consent of Frazer & Frost LLP*
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*
24.1	Power of attorney (included as a part of the signature page to registration statement)*
99.1	Legal Opinion of Allbright Law Offices (2)

--------------------------------
 *   Filed herewith.
 **  Denotes an agreement with management.

(1)	Incorporated by reference to the Form 10-SB filed by the Company with the Securities and Exchange Commission on November 18, 1999.

(2)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 8, 2010.

(3)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed by the Company with the Securities and Exchange Commission on March 27, 2003.

(4)	Incorporated by reference to the Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on June 13, 2003.

(5)	Incorporated by reference to the Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on May 8, 2002.

(6)	Incorporated by reference to the Quarterly Report on Form 10-QSB for the period ended September 30, 2006 filed by the Company on November 13, 2006.

(7)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 11, 2007.

(8)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 30, 2007.

(9)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 9, 2008.

(10)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 23, 2008.

(11)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 3, 2008.

(12)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 15, 2009.

(13)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 17, 2009.

(14)	Incorporated by reference to the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission on July 2, 2002.

(15)	Incorporated by reference to the registration statement on Form 10-K filed by the Company with the Securities and Exchange Commission on March 31, 2010.

(16)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed by the Company on March 30, 2004.

(17)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the Securities and Exchange Commission on November 25, 2009.

(18)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the Securities and Exchange Commission on March 15, 2010.

(19)	Incorporated by reference to the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission on May 11, 2010 .